UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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AVERY DENNISON CORPORATION
(Name of Registrant as Specified in Its Charter)
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF ANNUAL

MEETING OF STOCKHOLDERS

RECORD DATE	February 24, 2025

MEETING DATE	April 24, 2025

MEETING TIME	2:30 p.m. Eastern Time

MEETING FORMAT	Virtual at www.virtualshareholdermeeting.com/AVY2025

MEETING PROPOSALS
1	Election of the 9 directors nominated by our Board to serve for a one-year term

2	Approval, on an advisory basis, of our executive compensation

3	Ratification of the appointment of PwC as our independent registered public accounting firm for fiscal year 2025

4	Vote on a stockholder proposal for a stockholder approval requirement for excessive golden parachutes, if properly presented during the meeting

Our Board recommends that you vote FOR each of our 9 director nominees in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposal 4.

Stockholders of record as of February 24, 2025 are entitled to notice of, and to vote in connection with, the meeting and any adjournment or postponement thereof. This notice and our proxy statement are first being mailed or made available to stockholders on or about March 7, 2025.

We want your shares to be represented and voted. We encourage you to vote promptly as this will save us the time and expense of additional proxy solicitation. As shown below, you can vote online, by telephone, by mail or, in certain circumstances, during the meeting.

On behalf of our Board of Directors, management and team members worldwide, thank you for investing in us and our company. We look forward to engaging with you during the Annual Meeting.

Vikas Arora

Vice President, Associate General Counsel and

Corporate Secretary

March 7, 2025

ONLINE	BY TELEPHONE	BY MAIL	DURING MEETING
You can vote online using the 16-digit control number shown on your Notice of Internet Availability, proxy card or voting instruction form.	In the U.S. and Canada, you can vote by telephone using the 16-digit control number shown on your Notice of Internet Availability, proxy card or voting instruction form.	You can vote by mail by completing, dating and signing your proxy card or voting instruction form and returning it in the accompanying postage-paid envelope.

Registered holders can vote during the meeting. Beneficial holders must contact their broker or other nominee to be able to vote during the meeting. Shares held through our Employee Savings Plan may not be voted during the meeting.

Avery Dennison Corporation | 2025 Proxy Statement | Table of Contents

PROXY SUMMARY

This proxy summary includes key information related to this proxy statement but does not contain all the information you should consider before voting. We strongly encourage you to read the entire proxy statement before voting.

INFORMATION REGARDING ANNUAL MEETING

Distribution of Proxy Materials

We will begin mailing our Notice of Internet Availability of Proxy Materials, which includes instructions on how to access these materials online and vote your shares, on or about March 7, 2025. If you previously elected to receive a paper copy of our proxy materials, on or about the same date, we will mail you our 2024 integrated financial and sustainability report (our “2024 Integrated Report”), which includes a letter to stockholders from our President & Chief Executive Officer (CEO), descriptions of our company, stakeholders, values and strategies, and financial and sustainability highlights; our Annual Report on Form 10-K for the fiscal year ended December 28, 2024 (our “2024 Annual Report”); the notice and proxy statement for our 2025 Annual Meeting of Stockholders (the “Annual Meeting”); and a proxy card.

Time, Date and Format of Annual Meeting

The Annual Meeting will take place at 2:30 p.m. Eastern Time on April 24, 2025. To allow stockholders to attend without the time and expense of doing so in person, the meeting will be held virtually, with attendance via the internet. To attend the virtual Annual Meeting, you will need to log in at www.virtualshareholdermeeting.com/AVY2025 using the 16-digit control number on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form.

Online access to the live audio webcast of the Annual Meeting will open at 2:15 p.m. Eastern Time to allow time for you to log in and test your device’s audio system. We encourage you to access the meeting in advance of its start time as we will begin promptly. For additional instructions on how to attend the virtual Annual Meeting, please refer to the Voting and Meeting Q&A section of this proxy statement.

Proposals for Annual Meeting

You are being asked to vote on the proposals shown below. Our Board of Directors (our “Board”) recommends that you vote FOR each of our 9 director nominees in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposal 4.

	PROPOSAL	BOARD RECOMMENDATION	PAGE

1	Election of directors	FOR each nominee	39

2	Advisory vote to approve executive compensation	FOR	49

3	Ratification of appointment of PwC as independent registered public accounting firm for FY 2025	FOR	90

4	Vote on stockholder proposal for stockholder approval requirement for excessive golden parachutes, if properly presented during meeting	AGAINST	97

Voting for Annual Meeting

You may vote your shares by submitting a proxy in advance of the Annual Meeting online, by telephone or by mail; only in certain circumstances may you vote during the meeting. If you are a registered stockholder who has not previously voted or wants to change your vote, you may vote during the Annual Meeting. Beneficial holders may only vote during the meeting if they properly request and receive a legal proxy in their name from the broker, bank or other nominee that holds their shares. Shares held through our Employee Savings Plan may not be voted during the meeting. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote and submit your proxy promptly by following the instructions on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form.

Avery Dennison Corporation | 2025 Proxy Statement	1

Asking Questions During Annual Meeting

We have designed the virtual Annual Meeting to ensure that you have the same rights and opportunities to participate as you would at an in-person meeting, using an online platform that allows you to attend, vote and ask questions. After we have finished voting upon the proposals and the meeting is adjourned, our Chairman will lead a Q&A session during which we intend to answer all questions submitted timely that are pertinent to our company or the proposals brought before stockholder vote. Answers to questions not addressed during the meeting, if any, will be posted promptly after the meeting on the investors section of our website. For information on how to submit questions during the Annual Meeting, please refer to the Voting and Meeting Q&A section of this proxy statement.

OUR COMPANY

We are a global materials science and digital identification solutions company. We are Making PossibleTM products and solutions that help advance the industries we serve, providing branding and information solutions that optimize labor and supply chain efficiency, reduce waste, advance sustainability, circularity and transparency, and better connect brands and consumers. We design and develop labeling and functional materials, radio-frequency identification (RFID) inlays and tags, software applications that connect the physical and digital, and offerings that enhance branded packaging and carry or display information that improves the customer experience. We serve an array of industries worldwide, including home and personal care, apparel, general retail, e-commerce, logistics, food and grocery, pharmaceuticals and automotive.

Our company is composed of two reportable segments, Materials Group and Solutions Group. Materials Group is a leading global provider to the pressure-sensitive label and graphics industries. Our innovative products include label materials, graphics and reflective materials, and functional bonding materials, like tapes. Our label materials enhance brands’ shelf appeal, inform shoppers, advance circularity, increase transparency, help reduce waste and improve operational supply chain efficiency. Our graphics portfolio offers highly engineered products ranging from vehicle wraps to architectural films. Our tapes portfolio includes bonding and functional materials for applications in various industry sectors such as automotive, building and construction, and electronics. We leverage the group’s materials science capabilities and process engineering expertise to develop and manufacture Intelligent Labels at scale and drive their further adoption through our converter channel access.

Solutions Group is a leading provider of information and branding solutions that cover worldwide marketplace needs ranging from digital identification and data management to branding and embellishment, productivity, pricing and retail media. As a large ultra-high-frequency RFID solutions provider, we empower customers across multiple retail and industry segments, including apparel, logistics, food and grocery and general retail, to connect the physical and digital worlds by enabling a digital identity and life on physical items. Our innovation and data management capabilities, global footprint and market access continuously expand our solutions platform.

BUSINESS FUNDAMENTALS AND STRATEGY OVERVIEW

We are committed to the success of all our stakeholders – our customers, investors, employees and communities – for whom the fundamentals of our business, competitive advantages, financial performance and sustainability progress have delivered strong long-term value. Our vision is to leverage the strengths of our Materials and Solutions businesses to lead at the intersection of the physical and digital, and we are uniquely positioned to help the industries we serve address some of the most complex industry challenges.

We have demonstrated over time and cycles that we can consistently drive strong performance, reflecting our business characteristics described below.

•	We are exposed to diverse and growing markets, largely anchored in consumer staples.

•	We are industry leaders in our primary businesses, with significant competitive advantages in scale and innovation.

•	We have a strong foundation in our base businesses, delivering gross domestic product (GDP) growth and strong cash flow.

•

We have catalysts for long-term growth in emerging markets, as well as in high-value categories that are increasingly a larger part of our portfolio, provide competitive differentiation and enable higher margins.

•	We have a strong innovation and productivity culture and an engaged global team that demonstrates agility to adjust our priorities to win in the marketplace.

•	We have a strong balance sheet and disciplined approach to capital allocation that provides investment flexibility to drive further earnings growth.

2	2025 Proxy Statement | Avery Dennison Corporation

Over a decade ago, we embarked on a transformation strategy focused on strengthening our foundation, improving profitably and bolstering our portfolio and balance sheet. We then began taking a much more segmented approach to our strategy, advancing growth and improving margins in our base businesses and significantly increasing our focus on higher-value products and solutions to further accelerate our growth, expand margins and increase differentiation. We focused initially on increasing organic growth, until we demonstrated the ability to identify and execute strategic acquisitions to accelerate our strategies and enter attractive adjacencies. In recent years, we have begun building our next chapter, leveraging our Materials and Solutions businesses to connect the physical and digital.

Throughout this journey we have relied on our heritage of excellent execution, continuous improvement and productivity, which enables us to deliver strong results in various scenarios and deploy capital in a disciplined manner. We have invested organically in our businesses, consistently grown our dividend, acquired attractive companies at good value, and earned a high return on our share repurchases.

We are now focused on addressing and leveraging key megatrends of digitization, sustainability and personalization, which create significant opportunity for value creation given our portfolio mix and competitive advantages. We prioritize using our market insights, driving long-term innovation and enhancing the digital capability of our teams to deliver solutions that bring value to our customers, while continuing to execute well in the core businesses that have been key to our success.

Our five strategic pillars, which enable us to deliver across cycles and expand our opportunity for future growth, and 2024 achievements are shown below. We believe that our strategies, together with our team’s ability to execute in various environments, will continue to deliver long-term value through a balance of GDP+ growth and top-quartile returns.

STRATEGIC PILLARS	2024 ACHIEVEMENTS
Drive outsized growth in high-value categories

We aim to increase, both organically and through acquisitions, the proportion of our portfolio in high-value categories that serve markets that are growing faster than GDP, represent large pools of potential profit, leverage our core capabilities, and increase our competitive differentiation. High-value products and solutions include our specialty and durable label materials, graphics and reflective solutions, and industrial tapes; Intelligent Labels that use RFID tags and inlays; shelf-edge pricing, productivity and consumer engagement solutions; and external embellishments.

In 2024, high-value categories delivered above-average growth in Materials, higher-than-average margins in Solutions and high single-digit growth in enterprise-wide Intelligent Labels sales. High-value products and solutions now represent nearly half of our portfolio, having disproportionately driven our organic growth in recent years.

Grow profitably in our base businesses
We seek to grow profitably in our base businesses by balancing volume, price and mix, reducing complexity and tailoring our go-to-market strategies.

We delivered strong margin expansion in both Materials and Solutions driven by volume growth as our industries normalized from downstream inventory destocking in 2023, as well as our material reengineering and productivity actions.

Lead at the intersection of the physical and digital

We leverage the core capabilities of our Materials and Solutions businesses to connect the physical and digital to help our customers optimize labor efficiency and supply chain effectiveness, reduce waste, advance circularity and transparency, and better connect their brands with consumers.

We provide labeling materials that both decorate and provide information, and we are industry leaders in ultra-high-frequency RFID. Our business fundamentals, innovation leadership and go-to-market strategy uniquely position us to lead in connecting physical items with digital identities. We continue to invest to capture the significant opportunity ahead as we grow in both Solutions and Materials.

Avery Dennison Corporation | 2025 Proxy Statement	3

STRATEGIC PILLARS	2024 ACHIEVEMENTS
Effectively allocate capital and relentlessly focus on productivity

We maintain a strong balance sheet with ample capacity to invest. We balance our capital investment in organic growth, productivity, and acquisitions and venture investments with continuing to return cash to stockholders through a growing dividend and strategically executed share repurchases. In addition, we take actions to restructure our operations and use material reengineering, lean operating principles and fixed-cost innovation to expand our margins, enhance our competitiveness and provide a funding source for reinvestment.

We invested $239.8 million in fixed and information technology capital expenditures to support organic growth; paid $277.5 million in dividends with a 9% increase in our quarterly dividend rate; and repurchased $247.5 million in shares of our common stock. We also delivered ~$63 million in pre-tax savings from restructuring actions, net of transition costs.

Lead in an environmentally and socially responsible manner

We strive to advance the environmental sustainability of our company and value chain by delivering innovations that advance the circular economy, reducing the environmental impact of our operations, and offering more sustainable value-creation opportunities for our customers. We also seek to make a positive social impact by building an engaged and empowered workforce, enhancing our workplace culture, maintaining operations that promote health and safety, and supporting our communities.

We have largely achieved our 2025 sustainability goals and begun implementing plans to achieve our more ambitious 2030 sustainability goals, reducing the environmental impact of our operations; continuing to advance our strategic innovation priorities focused on materials circularity, waste reduction/elimination and plastic packaging recyclability; driving continuous improvement in our employee engagement and experience; and contributing $4.9 million to support our communities, primarily through the Avery Dennison Foundation (ADF).

With these strategies in mind, our near-term priorities are to:

•	Accelerate growth in high-value product categories, including by driving more solution proof points around connecting physical items with digital identities

•	Drive profitable growth in our base businesses

•	Continue to optimize our cost structure to maintain our competitive advantage and accelerate innovation to drive growth and cost leadership

•	Further enhance collaboration within our company and with the wider ecosystem in critical growth areas and innovation

•	Deploy capital strategically to strengthen our portfolio and generate strong returns

PERFORMANCE HIGHLIGHTS

2024 Performance

Although a lower demand environment driven primarily by significant inventory destocking downstream from our company led to a challenging 2023, we significantly progressed toward delivering on our strategic and financial goals in 2024. Our Materials and Solutions businesses both achieved strong top- and bottom-line results, with our base businesses recovering from the impact of prior-year destocking, strong growth in high-value categories and significant productivity-driven margin expansion. Key financial results for the year are shown below.

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KEY 2024 FINANCIAL RESULTS
NET SALES SALES CHANGE EX. CURRENCY
$8.8B NET SALES

Net sales of $8.8 billion increased 4.7% from $8.4 billion in 2023 driven by strong volume growth, partially offset by deflation-related price reductions

Excluding the impact of currency, sales increased by 5.1%

REPORTED EPS ADJUSTED EPS
$8.73 REPORTED EPS

Reported earnings per share (EPS) increased from $6.20 in 2023 to $8.73

Adjusted EPS increased 19.4% from $7.90 to $9.43, at the high end of our original guidance for the year, reflecting volume recovery in our base label and apparel businesses, strong growth in high-value categories, and improved productivity

NET CASH PROVIDED BY OPERATING ACTIVITIES ADJUSTED FREE CASH FLOW
$938.8M NET CASH PROVIDED BY OPERATING ACTIVITIES		With net cash provided by operating activities of $938.8 million, increased adjusted free cash flow by 18.2% from prior year to $699.5 million; adjusted free cash flow conversion was nearly 100%
NET INCOME RETURN ON TOTAL CAPITAL (ROTC)
$704.9M NET INCOME		With substantially higher net income of $704.9 million, delivered ROTC of 15.8%

Sales change excluding the impact of currency (sales change ex. currency), adjusted EPS, adjusted free cash flow, adjusted free cash flow conversion, and ROTC – as well as organic sales change, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin, which are used later in this proxy statement – are supplemental non-GAAP financial measures that we use internally and provide to assist investors in assessing our performance, operating trends and liquidity. These measures are defined, qualified and reconciled from generally accepted accounting principles in the United States of America (GAAP) in Appendix A of this proxy statement.

Progress Toward Long-Term Financial Targets

In March 2021, we announced financial targets through 2025, making significant progress toward their achievement in 2024. Our performance during the first four years of this period reflects the strength and durability of our portfolio, the resilience of our market positions, our agile and talented global team, and the consistent execution of our strategies, which together enable us to deliver strong results and compound earnings in various scenarios across cycles.

Avery Dennison Corporation | 2025 Proxy Statement	5

In 2021-2024, on a four-year compound annual basis (with 2020 as the base period), GAAP reported net sales, operating income, net income and EPS increased by 5.9%, 6.6%, 6.1% and 7.2%, respectively. GAAP reported operating margin in 2024 was 11.9%. Our non-GAAP targets and results are shown below.

	2021-2025 TARGETS	2021-2024 RESULTS

Sales Change Ex. Currency(1)(2)	5%+	7.0%

Adjusted EBITDA Growth(1)(2)(3)	6.5%	7.6%

Adjusted EBITDA Margin(1)	16%+ in 2025	16.4% in 2024

Adjusted EPS Growth(1)(2)	10%	7.4%

ROTC(1)	18%+	15.8% in 2024

(1)	Results for non-GAAP measures are reconciled from GAAP in Appendix A of this proxy statement.
(2)	Percentages for targets and results reflect five- and four-year compound annual growth rates, respectively, with 2020 as the base period.
(3)

Although adjusted EBITDA growth was not one of our original targets, it was implied by the sales change ex. currency and adjusted EBITDA margin targets. The foreign currency translation impact to EBITDA was a benefit of approximately $38 million in 2021 and a headwind of approximately $81 million, $20 million and $7 million in 2022, 2023 and 2024, respectively.

Our financial targets through 2028 focus on continuing to deliver strong value creation using the long-term financial framework we announced in September 2024, which reflects our overriding objective to deliver GDP+ growth, margin expansion and top-quartile returns on capital.

2024-2028 TARGETS

Sales Change Ex. Currency(1)	5%+

Adjusted EBITDA Margin	17%+ in 2028

Adjusted EPS Growth(1)	10%

ROTC	Top Quartile(2)

(1)	Percentages reflect five-year compound annual growth rates, with 2023 as the base period.
(2)	Relative to peer group for 2024-2026 PUs listed on page 71 of this proxy statement.

Effective Capital Allocation

We invest in our businesses to support organic growth and seek to acquire companies that can accelerate our strategies, particularly in high-value product categories, increase our pace of innovation and advance our sustainability priorities. Our fixed and information technology capital spending in 2024 of $239.8 million was 16% lower than in 2023, reflecting continued investment in our businesses with consideration to the more uncertain macroeconomic and geopolitical environment and our other capital allocation priorities. During the year, we also made venture investments in three companies developing technological solutions that we believe have the potential to advance our strategies.

In 2024, we paid $277.5 million in dividends of $3.45 per share and repurchased 1.2 million shares of our common stock, having strategically accelerated repurchases in the fourth quarter. We raised our quarterly dividend rate by 9% in April 2024.

As shown below, over the last five years, we have deployed more than $2 billion to acquisitions (including venture investments) and returned more than $2 billion to stockholders in dividends and share repurchases.

6	2025 Proxy Statement | Avery Dennison Corporation

Total Stockholder Return (TSR) Performance

Our TSR in 2024 was lower than the TSR of the Dow Jones U.S. Container & Packaging Index, the S&P 500 Industrials Index and the S&P 500 Index, three indices we use to disclose our relative performance. We believe that our five-year TSR is a more meaningful measure than our one-year TSR, consistent with the time horizon of our financial targets and goal to deliver long-term value for our investors. While lower than two of these indices, our five-year TSR outperformed the Dow Jones U.S. Container & Packaging Index, as shown below.

5-YEAR CUMULATIVE TSR

1-, 3- AND 5-YEAR TSR

	AVY	Dow Jones U.S. Container & Packaging Index	S&P 500 Industrials Index	S&P 500 Index

2020	21%	21%	11%	18%

2021	41%	12%	21%	29%

2022	(15)%	(17)%	(5)%	(18)%

2023	14%	7%	18%	26%

2024	(6)%	13%	17%	25%

3-Year TSR	(9)%	1%	31%	29%

5-Year TSR	55%	36%	76%	97%

2025 DIRECTOR NOMINEES (PROPOSAL 1)

Matrix of Director Skills, Qualifications and Demographics

Our directors bring a balance of skills, qualifications and demographics to their roles in providing oversight of our company, as shown by individual in the matrix below. This year, we included definitions for the areas of functional experience reflected in the matrix and modestly revised certain levels of functional experience from prior year to reflect additional information we solicited in our 2024 director questionnaire. Former directors Ken Hicks and Martha Sullivan departed from our Board in November and December 2024, respectively, to focus on other professional commitments and endeavors.

As part of its ongoing director succession planning process, the Governance Committee regularly discusses and reports to our Board on the composition desirable for our Board to best serve the needs of our company. As part of this process, the Governance Committee initiated a search in 2023 for new directors with retail/consumer packaged goods or finance expertise, which led to the appointments of Maria Fernanda Mejia and Ward Dickson to our Board in February and June 2024, respectively.

Avery Dennison Corporation | 2025 Proxy Statement	7

DIRECTOR MATRIX

	ALFORD	BUTIER	DICKSON	LOPEZ	MEJIA	REVERBERI	SIEWERT	STANDER	WAGNER

Initial Criteria

Independent(1)	✓		✓	✓	✓	✓	✓		✓

Public Company Leadership Experience(2)		✓	✓	✓				✓	✓

Public Company Board Experience(3)	✓		✓		✓		✓		✓

Industry Experience(4)

Digital/Technology		●	●					●	●

Retail	●	●			●		●	●

Consumer Goods	●				●		●		●

Packaging	●	●	●	●	●	●	●	●

Materials Science		●	●	●		●	●	●

Industrial Goods		●	●	●		●	●	●

Functional Experience(4)(5)

Finance	●	●	●	●	●	●	●	●	●

Marketing	●	●		●	●	●	●	●	●

M&A	●	●	●	●	●		●	●	●

Environmental Sustainability		●	●	●	●	●	●	●

Cybersecurity		●	●	●	●		●	●	●

Science/Engineering/R&D	●	●		●	●	●	●	●	●

Demographics(6)

Tenure	15	9	<1	8	1	2	20	2	2

Gender

Woman					✓	✓

Man	✓	✓	✓	✓			✓	✓	✓

Age	68	53	62	62	61	53	69	56	58

Race/Ethnicity

Black/African American

Hispanic/Latin				✓	✓

White	✓	✓	✓	✓	✓	✓	✓	✓	✓

Asian (including South Asian)

Native Hawaiian or Pacific Islander

Native American or Alaska Native

Works/Worked Outside U.S.	✓	✓		✓	✓	✓	✓	✓

(1)	Determined by our Board as independent under NYSE listing standards.
(2)	Service as U.S. public company CEO, Chief Operating Officer (COO) and/or Chief Financial Officer (CFO).
(3)	Prior or concurrent service on another U.S. public company board, excluding companies at which individual served or serves as CEO, COO and/or CFO.
(4)	Key for levels of industry and functional experience:
●	Technical expertise – Direct management experience or subject matter expertise during professional career.
●	Supervisory experience – Supervisory management experience during professional career.
●	Substantial knowledge – Knowledge from serving on board of another U.S. public company and/or gained from investment banking or private equity experience.
(5)	Definitions for areas of functional experience:
-	Finance – Experience in accounting, finance and capital management, including oversight of financial reporting, financial statements and internal controls.
-	Marketing – Experience in marketing and managing brands, particularly in retail and consumer packaged goods industries.
-	M&A – Experience in identifying, evaluating, executing and integrating acquisitions, venture investments and other strategic opportunities.
-	Environmental Sustainability – Experience in identifying and implementing environmental practices and initiatives or in conducting climate-related strategic planning, risk management and mitigation.
-	Cybersecurity – Experience in information security, cybersecurity, or data privacy risk management and mitigation.
-	Science/Engineering/R&D – Experience in materials science, engineering or the research and development of innovative products and solutions.
(6)	Classifications for all categories other than tenure based on voluntary self-reported responses to director questionnaires.

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Board Leadership Transition

Following a successful CEO transition and consistent with the range of anticipated timing for the Executive Chairman role, Mitch Butier will cease serving as an executive officer of our company after the Annual Meeting. In February 2025, noting that he remained best positioned to lead our Board in overseeing management’s execution of our strategies – and giving consideration to his success as Executive Chairman since September 2023 and the valuable mentorship he has provided to Deon Stander in his first 18 months as CEO – upon the recommendation of the Governance Committee, our Board elected Mr. Butier (with him not present for the discussion or vote) to serve as Chairman for a one-year term ending at the 2026 Annual Meeting, subject to his reelection.

Giving consideration to the expert advice of its independent compensation consultant, WTW, our Board’s Talent and Compensation Committee (the “Compensation Committee”) recommended to our Board that Mr. Butier’s go-forward compensation structure align with that of non-employee directors, with his target total direct compensation set at $500,000 (or $510,000 with the charitable match), reflecting the 75th percentile of non-executive chair roles among Fortune 350-500 companies. In February 2025, our Board approved the following go-forward annual compensation for Mr. Butier: (i) a cash Board retainer of $200,000, modestly higher than the current retainers of $115,000 for non-employee directors and $160,000 for our Lead Independent Director, and (ii) an equity award of restricted stock units (RSUs) with a grant date fair value of $300,000, modestly higher than the current award of $185,000 for non-employee directors, that similarly vests on the one-year anniversary of the grant date.

Board Performance Highlights

Our Board provides strong oversight of our management team and company; highlights of its key accomplishments in recent years are described below.

•

Supported management in navigating our response to the COVID-19 pandemic, including related labor, freight and inflationary challenges, in 2020 and 2021; pandemic-related challenges in China, the Russia-Ukraine war, supply chain disruptions, sizable currency movements and inflationary pressures in 2022; the Israel-Hamas war and lower demand driven primarily by downstream inventory destocking in 2023; and strong volume growth and margin expansion in 2024 with industry volumes having normalized

•

Oversaw management’s consistent execution of our strategies, supporting our efforts to advance key priority areas of food and digital, as well as progressing us toward achieving our 2025 financial targets and delivering 2020-2024 TSR of 55%, outperforming the Dow Jones U.S. Container & Packaging Index

•

Supported management in evaluating synergistic acquisition targets, resulting in several companies becoming part of our portfolio, adding new capabilities, expanding our position in high-value product categories and enhancing our opportunities in the marketplace

•

Implemented thoughtful Board refreshment and director succession planning to mitigate the impact of director departures and ensure we have a balanced, high-caliber Board with respect to industry experience, functional experience and demographics, leading to the appointment of three new independent directors in the last 24 months

•

Conducted regular executive succession planning, resulting in experienced leaders promoted to senior positions, including our CEO and Solutions President in 2023 and our Interim CFO and Materials President in 2024

•

Sharpened focus on advancing sustainability, largely delivering our 2025 goals and laying the foundation toward achieving our more ambitious 2030 goals, as well as increasing transparency in our sustainability reporting

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Governance Highlights

Highlights of our governance program are shown below.

Stockholder Rights

✓   Market-standard proxy access

✓   Right to call special meetings of stockholders at 25% ownership threshold

✓   No supermajority voting requirements

✓   No poison pill

✓   No exclusive forum or fee-shifting bylaws

Board Governance

✓   Annual election of directors

✓   Majority voting in director elections

✓   Single class of outstanding voting stock

✓   Director nominees 78% independent

✓   Robust Lead Independent Director role

✓   Regular director succession planning and paced Board refreshment, with three new directors appointed and four longer-tenured directors departing within last two years

✓   Regular executive succession planning and leadership development

✓   Annual Board/Committee evaluations and biannual individual director feedback process

✓   Mandatory director retirement policy at age 72 with no exemptions or waivers allowed or granted

✓   Best practice Governance Guidelines

✓   Strong Board and Committee governance

✓   Direct access to management and experts

SUSTAINABILITY

Sustainability is one of our values and has long been integral to our way of doing business. We believe that our sustainability focus is a business imperative that provides significant growth and productivity opportunities for our company. To create value for our stakeholders, we strive to advance the environmental sustainability of our company and value chain by delivering innovations that advance the circular economy, reducing the environmental impact of our operations, and offering more sustainable value-creation solutions for our customers. We also seek to make a positive social impact by building an engaged and empowered workforce, enhancing our workplace culture, maintaining operations that promote health and safety, and supporting our communities.

We have been advancing sustainability by establishing our priorities, setting ambitious goals and making progress over time toward their achievement. Our progress reflects the integration of sustainability into our business strategies, leadership of our management team, and engagement and oversight of our Board, as well as the drive and passion of our team members worldwide.

Sustainability Data and Reporting

We continue to refine and expand the sustainability data we disclose, which has provided our stakeholders with regular insight into our progress. Our sustainability data is indexed to the Sustainability Accounting Standards Board (SASB) framework, noting where those disclosures align with the Global Reporting Initiative (GRI) framework, to facilitate comparability with other companies. We partnered with a third-party expert to assess our disclosures against the recommendations of the Financial Stability Board’s Task Force on Climate-related Financial Disclosures (TCFD) regarding the information that companies should disclose to allow their stakeholders to assess and price their climate-related risks and are aligning our reporting with TCFD requirements. We annually respond to Carbon Disclosure Project (CDP) Climate, Water Security and Forests and support the growing adoption of International Sustainability Standards Board (ISSB) standards. We monitor current and future reporting requirements and trends, including the increasing adoption of international standards such as ISSB and the implementation of regulations such as the European Corporate Sustainability Reporting Directive (CSRD), which will impose additional disclosure requirements for our company.

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Our sustainability teams assess our reporting in accordance with external frameworks; engage with environmental, social and governance rating agencies; manage our data collection and reporting processes; establish and monitor assurance guidance and controls; and approve reports, data and information. In addition, we engage an independent third party to validate our energy and greenhouse gas (GHG) emissions data. Having aligned with the Audit Committee to ensure Board alignment with our sustainability governance, our reporting processes ensure data owner sign-off, sustainability disclosure committee review and senior management approval prior to publication.

After evaluating our company in the areas of environment, labor and human rights, ethics and sustainable procurement, EcoVadis, a sustainability ratings company that assesses environmental, social and governance performance, awarded our company its highest “platinum” rating for our sustainability performance in 2024. This designation places us in the top 1% of companies across 185 countries for sustainability practices, reflecting our strategy of leading in an environmentally and socially responsible manner.

Our March 2025 ESG Download (ESG Download), which is being made available on our website at esg.averydennison.com on or before the filing of this proxy statement, reflects our focus and progress on sustainability and governance matters. It discloses ~140 metrics covering our policies, goals, strategies, risks, outcomes and certifications. Information on our website is not and should not be considered part of, nor is it incorporated by reference into, this proxy statement.

Avery Dennison Corporation | 2025 Proxy Statement	11

Progress Toward Sustainability Goals

With less than a year remaining in their 10-year horizon, we have largely achieved our 2025 sustainability goals, including exceeding our goal for cumulative GHG emissions reduction, as shown in the scorecard below. You can find additional information on our sustainability progress in our 2024 Integrated Report being furnished to the Securities and Exchange Commission (SEC) prior to the distribution of our proxy materials, as well as in our ESG Download, each of which includes voluntary disclosures provided to address stakeholder interests that are not material, individually or in the aggregate.

2024 SCORECARD OF PROGRESS TOWARD 2025 SUSTAINABILITY GOALS

	Goal(s)	Baseline Year	Highlights of Progress

Greenhouse Gas Emissions	Achieve at least 3% absolute reduction year-over-year and at least 26% cumulative reduction by 2025	2015	Although GHG emissions increased by ~2% in 2024, they were reduced by ~54% cumulatively from baseline year(1)
Paper	Source 100% certified paper, of which at least 70% is Forest Stewardship Council®-certified	2015	Of total volume of paper procured in 2024, ~97% was certified, with ~80% of face paper Forest Stewardship Council®-certified
Films	70% of films we buy conform to, or enable end products to conform to, our environmental and social guiding principles	N/A	~97% of 2024 film volume conformed to Materials Group’s Restricted Substance List (RSL)
Chemicals	70% of chemicals we buy conform to, or enable end products to conform to, our environmental and social guiding principles	N/A	~97% of 2024 chemical volume conformed to Materials Group’s RSL
Products and Solutions	Derive 70% of revenues from sustainability-driven products (as defined by our Sustainable ADvantage criteria)	2015

~69% of Materials Group (based only on Label and Graphic Materials) and ~66% of Solutions Group (based only on Apparel Solutions) sales in 2024 came from sustainability-driven products that are responsibly sourced, enable recyclability, contain recycled content or use less material

Waste	Be 95% landfill-free, with at least 75% of our waste reused, repurposed or recycled	2015	Diverted ~94% of solid waste from landfills and recycled ~68% of waste in 2024(1)
People	Continue to cultivate diverse (40%+ female at level of manager and above), engaged, safe (recordable incident rate (RIR) of <0.25), productive and healthy workforce Maintain world-class safety and employee engagement scores	2015

Female representation at level of manager and above increased by ~5% from baseline year to ~37% at YE 2024(2)

Continued world-class safety record, with RIR of 0.21 in 2024, substantially better than manufacturing industry average of 2.8 in 2023 (most recently available data)

Employee engagement score of ~85% in 2024

Transparency	Commit to goals publicly and be transparent in reporting progress	N/A	Continued enhancing sustainability transparency with more comprehensive reporting in our Integrated Reports, proxy statements, ESG Downloads and CDP responses
(1)	Based on preliminary, unaudited full-year data. In prior years, disclosed audited data through third quarter.
(2)	Our goal is to foster a workforce representative of the communities in which we operate; as one indicator, we track the percentage of females in manager level and above positions globally.

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After completing our biannual materiality assessment in 2020 to prioritize the most significant environmental and social sustainability challenges then facing our company and stakeholders, we established our 2030 sustainability goals within which we have specific targets. Our progress toward these goals through 2024 is shown below.

2024 SCORECARD OF PROGRESS TOWARD 2030 SUSTAINABILITY GOALS

Goal	Targets	Baseline Year	Highlights of Progress
Deliver innovations that advance the circular economy	Satisfy the recycling, composting or reuse requirements of all single-use consumer packaging and apparel with our products and solutions
	Solutions Group: 100% of our core product categories (printed fabric labels, woven labels, paper, interior heat-transfer labels, packaging and RFID) will meet our Sustainable ADvantage standard	N/A	~78% (based only on Apparel Solutions) in 2024
	Materials Group: 100% of our standard label products will contain recycled or renewable content; all of our regions will have labels that enable circularity of plastics	N/A	~67% (based only on Label and Graphic Materials) in 2024
Reduce the environmental impact in our operations and supply chain	Reduce our Scope 1 and 2 GHG emissions by 70% from our 2015 baseline. Work with our supply chain to reduce our 2018 baseline Scope 3 GHG emissions by 30%, with an ambition of net zero by 2050	N/A	Scope 1 and 2: ~54% in 2024(1) Scope 3: Prior-year calculations publicly available in our most recent CDP Climate response
	Source 100% of paper fiber from certified sources focused on a deforestation-free future	2015	~97% certified in 2024
	Divert 95% of our waste away from landfills, with a minimum of 80% of our waste recycled and the remainder either reused, composted or sent to energy recovery	2015	~91% landfill-free in 2024(1)(2) ~68% recycled in 2024(1)(2)
	Deliver a 15% increase in water efficiency at our sites that are located in high- or extremely high-risk countries as identified in the World Resources Institute Aqueduct Tool	N/A	~(17)% water/employee in 2024(1)(3)
Make a positive social impact by enhancing the livelihood of our people and communities	Foster an engaged team and an inclusive workplace • Inclusion Index: 85% • Employee Engagement: 82% • Females in manager level or above positions: 40% • Safety: RIR of 0.20	2015	~81% in 2024 (N/A in 2015) ~85% in 2024 (from 80%) ~37% at YE 2024 (from 32%)(4) 0.21 in 2024 (from 0.31)

Support the participation of our employees in ADF grants and foster the well-being of the communities in which we and our supply chain operate

•  85% of countries in which we operate receive ADF grants

•  50% of all ADF grants incorporate volunteerism

		N/A	Made 2024 ADF grants in ~72% of countries in which we operate ~94% of 2024 grants incorporated employee volunteerism

(1)	Based on preliminary, unaudited full-year data. In prior years, disclosed audited data through third quarter.
(2)

We have adjusted our calculation methodology to better capture certain Scope 1 sources, resulting in a modest decline from prior year. Additional information and reconciliations to prior year can be found in our ESG Download.

(3)

Water use and efficiency at our sites are driven primarily by employee count and sanitation and can be affected by clean-up and restoration following singular events; sites in the World Resources Institute risk categories shift annually.

(4)	Our goal is to foster a workforce representative of the communities in which we operate; as one indicator, we track the percentage of females in manager level and above positions globally.

As required by the CSRD and consistent with regulations established through the European Sustainability Reporting Standard, in 2024 we undertook a double materiality assessment. This process included interviews with internal and external stakeholders such as members of management, customers and non-governmental organizations (NGOs), as well as reviews our industry and peer company reports, to determine topics that are financially material or impact material.

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PEOPLE AND CULTURE

Our people-focused pillars include enhancing the experience of our manufacturing employees and making merit and transparency even more foundational to our employee experience. Members of our senior leadership formally sponsor or actively engage in progressing these pillars. We have a global infrastructure and resources in each of our regions to advance our talent priorities and regularly report to, and engage with, our stakeholders so they can assess our progress.

Our employee experience depends on our culture, leadership, technology and work environment. To enhance this experience, we have advanced our employee listening practices and expanded digital access for our manufacturing and remote employees; enabled the continuous growth of our employee resource groups, which are open to all employees; and matured our enterprise leader development programming.

Our 2024 employee engagement survey for the second year leveraged a modernized platform using a significantly expanded set of questions. Included within the respondent group were employees from all recent acquisitions and we maintained our prior-year response rate of 84% despite the significantly larger survey population. Our enterprise engagement score of 85% reflected positive trends across our enterprise and key focus groups. The most notable gains were in areas we had specifically targeted for action, including career advancement opportunity, development opportunity and confidence in business strategy.

Our enterprise competency model launched in 2024 represents our global standard for the leadership skills and behaviors that we develop in our employees so we can achieve our vision. This model establishes clear expectations that align with our values and strategies, and increases fairness, consistency and transparency in how we hire/select, promote, develop and reward talent within and across levels and business units. We continue to embed this standard into our talent processes and practices, including how we assess talent and succession readiness, how we shape development plans, what training we invest in and offer, and what we look for in the talent we hire.

Diversity is one of our values, reflecting our belief that we gain strength and deliver better outcomes from varied ideas. We draw from the largest pool of talent to help find the best people for our company and are committed to only considering legally compliant methods to enhance inclusion. We aim to foster an environment where our employees with various skills, experiences and backgrounds can grow and be increasingly productive and innovative, allowing us to benefit from a highly engaged team and attract and retain top talent for the benefit of our stakeholders. In 2024, among other things, we advanced our people-focused strategic pillars; drove greater accountability and progress through quarterly leadership dashboards and biannual check-ins; and launched our first voluntary self-identification campaign to better understand our global workforce mix. Our 2024 EEO-1 statistics, which reflect information voluntarily disclosed by our U.S. employees, can be found in our ESG Download, which is not incorporated by reference herein.

We annually evaluate pay equity, making merit-based pay adjustments where appropriate. Our teams engage with company leadership on our pay equity/transparency priorities and implement advancements in our process that considers total direct compensation, including base pay, annual incentive compensation and cash/equity-based long-term incentives. In 2024, we expanded our coverage to 90%+ of our global employee population, with substantial expansion in our manufacturing workforce. We also established regionally/locally tailored strategies for advancing pay equity and transparency, including engaging employees in conversations about pay; enhancing trust through enhanced pay program transparency; and ensuring regulatory monitoring readiness and compliance.

STOCKHOLDER ENGAGEMENT

In addition to our ongoing program through which our CEO, CFO, business leaders and Investor Relations team engage with our stockholders throughout the year, we semiannually engage with our largest institutional investors to solicit feedback on our strategies, governance profile, executive compensation and sustainability progress, offering to include directors in scheduled meetings. Our objectives are to maintain regular and thoughtful engagement to directly obtain feedback; continue to strengthen our relationships with investors; and gather perspectives to identify potential improvement opportunities. Our Board and management believe that ongoing stockholder engagement fosters a deeper understanding of evolving investor expectations and helps ensure we continue to reflect best practices.

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2024 Engagement Results

2024 ENGAGEMENT RESULTS*

Outreach	Conversations

In 2024, we contacted our top 35 investors in proxy season and the off-season. Our Lead Independent Director (LID), Governance Committee Chair and management answered questions and discussed matters of investor interest. We engaged with every stockholder who accepted our invitation to meet or otherwise requested a meeting, and our Lead Independent Director led the majority of our off-season engagements.

*	Based on percentage of shares outstanding.

We discussed the results and feedback from our 2024 engagement regarding executive compensation and social sustainability with the Compensation Committee and regarding governance and environmental sustainability with our Board’s Governance Committee. We also shared highlights with our Board to supplement the reports from those Committee Chairs.

In April 2024, reflecting feedback from prior-year engagements and our Board’s decision to proactively adopt special meeting rights, our stockholders approved a Certificate of Amendment to our Amended and Restated Articles of Incorporation to provide that stockholders holding 25% of our outstanding common stock have the right to request that we call special meetings of stockholders.

2024 Engagement Feedback

The primary area of focus during our 2024 engagements was the progress since our September 2023 CEO transition, including a recap of the thoughtful succession planning process that led to the appointment of our CEO who has since successfully navigated key industry challenges while delivering strong financial results and guiding our expansion into new market segments. During this time, our Executive Chairman has provided strong mentorship with Board and business leadership changes.

Governance Feedback

Our 2024 engagements provided feedback on the governance matters described below.

•	Board composition, including the balance of skills, qualifications and demographics on our Board after the addition of several new directors and departure of certain longer-tenured directors

•

Board refreshment, including our ongoing director succession planning process to ensure a robust pipeline of potential new directors, the rationale for recent director appointments and our Governance Committee’s current search for candidates with public company board experience and global food, logistics and/or supply chain expertise or substantial compensation, talent management and executive succession planning experience

•

Board leadership structure, including the working relationships among our Executive Chairman, Lead Independent Director and CEO; the potential for a different Board leadership structure in the future, recognizing that our current structure has provided stability during a period of significant Board and management change, allowing our CEO to prioritize business challenges and leadership development while our Executive Chairman led the onboarding of new directors; and the appointment of new Committee Chairs to advance Board leadership succession planning

•

Board onboarding, risk oversight and engagement, including our new director orientation and onboarding processes, as well as plans to further enhance ongoing director development; our Board’s oversight of key risks, including cybersecurity; and the additional engagement of certain of our directors on Advisory Councils, providing them with an opportunity to engage in a non-fiduciary capacity with our business leaders and industry experts to advance key areas of strategic focus

•	Our stockholder rights profile, particularly our proactive adoption of a stockholder right to request that we call special meetings of stockholders

•

The expanded director skills matrix in our 2024 proxy statement, including the tiered classifications of industry and functional experience providing enhanced clarity and opportunities to enhance the disclosure to include additional information of value to our stakeholders

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Environmental Sustainability Feedback

Environmental sustainability remained a significant area of focus for the stockholders with which we engaged. Investors appreciated our expanded sustainability reporting and enhanced transparency in our Integrated Reports, proxy statements, ESG Downloads and CDP responses. During our conversations, we primarily discussed the matters related to this topic described below.

•

Our progress against our 2025 and 2030 sustainability goals, including our substantial achievement of the former set of goals and management’s focus on advancing roadmaps developed to deliver the longer-term set of goals

•

Our efforts to reduce GHG emissions, including our substantial reduction of Scope 1 and 2 emissions; our progress engaging with suppliers to address the challenges inherent in reducing Scope 3 emissions; and our emissions measurement methodology, including our planned transition from spend-based to materials-based measurement to provide a more accurate representation of our progress by minimizing the impact of macroeconomic factors such as inflation

•

Our evaluation of our supply chain and use of third parties to audit suppliers using a risk-based approach that considers our spend and country-specific risks, as well as the remediation we require from flagged suppliers to continue our business relationship

•	Our water usage, noting that while we are not a major direct consumer of water, our paper suppliers are significant users of water

•	The integration of environmental sustainability into our strategy to lead at the intersection of the physical and digital to help solve key industry challenges, and our Board’s oversight thereof

•

The actions we have taken to comply with increasing regulatory requirements, including the CSRD and Corporate Sustainability Due Diligence Directive in the European Union, as well as laws and regulations at the state-level in the U.S.

Social Sustainability and Executive Compensation Feedback

We responded to inquiries from investors on social sustainability regarding the Compensation Committee’s regular leadership succession planning and our Board’s exposure to lower-level leaders in the succession pipeline, the demographic mix of our management, and our deployment of training to advance the professional development of our team members. Executive compensation was not a significant topic of discussion during our 2024 engagements.

Engagement Process

YEAR-ROUND ENGAGEMENT PROCESS
Proxy Season Engagement	Off-Season Engagement	Discussions/Actions
Offer meetings to top 35 investors to discuss items being brought before stockholder vote; discuss preliminary Annual Meeting vote results with Board	Contact top 35 investors to seek meetings to discuss our strategies, Board, executive compensation, sustainability and governance	Report on process, results and feedback, consider whether any actions are advisable, and reflect feedback in next year’s proxy materials

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APPROVAL OF EXECUTIVE COMPENSATION (PROPOSAL 2)

The Compensation Committee oversees our executive compensation program, which is designed to deliver pay for performance, with realized compensation primarily dependent on our achievement of our annual financial goals and longer-term value creation objectives that advance the interests of our stockholders.

Executive Compensation Program

The Compensation Committee generally establishes the substantial majority of Named Executive Officer (NEO) target total direct compensation (TDC) as performance based, meaning that our executives ultimately may not realize the value of at-risk components if we fail to achieve the designated performance objectives. The mix and elements of 2024 target TDC for NEOs other than our Executive Chairman, which are designed to incent strong operational and financial performance and stockholder value creation, are shown below.

2024 NEO TARGET TDC MIX AND ELEMENTS(1)

	CEO	Average of Other NEOs

Target TDC Mix

	88% at Risk	71% at Risk

Long-Term Incentive (LTI) Compensation
Performance Units (PUs)	Corporate NEOs	Business NEOs
	• 50% of LTI with payout = 0% to 200% of target award • 3-year performance period - Company EVA(2) (50%) - Company Relative TSR(3) (50%)	• 50% of LTI with payout = 0% to 200% of target award • 3-year performance period - Business EVA(2) (75%) - Company Relative TSR(3) (25%)
• Relative TSR payout capped at 100% if absolute TSR is negative
Market-leveraged Stock Units (MSUs)	• 50% of LTI with payout = 0% to 200% of target award • 1-, 2-, 3- and 4-year performance periods - 100% Company Absolute TSR(4)
Annual Incentive Compensation
	Corporate NEOs	Business NEOs
Annual Incentive Plan (AIP) Award
• Drives performance to deliver annual company/business financial goals • Individual performance modifier based on achievement of strategic objectives (generally capped at 100% for NEOs)

Base Salary	• Annual fixed-cash compensation generally set around market median

(1)

Excludes Mr. Butier whose target 2024 TDC as Executive Chairman was substantially different than that of our other NEOs because he was not a participant in the 2024 AIP and his 2024 LTI award was delivered in the form of time-based RSUs rather than performance-based PUs and MSUs.

(2)

Economic Value Added (EVA) is a measure of financial performance calculated by deducting the economic cost associated with the use of capital (weighted average cost of capital multiplied by average invested capital) from after-tax operating profit.

(3)	Relative TSR compares our TSR to that of companies in a peer group satisfying certain objective criteria described in the Compensation Discussion and Analysis section of this proxy statement.
(4)	Absolute TSR measures the return that we provide our stockholders, including stock price appreciation and dividends paid (assuming reinvestment of dividends).

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Pay for Performance

In the graph below, CEO compensation reflects Mr. Stander’s Summary Compensation Table compensation for 2023 and 2024 and such compensation of our former CEO, Mr. Butier, for 2020 through 2022, as well as our 2020-2024 TSR of 55%. Changes in CEO pay have generally correlated with changes in TSR, except in the year of our CEO transition, when CEO pay was substantially lower than in the prior year because Mr. Stander’s 2023 compensation primarily reflected his compensation as COO, and in 2024, when CEO pay was substantially higher than in the prior year because it reflected Mr. Stander’s first full year as CEO. See the Compensation Discussion and Analysis section of this proxy statement for more information.

FIVE-YEAR CEO PAY AND CUMULATIVE TSR

$8.7
$12.4
$9.1
$6.1
$9.9
YE2019
2020
2021
2022
2023
2024
CEO transition (9/1/23)
CEO Pay ($M)
TSR

Executive Compensation Best Practices

As summarized below and described in further detail in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program aligns with our financial goals and business strategies and reflects best practices.

Pay for Performance

✓   88% of CEO’s 2024 target TDC dependent on company performance

✓   Rigorous stock ownership policy requires CEO to own 6x base salary, 50%+ of which must be vested shares; does not count unvested PUs or stock options and only counts 50% of unvested MSUs at target payout level

Compensation Best Practices

✓   Double-trigger equity vesting requires termination of employment after change of control

✓   YE 2024 three-year average burn rate of 0.45%, between 25th and 50th percentiles of S&P 500 companies

✓   Compensation clawback policy for executive officers in event of accounting restatement; additional clawback policy applies to all AIP and LTI recipients

✓   Independent compensation consultant serves at direction of Compensation Committee

✓   Annual Compensation Committee evaluation and charter review

✓   Periodic strategic review of compensation program and assessment of features that mitigate excessive risk-taking

✓   Releases from liability and restrictive covenants for departing executives

✓   Compensation Committee review of NEO tally sheets reflecting all compensation components

✓   No NEO employment contracts unless required by laws or market practices of home country

✓   No guaranteed AIP awards; participating NEO 2024 AIP awards based solely on financial performance

✓   No excise tax gross-ups on change of control severance benefits

✓   No tax gross-ups on perquisites

✓   No above-market interest rates for deferred compensation

✓   No re-pricing of stock options without stockholder approval

✓   No payout of accrued dividend equivalents on MSUs unless and until awards vest

✓   No stock options awarded below fair market value

✓   No supplemental retirement benefits

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RATIFICATION OF APPOINTMENT OF PwC (PROPOSAL 3)

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for fiscal year 2025 and our Board is seeking stockholder ratification of the appointment. PwC is well-qualified to continue serving as our independent registered public accounting firm, has a deep understanding of our operations and accounting practices, and maintains rigorous procedures to ensure independence from our management, Board and company.

The Audit Committee considered the qualifications, performance and independence of PwC, the quality of its discussions with the engagement team, and the fees charged by the firm for the scope and quality of services provided and determined that the appointment of PwC for 2025 is in the best interest of our company and stockholders.

VOTE ON STOCKHOLDER PROPOSAL FOR STOCKHOLDER APPROVAL REQUIREMENT FOR EXCESSIVE GOLDEN PARACHUTES (PROPOSAL 4)

John R. Chevedden, a stockholder residing at 2215 Nelson Avenue, No. 205, Redondo Beach, California 90287 who has beneficially owned no fewer than 15 shares of our common stock since October 15, 2021, has informed us that he intends to present a proposal to require stockholder approval for excessive golden parachutes during the Annual Meeting. If the proponent or his qualified representative attends and properly presents the proposal for a vote, then the stockholder proposal will be voted on during the Annual Meeting.

Our Board’s Governance and Compensation Committees have carefully considered the proposal and believe that it is unnecessary and not in the best interests of our company and stockholders in light of our existing plans, policies and practices, termination-related executive compensation and other considerations. For the reasons set forth in its opposition statement included in Proposal 4 , our Board recommends that you vote AGAINST this proposal.

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GOVERNANCE

The key features of our governance program are shown in the Governance Highlights section of the proxy summary. We encourage you to visit the investors section of our website under Governance Documents, where you can view and download current versions of the documents shown below. Information on our website is not and should not be considered part of, nor is it incorporated by reference into, this proxy statement.

•	Amended and Restated Certificate of Incorporation, as amended

•	Amended and Restated Bylaws (our “Bylaws”)

•	Corporate Governance Guidelines (our “Governance Guidelines”)

•	Charters for our Board’s Audit Committee, Compensation Committee, Governance Committee and Finance Committee

•	Code of Conduct

•	Code of Ethics for the CEO and Senior Financial Officers

•	Audit Committee Complaint Procedures for Accounting and Auditing Matters

You can request copies of these documents, without charge, by writing to our Corporate Secretary at 8080 Norton Parkway, Mentor, Ohio 44060.

VALUES AND ETHICS (V&E)

Code of Conduct, Talkabout Toolkits and Supplier Standards

Our Code of Conduct applies to all of our directors, officers and employees and reflects our values of integrity, courage, external focus, diversity, sustainability, innovation, teamwork and excellence. In 2024, we launched a refreshed Code of Conduct that evidences our ongoing commitment to maintaining a values-based culture while adapting to the changing world around us. We improved clarity and readability, with refreshed branding, expanded content on key topics such as cybersecurity, data privacy and third-party risk management, and added topics; we also provided additional real-world guidance using updated scenarios and Q&A to better connect the Code to our team members’ work and decision-making.

The Code is available in 30+ languages in downloadable and printable forms, as well as through a public interactive microsite that provides transparency of our adherence to ethical conduct to our external stakeholders. Our leaders affirm their commitment to complying with it when they first join our company and regularly thereafter as part of the compliance certification process described in the Related Person Transactions section of this proxy statement. We perform in-person compliance check-ins at select global sites to measure the effectiveness of our V&E program using surveys to measure awareness, conducting interviews with leadership and manufacturing employees, and implementing any needed actions to enhance awareness.

We regularly train employees on Code of Conduct topics in instructor-led sessions held in person or virtually; in 2024, we held more than 250 of these sessions globally. We also deploy mandatory online training for our computer-based employees. In 2024, we launched one enterprise-wide and five regional courses using a targeted risk-based approach, with an average completion rate for the approximately 62,000 courses of ~97%. The two “Talkabout” Toolkits (also available in 30+ languages) that we developed during the year empowered managers to lead discussions with their teams regarding topics from the Code of Conduct using presentation slides, which were supplemented by internal social media campaigns for our employees to engage with their colleagues across the globe.

Our global supplier standards extend our V&E commitment to our third-party service providers, establishing our expectation that they do business in an ethical manner.

Business Conduct GuideLine

Our Business Conduct GuideLine (the “GuideLine”) is a whistleblower hotline available at all hours for employees or third parties to report potential violations of our Code of Conduct or applicable laws, anonymously if they so choose.

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The GuideLine may be reached by visiting www.averydennison.com/guidelinereport. The GuideLine is operated by an independent third party and accepts reports in any language to accommodate the needs of our global workforce and customer/supplier base. Reports are investigated under the direction of our Chief Compliance Officer, in consultation with our law department and senior management and with Board oversight primarily by the Governance Committee and, for certain accounting- and financial-related matters, also by the Audit Committee. We prohibit retaliation for good-faith reporting.

Code of Ethics

Our Code of Ethics requires that our CEO, CFO and Controller act professionally and ethically in fulfilling their responsibilities. Only the Audit Committee or the Governance Committee can amend or waive the provisions of our Code of Ethics, and any amendments or waivers must be posted promptly on our website or timely filed with the SEC on a Current Report on Form 8-K. To date, we have made no exemptions or granted any waivers to our Code of Ethics.

CODE OF ETHICS RESPONSIBILITIES

• Avoid actual or apparent conflicts of interest

• Ensure complete and accurate SEC filings

• Respect confidentiality of financial and other information

• Employ corporate assets responsibly

• Report Code of Ethics violations to Chair of Audit or Governance Committees

Supporting fulfillment of these responsibilities, our controllership and internal audit functions ensure that we maintain a robust internal control environment, with the leaders of these functions regularly reporting to and meeting in executive session with the Audit Committee.

COMPLAINT PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

The Audit Committee has adopted procedures for the confidential, anonymous submission of complaints related to accounting, accounting standards, internal accounting controls and audit practices.

These procedures relate to reports of (i) fraud or deliberate error in the preparation, evaluation, review or audit of our financial statements or other financial reports; (ii) fraud or deliberate error in the recording or maintenance of our financial records; (iii) deficiencies in, or noncompliance with, our internal accounting controls; (iv) misrepresentation or false statement regarding any matter contained in our financial records, statements or other reports; or (v) deviation from full and fair reporting of our financial condition. Any person, including third parties, may submit a good-faith complaint regarding accounting and auditing matters and employees may do so without fear of retaliation. The Audit Committee oversees these procedures, with investigations conducted under the direction of our internal audit department in consultation with our Corporate Secretary, Chief Legal Officer (CLO) and other members of senior management to the extent appropriate under the circumstances.

Stockholders and other interested parties interested in communicating regarding these matters may make a confidential, anonymous report by contacting the GuideLine or writing to the Audit Committee Chair, c/o Corporate Secretary, 8080 Norton Parkway, Mentor, Ohio 44060.

STOCK OWNERSHIP POLICY

Our stock ownership policy requires that our (i) non-employee directors acquire and maintain minimum ownership in our company of $500,000, (ii) CEO and Executive Chairman acquire and maintain minimum ownership of 6x their base salary and (iii) Level 2 and Level 3 executives acquire and maintain minimum ownership of 3x and 2x their base salary, respectively. At least 50% of the applicable requirement must be held in vested shares.

The values of the following shares/units are considered in measuring compliance with our stock ownership policy: (i) shares beneficially owned or deemed to be beneficially owned, directly or indirectly, under U.S. securities laws; (ii) for officers, shares or units held in qualified and non-qualified employee benefit plans and 50% of the value of unvested MSUs at the target payout level; (iii) for non-employee directors, deferred stock units (DSUs); and (iv) for officers and non-employee directors, unvested RSUs subject to time-based vesting. Unvested stock options and PUs are not considered in measuring compliance. DSUs, which represent annual cash retainers deferred at a director’s election, are considered owned because they are earned upon receipt and would be paid out to a participating director upon his or her separation from our Board.

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Until a non-employee director or officer achieves their minimum ownership requirement, they are required to retain any shares acquired, net of taxes, from the vesting of stock awards or exercise of stock options. Officers may not transact in company stock until they certify that they will remain in compliance with our stock ownership policy after giving effect to the transaction they plan to effectuate.

The Compensation Committee and the Governance Committee reviewed non-employee director stock ownership in November 2024 and February 2025, respectively. As of year-end 2024, excluding the four individuals appointed in the past 2 1⁄2 years – our continuing non-employee directors had average ownership of 10x the minimum requirement, aligning their interests with those of our stockholders and further incenting their focus on long-term value creation. Other than Mses. Mejia and Reverberi and Messrs. Dickson and Wagner, who have five years from the date of their respective Board appointments to reach that level, our non-employee directors have exceeded the minimum ownership required by our policy.

The Compensation Committee reviewed officer stock ownership in November 2024. As of year-end 2024, all NEOs had achieved their minimum ownership requirement, except for Mr. Yost who has five years from the date of his appointment as Materials President to reach that level.

The compliance of our current non-employee directors and NEOs with our stock ownership policy at year-end 2024 is shown below.

STOCK OWNERSHIP POLICY COMPLIANCE
	Minimum Requirement(1)	Ownership(2) as of YE 2024(#)	Minimum Requirement Achieved(3)	Requirement Multiple Achieved

Non-Employee Directors	$500,000
Bradley Alford		49,623	✓	20x

Ward Dickson(4)		753	–	–

Andres Lopez		5,901	✓	2x

Maria Fernanda Mejia(4)		976	–	–

Francesca Reverberi(4)		1,631	–	–

Patrick Siewert		18,778	✓	7x

William Wagner(4)		2,325	–	–

CEO

Deon Stander	$6,600,000	64,945	✓	2x

Executive Chairman

Mitchell Butier	$6,000,000	347,836	✓	11x

Level 2 NEOs
Gregory Lovins	$2,418,750	83,297	✓	7x

Francisco Melo(5)	$1,552,617	17,544	✓	2x

Ryan Yost(4)	$1,575,000	9,738	–	–

Level 3 NEO

Danny Allouche(5)	$905,806	23,524	✓	5x

(1)	Minimum requirements for CEO and Executive Chairman, Level 2 NEOs and Level 3 NEO reflect 6x, 3x and 2x, respectively, of year-end 2024 base salary.

(2)	Reflects shares/units considered in measuring compliance with our stock ownership policy based on the average closing price of our common stock from October 1 to December 31, 2024.

(3)	Other than the individuals named in footnote (4) below, all non-employee directors and NEOs were also in compliance with the 50% vested shares requirement as of year-end 2024.

(4)

Mses. Mejia and Reverberi and Messrs. Dickson and Wagner were appointed to our Board in February 2024, February 2023, June 2024 and October 2022, respectively, and Mr. Yost was appointed as Materials President in March 2024. These individuals have five years from their respective date of appointment to achieve the applicable minimum ownership requirement.

(5)	Amounts for Messrs. Melo and Allouche were converted from euros and Israeli shekels, respectively, using the average monthly exchange rates for December 2024.

22	2025 Proxy Statement | Avery Dennison Corporation

INSIDER TRADING POLICY
Our insider trading policy prohibits our directors, officers and employees from engaging in transactions in any type of security while in possession of material nonpublic information relating to the security or the issuer of the security in breach of a duty of trust or confidence, whether the issuer is our company or another company. In addition, (i) if they are in possession of material nonpublic information regarding any other publicly traded company, including that of our suppliers, customers, competitors or potential acquisition targets, they may not trade in its securities until the information becomes public or is no longer material; (ii) they may not purchase or sell any security of any other company, including another company in our industry, while in possession of material nonpublic information about that company obtained in the course of their employment or service with our company; and (iii) they may not directly or indirectly communicate material nonpublic information to anyone outside or within our company other than on a need-to-know
basis.
Officer/Director
10b5-1
Plans
Our insider trading policy contains specific requirements regarding contracts, plans or instructions to trade in our company’s securities entered into in accordance with SEC Rule
10b5-1,
including with respect to multiple plans and modifications or terminations of existing plans. We reserve the right to suspend, discontinue or otherwise prohibit transactions under a
10b5-1
trading plan if we determine that doing so is in the best interest of our company.
Limited Trading Windows
All transactions in company stock must be precleared by our Corporate Secretary.
Our insider trading policy restricts trading in company stock by Board members, officers and director-level employees, or any other person designated by our Corporate Secretary, during blackout periods, which generally begin two weeks before the end of each fiscal quarter and end two business days after the issuance of our earnings release for the quarter. Additional blackout periods may be imposed with or without notice, as the circumstances require. Except for transactions under a previously established
10b5-1
trading plan, if precleared individuals become aware of material nonpublic information or become subject to a blackout period before their transaction is effectuated, they may not complete the transaction even if they previously received preclearance.
Prohibitions on Certain Transactions
Our insider trading policy prohibits our directors, officers and employees from short-selling company stock; transacting in puts, calls or other derivative securities involving company stock; or purchasing financial instruments (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of company stock.
In addition, directors and officers are expressly prohibited from – and our non-officer
employees are strongly discouraged from – pledging shares of our common stock as collateral for a loan, purchasing company securities on margin or placing company securities in a margin account.

To our knowledge based on their written representations in our annual director and officer questionnaires, all of our Board members and executive officers complied with our insider trading policy during 2024 and none of them engaged in any transaction prohibited thereby.

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ENVIRONMENTAL AND SOCIAL SUSTAINABILITY

We work within our company and across our value chain to address the environmental and social impacts of our products and practices.

We strive to advance the environmental sustainability of our company and value chain by delivering innovations that advance the circular economy, reducing the environmental impact of our operations, and offering more sustainable value-creation solutions for our customers. We also seek to make a positive social impact by building an engaged and empowered workforce, enhancing our workplace culture, maintaining operations that promote health and safety, and supporting our communities.

BOARD OVERSIGHT AND MANAGEMENT RESPONSIBILITY

We believe that strong sustainability governance ensures consistency and accuracy of the information we report to our stakeholders. Our sustainability governance structure is shown below.

Board oversight of environmental sustainability and community investment is primarily conducted by the Governance Committee, which receives a report from management on each of these topics at least annually. In addition, our full Board engages with business leaders on their environmental sustainability initiatives during its regular discussion of their business strategies. In October 2024, our Board engaged with senior management on our environmental sustainability progress, having discussed during the year our innovation efforts to address the increasing demand for more sustainable products and solutions. In February 2025, our Board reviewed our 2024 Integrated Report, which presents our progress through 2024 toward achieving our key 2025 and 2030 sustainability goals.

Board oversight of social sustainability is primarily conducted by the Compensation Committee, which discussed talent matters, including pay equity and transparency, at multiple meetings in 2024. In December 2024, our Board engaged with, and challenged management on, our employee experience, including the results of our employee engagement survey and progress in our people-focused strategic pillars.

With strategic guidance and direction provided by our CEO, management is responsible for ensuring that we continue to make progress toward achieving our sustainability goals through our Sustainability Council, which is led by our enterprise sustainability leader reporting to our CEO, who continues to also be accountable for our progress. The

24	2025 Proxy Statement | Avery Dennison Corporation

council, which is composed of a cross-divisional and cross-functional group of company and business leaders, met regularly during 2024 to ensure we largely deliver our 2025 sustainability goals, make progress toward achieving our 2030 sustainability goals and targets, and accurately report to our stakeholders. Our enterprise sustainability leader participated in all of our 2024 off-season stockholder engagements to report on our sustainability advancements and answer questions from investors.

PROGRESS TOWARD ACHIEVING OUR 2025 AND 2030 GOALS

We believe that our sustainability priorities reflect the expectations of our stakeholders. We regularly report our sustainability progress and interview members of management responsible for key sustainability initiatives, as well as third parties such as sell-side analysts and members of sustainability organizations, during our biannual materiality assessments. The feedback we received engaging with investors related to environmental and social sustainability matters in 2024 can be found in the proxy summary.

We present scorecards showing progress against our 2025 and 2030 sustainability goals through 2024 in the proxy summary. You can find additional information in our 2024 Integrated Report being furnished to the SEC prior to the distribution of our proxy materials and our ESG Download being made available on our website at esg.averydennison.com on or before the filing of this proxy statement. Information on our website is not and should not be considered part of, nor is it incorporated by reference into, this proxy statement.

We disclose our sustainability metrics in accordance with the SASB framework, noting where those disclosures align with the GRI framework, and annually respond to CDP Climate, Water Security and Forests. We are a member of the United Nations Global Compact and have made commitments to the United Nations Sustainable Development Goals and the Science Based Targets initiative (SBTi). Our Scope 1, 2 and 3 GHG emissions reduction targets have been approved by SBTi as consistent with reductions required to keep global warming to no more than 1.5°C. We are in the process of aligning our sustainability reporting with TCFD requirements.

TALENT MANAGEMENT

Succession Planning

Recognizing that we have had several leadership changes in recent years, including the appointments of our CEO and Solutions President in 2023 and our Interim CFO and Materials President in 2024, our Board has further prioritized its focus on leadership succession planning. In April 2024, reflecting its practice of conducting CEO succession planning at least annually, our Board discussed the progress of potential internal CEO successors, utilizing a scorecard of desired attributes and outcomes and required and preferred experiences aligned upon with a third-party leadership advisory firm. At that time, the Compensation Committee also reviewed leadership changes and discussed potential successors to the members of our Company Leadership Team, which includes the leaders of our businesses and corporate functions, with reference to their performance scorecards, our enterprise leadership competency model, and profiles detailing the skills and experiences required of these roles.

In October 2024, the Compensation Committee reviewed leadership changes and the key areas of focus in our Materials and Solutions businesses, as well as enterprise-wide, with a view to ensuring that identified potential successors are meaningfully progressing with their development plans. In addition, during the year, the Compensation Committee focused more deeply on key areas of succession priority, such as the roles of CFO, Chief Strategy and Corporate Development Officer (CSDO) and Chief Information Officer, and its Chair reported on these succession planning reviews to our Board.

The Compensation Committee regularly receives reports on executive new hires, promotions and role changes, departures and open positions to assist with succession planning.

Leadership Development

The Compensation Committee oversees our talent management efforts to identify and develop our future leaders. We maintain a robust performance review process and establish leadership development plans for our top talent, while also providing career advancement opportunities to our employees more broadly. Senior management reports to the Compensation Committee on our leadership by identifying high-potential talent, helping these individuals advance

Avery Dennison Corporation | 2025 Proxy Statement	25

the skills and capabilities to become our future leaders, and ensuring that they are executing development plans to progress them toward identified roles with greater responsibility. As part of its regular meeting process, our Board has the opportunity to engage with our business and functional leaders in and outside the boardroom. In addition, Board members periodically visit our facilities to meet with local management and have the freedom to engage directly with any of our employees.

COMMUNITY INVESTMENT

With Board oversight by the Governance Committee, our community investment efforts help strengthen the communities around the world in which we operate. We make most of these investments through ADF, which annually distributes at least 5% of its assets from the prior year. ADF’s grantmaking is aided by our employees worldwide who identify nonprofit organizations serving their local communities in need of financial support to advance their mission and impact, make monetary contributions and volunteer their time.

ADF’s grantmaking strategy focuses on providing funding to charitable organizations working to increase education access, advance environmental sustainability and support secure livelihoods. In addition to these grantmaking focus areas, among other things, ADF supports employees in times of crisis and nonprofit organizations aiding in disaster relief.

ADF and our company collectively made $4.9 million in grants and other charitable contributions during 2024.

Advancing Strategic Pillars

In support of its vision and mission, ADF prioritizes grants to communities and geographies facing the greatest need. The aggregate amount of grants made in 2024 in each of ADF’s strategic pillars, as well as select grant recipients, are shown below; the remainder of ADF’s contributions were primarily made in the other areas described in this section. Over 90% of ADF grants incorporated employee volunteerism.

HIGHLIGHTS OF 2024 ADF STRATEGIC PILLAR CONTRIBUTIONS
~$700K TO INCREASE EDUCATION ACCESS	~$500K TO ADVANCE ENVIRONMENTAL SUSTAINABILITY	~$350K TO SUPPORT SECURE LIVELIHOODS

•  Associação Beneficente ABID to enhance educational foster care services in Brazil

•  Minds Matter Cleveland to support college readiness and access for students in Ohio

•  The Womanity Foundation to advance girls’ education in Afghanistan

•  Beijing Roots & Shoots to support youth conservation programs in China

•  Global Forest Generation to scale forest ecosystems in South America

•  Quang Binh Community Development to reduce plastic waste in Vietnam

•  Building Markets to improve market access for small businesses in Colombia

•  Defence for Children International to support migrant/refugee women and children in Greece

•  The Hunar Foundation to provide vocational training in Pakistan

Supporting Employees in Times of Crisis

ADF’s Employee Crisis Fund offers financial assistance to our employees impacted by natural disasters and other humanitarian crises, providing support of $650,000 to more than 1,500 company employees in Bangladesh, Brazil and the U.S. in 2024.

Supporting Disaster Relief Efforts

ADF partners with an independent nonprofit organization, GlobalGiving, to directly support and match employee giving to disaster relief efforts around the globe. During 2024, ADF and our employees made donations to organizations responding to events in Brazil, Japan, Spain and the U.S., as well as providing emergency and long-term support to people in need in the Middle East.

Engaging Employees

Through ADF’s signature Granting Wishes program, employees organize volunteer events and nominate local NGOs to receive grants. In 2024, ADF made $1.1 million of grants in 34 countries through this program.

Providing College Scholarships

ADF provided college scholarships to selected children of company employees in 2024, furthering its goal of increasing educational access. The program administered by Scholarship America annually awards scholarships in the U.S. and Canada. In 2024, ADF engaged the Institute of International Education to administer a similar program in Bangladesh, Brazil, Honduras, India, Malaysia, Mexico, South Africa, Sri Lanka, Turkey and Vietnam, with plans to further expand to other countries in which we have a significant employee presence.

26	2025 Proxy Statement | Avery Dennison Corporation

OUR BOARD OF DIRECTORS

OVERVIEW

Our Board oversees, counsels and ensures management is serving the best interests of our company, with a view toward maximizing the performance of our businesses and delivering long-term value for all our stakeholders.

PRIMARY BOARD RESPONSIBILITIES

•  Establish Board/Committee composition, structure and responsibilities to ensure strong independent oversight

•  Conduct director succession planning to maintain engaged Board with balance of skills, qualifications and demographics

•  Oversee businesses, strategy execution, risk mitigation, governance profile and sustainability progress

•  Approve annual operating plan and key strategic decisions, including acquisitions and significant fixed and information technology capital expenditures

•  Maintain integrity of financial statements and oversee capital allocation, including dividends and share repurchases

•  Evaluate performance of senior leaders and determine executive compensation

•  Conduct CEO and other executive succession planning to help develop leaders that advance our future growth and ensure engaged and empowered teams

2025 Director Nominees

Our Governance Guidelines provide our Board’s view that a size between 8 and 12 directors allows for effective Board functioning, although it may periodically comprise a larger or smaller number of directors. Under our Bylaws, the number of directors shall be fixed from time to time by Board resolution; our Board has fixed the current number of directors at 9.

Our 2025 director nominees are shown in the chart below. As shown by individual in the Director Matrix in the proxy summary, they bring a balance of industry and functional experience in overseeing management in advancing our strategies and achieving our financial goals.

	NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION	INDEPENDENT	AC	CC	GC	FC

1	Bradley A. Alford	68	2010	Retired Chairman & CEO, Nestlé USA	✓		●	●

2	Mitchell R. Butier	53	2016	Chairman-Elect, Avery Dennison Corporation	–				●

3	Ward H. Dickson^	62	2024	Retired EVP & CFO, WestRock Company	✓	●			●

4	Andres A. Lopez	62	2017	Retired President & CEO, O-I Glass, Inc.	✓		●

5	Maria Fernanda Mejia	61	2024	Retired CEO, International, Newell Brands Inc.	✓	●

6	Francesca Reverberi	53	2023	SVP, Engineered Materials & Plastics Solutions, Trinseo PLC	✓		●

7	Patrick T. Siewert*	69	2005	Retired Managing Director & Partner, The Carlyle Group Inc.	✓	●		●	●

8	Deon M. Stander	56	2023	President & CEO, Avery Dennison Corporation	–				●

9	William R. Wagner	58	2022	CEO, Semrush Holdings, Inc.	✓	●		●

AC = Audit Committee CC = Compensation Committee GC = Governance Committee FC = Finance Committee

* = Lead Independent Director  ● = Chair ● = Member ^ = New Director

The ages of our director nominees range from 53 to 69, with an average age of 61. Their lengths of service range from less than one to 20 years, with an average tenure of 7 years.

Board Meetings and Attendance

Our Board met five times during 2024. There were 27 Board Committee meetings during the year. All directors attended at least 75% of their respective Board and Committee meetings; average attendance was 98%. In addition, our directors regularly engaged on strategic, business and financial matters with each of our Executive Chairman and CEO outside of meetings. Directors are strongly encouraged to attend annual stockholder meetings under our Governance Guidelines and all then-serving directors attended the 2024 Annual Meeting.

Avery Dennison Corporation | 2025 Proxy Statement	27

Additional Board Engagement

Bringing their industry and functional expertise, some of our directors participate – in certain cases, together with third-party experts – on our Advisory Councils, providing their insights outside the boardroom in a non-fiduciary capacity to management on key strategic initiatives and cybersecurity risk management. These councils do not possess governing authority, which remains with applicable management teams. At this time, Mr. Wagner is a member of our Digital Advisory Council and our Cybersecurity Advisory Council; Mses. Mejia and Reverberi are members of our Future of Consumer Packaging Advisory Council; and Mr. Alford is a member of our Food Advisory Council. At year-end 2024, Mr. Butier served on the Cybersecurity Advisory Council and Mr. Stander served on the other three councils, in each case in their capacity as company officers. Directors serving on Advisory Councils are not currently provided any additional compensation for doing so, but that could change for non-employee directors as the time commitments of their service continue to be assessed.

GOVERNANCE GUIDELINES

Our Governance Guidelines provide the governance framework for our company and reflect the values of our Board, as highlighted below. They are reviewed at least annually and amended from time to time to reflect changes in regulatory requirements, evolving market practices, recommendations from our advisors and feedback from our investors. Our Governance Guidelines were last amended in December 2024.

BOARD GOVERNANCE HIGHLIGHTS

Board Composition

✓  Board of 9 directors reflects significant refreshment in recent years

✓  Mandatory retirement after age 72 with no exemptions or waivers allowed or granted

✓  On average, director age of 61 years and tenure of 7 years

✓  33% of directors voluntarily self-reported as being from demographically diverse backgrounds

Director Independence	✓ Director nominees 78% independent ✓ Executive sessions of independent directors held at 3 Board meetings in 2024

Board Leadership Structure	✓ Annual review of Board leadership structure ✓ Robust Lead Independent Director role and independent Audit, Compensation and Governance Chairs

Board Committees

✓  Annual composition review and periodic structural review and Chair/member rotation, including in 2024 given new and departing directors

✓  Act under annually reviewed charters reflecting stakeholder expectations and best practices

✓  Directors required to attend Board/Committee and stockholder meetings

Board Duties

✓  Regular CEO and executive leadership succession planning

✓  Ongoing review of long-term strategic plans, including key risks and mitigating strategies

✓  Directors entitled to rely on independent legal, financial or other advisors at our expense

Continuous Board Improvement

✓  New directors receive orientation materials and engage with senior management to familiarize themselves with our Board and company, receiving additional orientation after joining Board committees to better understand their responsibilities and processes

✓  Continuing education through meetings with management, visits to our facilities and participation in director education programs

✓  Annual evaluation process ensures Board, Committees, Chairman, Lead Independent Director and Committee Chairs are functioning effectively

Director Succession Planning

✓  Regular review of Board composition and ongoing director succession planning

✓  Biannual individual director feedback process advances continuous director development and assists with succession planning

28	2025 Proxy Statement | Avery Dennison Corporation

DIRECTOR INDEPENDENCE

Our Governance Guidelines require that our Board comprise a majority of directors who satisfy the criteria for independence under New York Stock Exchange (NYSE) listing standards and that our Audit, Compensation and Governance Committees be composed entirely of independent directors. An independent director is one who meets the independence requirements of the NYSE and who our Board affirmatively determines has no material relationship with our company, directly or indirectly as a partner, stockholder or officer of an entity with which we have a business relationship.

Each year, all directors serving part or all of the year complete a questionnaire designed to solicit information that may have a bearing on our Board’s independence determination, including any relationships they have with our company, directly or indirectly through our company’s sale or purchase of products or services to or from any companies or firms by which they are employed. The Governance Committee discusses any disclosures made in the questionnaires relevant to its independence assessment with our Corporate Secretary, as well as any transactions our company has with director-affiliated entities. In February 2025, after review of their respective relationships, the Governance Committee concluded that only Messrs. Butier and Stander had relationships that were disqualifying under NYSE listing standards, otherwise material or impaired director independence. Upon the recommendation of the Governance Committee, our Board affirmatively determined the 10 directors named below serving for all or part of 2024 to be independent; 7 of 9 of our director nominees are independent.

2024 INDEPENDENT DIRECTORS	2025 DIRECTOR NOMINEE INDEPENDENCE
Bradley Alford Ward Dickson Ken Hicks Andres Lopez Maria Fernanda Mejia Francesca Reverberi Patrick Siewert Julia Stewart Martha Sullivan William Wagner
*	Excludes Ms. Stewart, Mr. Hicks and Ms. Sullivan who departed from our Board in April, November and December 2024, respectively.

For a discussion of the potential impact of tenure on director independence, see the Board Refreshment and Director Succession Planning section of this proxy statement.

Avery Dennison Corporation | 2025 Proxy Statement	29

BOARD LEADERSHIP STRUCTURE

Our Governance Guidelines give our Board the discretion to separate or combine the roles of Chairman and CEO as it deems appropriate based on the needs of our company at any given time. To facilitate this decision-making, the Governance Committee annually reviews our Board leadership structure, giving consideration to, among other things, our financial position, business strategies and governance profile, as well as any feedback received from our investors and other stakeholders.

During 2024, we had a CEO and non-independent Chairman, balanced by a Lead Independent Director. As Executive Chairman, Mr. Butier continued to mentor Mr. Stander who became CEO in September 2023. Given that Mr. Butier served as an executive officer during 2024, Mr. Siewert was elected by our independent directors to serve as Lead Independent Director.

EXECUTIVE CHAIRMAN	PRIMARY RESPONSIBILITIES
Mitch Butier Elected annually by Board

In addition to customary duties of Chairman:

•   Provide Board’s collective input on company strategies to CEO

•   Engage with CEO on value-enhancing strategic opportunities, as well as other key relationships and strategic alliances

•   Support CEO and Company Leadership Team in expanding and deepening relationships with key stakeholders

•   Participate in certain Advisory Councils

•   Mentor CEO, acting as principal liaison between him and Board members

LEAD INDEPENDENT DIRECTOR	PRIMARY RESPONSIBILITIES
Patrick Siewert Elected annually by independent directors

•   Preside over executive sessions of independent directors and Board meetings where Chairman is not present

•   Approve Board meeting agendas, schedules and other information sent to our Board

•   Call meetings of independent directors if/as needed

•   Consult and meet with stockholders

Robust Lead Independent Director Role

In April 2024, the Governance Committee recommended that Mr. Siewert (with him not present for the discussion or vote) continue serving as Lead Independent Director through the Annual Meeting, noting that he has provided Messrs. Butier and Stander valuable counsel and guidance as they transitioned into their new roles while ensuring independent Board oversight of management. The committee also recognized Mr. Siewert’s substantial effort with our stockholder engagement program. The Governance Committee determined that, in light of his demonstrated commitment, engagement and strong leadership, Mr. Siewert should continue ensuring independent stewardship of our Board in its oversight responsibilities. The committee’s decision took into account his significant contributions as a member and former Chair of the Audit and Governance Committees and member of the Finance Committee, as well as his three decades working in Asia Pacific, a region from which 32% of our sales originated and 58% of our employees were located at year-end 2024. Upon the recommendation of the Governance Committee, the independent directors on our Board elected Mr. Siewert (with him not present for the discussion or vote) as Lead Independent Director through the Annual Meeting.

30	2025 Proxy Statement | Avery Dennison Corporation

Our Lead Independent Director exercises critical duties to ensure independent Board oversight. Our Governance Guidelines define the role’s primary responsibilities, which are shown in the chart above. Mr. Siewert also performed the activities described below as Lead Independent Director in 2024.

•

As its then-Chair, oversaw the Governance Committee’s new director search process through April 2024, including meeting regularly with senior management and the external firm engaged for the search; assessing and interviewing priority candidates; and leading director succession planning discussions with the Governance Committee, as well as one-on-one with our Executive Chairman, CEO and other Board members

•	Led the majority of our off-season stockholder engagements

•

Consulted with our independent directors and provided feedback to our Executive Chairman and CEO based on these discussions, including our Board’s evaluation of their performance with the Compensation Committee Chair

•	Met regularly with each of our Executive Chairman and CEO, as well as periodically with other members of management and representatives of our independent registered public accounting firm

Supplementing our Lead Independent Director in providing independent Board leadership are our Audit, Compensation and Governance Chairs, all of whom are independent.

Board Leadership Evaluation and Transition

During our Board’s 2024 evaluation process, Messrs. Butier and Siewert received uniformly positive feedback in their respective roles as Chairman and Lead Independent Director.

In February 2025, noting that Mr. Butier remained best positioned to lead our Board in overseeing management’s execution of our strategies – and giving consideration to his success in the role of Executive Chairman since September 2023 and the valuable mentorship he has provided to Mr. Stander in his first 18 months as CEO – upon the recommendation of the Governance Committee, our Board elected Mr. Butier (with him not present for the discussion or vote) to serve as Chairman for a one-year term ending at the 2026 Annual Meeting, subject to his reelection. Also at that time, upon the recommendation of the Governance Committee, the independent directors on our Board elected Mr. Siewert (with him not present for the discussion or vote) to serve as Lead Independent Director for a one-year term ending at the 2026 Annual Meeting, subject to his reelection.

During our 2024 stockholder engagements, while certain investors expressed a preference for an independent chairman, they appreciated our Board’s rationale for its current leadership structure in light of our recent CEO transition and other changes to our Board and executive leadership. Following a successful CEO transition and consistent with the range of anticipated timing for the Executive Chairman role, Mr. Butier will cease serving as an executive officer of our company after the Annual Meeting.

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BOARD COMMITTEES

Each of our Board Committees has a written charter that describes its purpose, membership and meeting structure, and responsibilities. These charters may be found on the investors section of our website under Governance Documents and are reviewed by the respective committee at least annually, with any recommended changes adopted upon approval by our Board. Amended charters are promptly posted on our website. The Audit Committee charter was most recently amended in October 2024; the Compensation and Governance Committees charters were most recently amended in December 2024; and the Finance Committee charter has not been amended since its adoption in December 2023.

Our Board Committees have the ability to delegate authority to subcommittees and may obtain advice and assistance from consultants, legal counsel or other advisors at our expense. In addition, each committee annually evaluates its performance. The primary responsibilities, membership and 2024 meeting and attendance information for the three independent committees of our Board are summarized below. In 2024, upon the recommendation of the Governance Committee, our Board rotated the leadership and membership of its committees; only the current Chairs and members are referenced in this proxy statement.

CURRENT MEMBERS	PRIMARY RESPONSIBILITIES

Ward Dickson (Chair)

Maria Fernanda Mejia

Patrick Siewert

William Wagner

Audit committee financial experts:

Dickson and Siewert

All members satisfy NYSE enhanced independence standards

MEETINGS

2024 meetings: 7

Avg. attendance: 100%

•  Oversee financial statement and disclosure matters, including quarterly and annual earnings release documentation and SEC reports, internal controls, critical accounting policies and practices, major financial risk exposures and significant tax matters

•  Appoint and oversee independent registered public accounting firm, including evaluating its qualifications and independence, as well as scope, staffing and fees for annual audit and other audit, review or attestation services; annually reviewing its performance and regularly considering whether to appoint a new firm; and approving engagement and compensation of any other such firm preparing or issuing audit reports or related work or performing other audit review or attest services

•  Oversee internal audit function, including appointing/dismissing senior internal auditor, evaluating his or her performance, reviewing significant issues identified in internal audits and management’s response, and discussing annual internal audit plan, budget and staffing

•  Perform compliance oversight responsibilities, including overseeing cybersecurity risk management and risks related to information technology controls and security; maintaining procedures for complaints regarding accounting, internal accounting controls or auditing matters; reviewing financially significant legal matters; and making determinations regarding certain Code of Ethics violations

•  Approve Audit Committee Report for proxy statement

CURRENT MEMBERS	PRIMARY RESPONSIBILITIES

Bradley Alford (Chair)

Andres Lopez

Francesca Reverberi

All members satisfy NYSE enhanced independence standards and qualify as “non-employee directors” under Exchange Act Rule 16b-3

MEETINGS

2024 meetings: 5

Avg. attendance: 89%

•  Review and approve AIP and LTI targets in light of company goals and CEO objectives; including evaluating company and individual performance to determine CEO compensation and overseeing CEO’s evaluation of performance of other executive officers

•  Review and approve senior executive compensation, including base salaries and incentive compensation

•  Conduct leadership succession and development planning and regularly review executive new hires, promotions and role changes, departures and open positions

•  Oversee executive compensation strategy, incentive plans, equity-based plans and benefit programs

•  Review and provide oversight of talent management policies and strategies, including pay equity and transparency; leadership compensation plans, benefits, recruiting and retention strategies, and development programs; and employee engagement

•  Review stockholder engagement process, results and feedback related to executive compensation, talent management and social sustainability

•  Approve CD&A and Talent and Compensation Committee Report for proxy statement

•  Oversee stockholder approval of executive compensation matters, including say-on-pay and say-on-frequency votes

•  Assess compensation programs for potential encouragement of excessive risk-taking

•  Recommend non-employee director compensation

•  Administer clawback policies providing for recoupment of incentive compensation determined to have been erroneously received by executive officers or other AIP or LTI recipients

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CURRENT MEMBERS	PRIMARY RESPONSIBILITIES
William Wagner (Chair) Bradley Alford Patrick Siewert All members satisfy NYSE independence standards MEETINGS 2024 meetings: 12* Avg. attendance: 97%

•  Regularly review Board composition and conduct director succession planning, including identifying potential new Board members and recommending director nominees/appointees

•  Annually consider Board leadership structure and recommend whether to elect independent Chairman or Lead Independent Director

•  Recommend Board and Committee structure, Chairs and members

•  Recommend independent directors based on NYSE independence standards

•  Review and approve related person transactions

•  Oversee annual Board/Committee performance evaluation and biannual individual director feedback process

•  Review Governance Guidelines and recommend changes

•  Review and provide oversight of governance, environmental sustainability and community investment initiatives, policies and practices

•  Review stockholder engagement process, results and feedback related to governance, environmental sustainability and community investment

•  Review stockholder proposals

•  Oversee V&E program and Code of Conduct, evaluate significant conflicts of interest and make determinations regarding certain Code of Ethics violations

* Nearlyhalf of meetings focused exclusively on new director search.

In addition to the above committees required by SEC rules and NYSE listing standards, our Board maintains a standalone non-independent Finance Committee, information regarding which is shown below.

CURRENT MEMBERS	PRIMARY RESPONSIBILITIES
Mitchell Butier (Chair) Ward Dickson Patrick Siewert Deon Stander MEETINGS 2024 meetings: 3 Avg. attendance: 100%

Conduct finance oversight responsibilities, including reviewing and making recommendations to our Board regarding our:

•  Capital structure in light of our financial plans, current operations and long-term strategies

•  Capital allocation strategy, including stockholder dividends, stock repurchases and financial capacity for significant transactions such as strategic investments, acquisitions and divestitures

•  Financing plans, including equity, debt or other securities offerings and private placements that may materially impact our financial position

•  Pension plan financing status

•  Other financial matters that our management or Board desires to have reviewed by the committee

EXECUTIVE SESSIONS

Our Board believes it is important to have separate executive sessions with Messrs. Butier and Stander, as well as with Mr. Butier only, each of which was held at all 2024 Board meetings. In addition, the independent directors on our Board meet at least once per year, having candid discussions that exclude our Executive Chairman and CEO during which they critically evaluate the performance of them, management as a whole and our company. As Lead Independent Director, Mr. Siewert presided over three executive sessions of independent directors during 2024.

Our Board began its 2024 meetings with one of at least two executive sessions with Messrs. Butier and Stander to discuss key focus areas and frame meeting discussions; the last such session at the end of these meetings provided time for the Board to reflect and align on key priorities, after which our independent directors periodically met in executive session.

Executive sessions were also generally held during regular 2024 Board Committee meetings. These sessions excluded members of management unless the committee requested one or more of them to attend a portion to provide additional information or perspective, in which case the committee generally met independently thereafter.

Avery Dennison Corporation | 2025 Proxy Statement	33

RISK OVERSIGHT

Management is responsible for mitigating the day-to-day risks confronting our businesses, and our Board oversees enterprise risk management (ERM). In performing its oversight role, our Board ensures that the ERM processes designed and implemented by management are functioning effectively and promoting risk-adjusted decision-making. The teams leading our businesses have incorporated ERM into their strategic development and execution, assessing the risks impacting their businesses and implementing and adjusting mitigating actions on an ongoing basis. In addition, in consultation with our risk management team and senior management, they semiannually prepare risk profiles consisting of a heat map; summaries of key risks and mitigating strategies; identified Company Leadership Team and business/functional owners to ensure accountability; ability of risk transfer; whether the risk is increasing, decreasing or consistent with prior year; and prior- and current-year impact and likelihood after discussion with business and company leaders. These profiles are used to prepare a company risk profile based on identified business risks as well as enterprise risks. Among other things, key risks at the enterprise level in 2024 included the macroeconomic environment, cybersecurity, environmental regulation and sustainability trends.

We continually advance our ERM program, with oversight by our Board. In 2024, enhancements included the prioritization of key mitigating strategies for each risk, with impacts assigned thereto to heighten leadership attention on higher impact priorities, and having one-on-one discussions with the owners of each risk and related mitigating strategies to further drive accountability.

We have robust processes that support a strong internal control environment and promote the early identification and ongoing mitigation of risks. Our legal and compliance functions, including our Chief Compliance Officer, report to our CLO to provide independent evaluation of the challenges facing our businesses and our Internal Audit leader reports to the Audit Committee in the conduct of his operational responsibilities, helping ensure he maintains independence from management.

Our Board as a whole oversees risks related to our five-year strategic plan horizon, exercising this responsibility by considering the risks related to management’s strategies and execution plans. Our Board receives a report on the ERM process and the resulting company risk profile at least annually, engaging throughout the year with management on key risks in its strategic planning discussions. Executives who lead various risk areas – such as law, information technology, tax, compliance, sustainability, employee relations and community investment – report periodically to Board Committees and occasionally to our full Board.

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As shown below, our Board has delegated elements of its risk oversight responsibility to its Committees to more efficiently coordinate risk mitigation with management. Our Board receives reports from the Committee Chairs regarding topics discussed at committee meetings, including the areas of risk they primarily oversee, and engages on risk mitigation during its regular engagement with our business and functional leaders.

RISK OVERSIGHT

Board of Directors

•  Business strategies

•  Corporate governance

•  Acquisitions, divestitures and other significant transactions

•  Annual operating plan and significant fixed and information technology capital expenditures

•  Enterprise risk management

Audit Committee	Compensation Committee	Governance Committee	Finance Committee

• Financial reporting processes and statements, and internal controls • Information technology and cybersecurity • Certain legal, compliance and regulatory matters

•  Executive compensation and succession planning

•  AIP and LTI plans

•  Leadership compensation, benefits, and recruiting and retention

•  Clawback policies

•  Non-employee director compensation

•  Social sustainability

•  Board/Committee structure and composition

•  Director succession planning

•  Governance and stockholder rights/proposals

•  Environmental sustainability

•  Community investment

•  V&E/Code of Conduct

•  Related person transactions

•  Certain legal, compliance and regulatory matters

• Capital structure and allocation strategy • Financing plans • Pension plan funding status

The Audit Committee oversees our internal control environment and evaluates the effectiveness of our internal controls at least annually. Supplementing these processes, the Audit Committee meets regularly in executive session with each of our CFO, Controller, Internal Audit leader, and representatives of our independent registered public accounting firm, and as needed with other members of senior management. The Governance Committee meets semiannually with our Chief Compliance Officer to discuss, among other things, significant internal investigations.

During 2024, our Board was particularly focused on overseeing the risk areas described below.

2024 RISK FOCUS AREAS

•	Navigating increasing macroeconomic and geopolitical uncertainty – Deepening scenario planning and enhancing capabilities to mitigate related risks

•	Connecting physical items with digital identities – Enabling products, solutions and platforms in existing and new segments and enhancing collaboration across business units

•

Addressing potential slower market growth trends in Materials base business – Adjusting capital allocation priorities and developing plans to realign cost structure as needed in lower growth environment; leading with sustainability in Materials’ base business; and driving growth in high-value categories by accelerating sustainability innovation while continuing to deliver operational excellence and productivity

•

Separating accelerated investments in high-value categories from lower-cost model in Solutions base business – Modifying cost structure to improve returns in apparel, accelerating Intelligent Labels adoption in new segments, increasing differentiation and building digital solutions in Vestcom

•

Accelerating innovation to address sustainability/innovation megatrends – Refining innovation roadmap, investing to future-proof pressure-sensitive labeling as a decoration technology of choice, and advancing digital skills and capabilities across our company

•	Responding to changing role of emerging markets in increasingly de-globalized world – De-risking in China and right-sizing capital allocation priorities to reflect developments in emerging markets

•

Evaluating and executing acquisitions to enable greater end-market access – Refreshing potential targets in broader industrial and technology sectors, revisiting previously considered acquisitions and evaluating potential value-accretive companies in Materials adjacencies

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Risks Associated with Compensation Policies and Practices

The Compensation Committee annually discusses with management and its independent compensation consultant, WTW, whether our executive compensation program is meeting the committee’s objectives. In addition, the Compensation Committee periodically engages WTW to undertake a more formal risk assessment to ensure that our program does not provide incentives that encourage excessive risk-taking in the management of their respective businesses or functional areas. The committee most recently conducted this evaluation in February 2024.

The Compensation Committee noted the key risk-mitigating features of our executive compensation program described below.

RISK-MITIGATING FEATURES

Governance and Oversight

✓ Compensation Committee has discretion to decrease AIP and LTI awards to penalize potentially risky actions

✓ Clawback policy requires recoupment of certain incentive-based compensation to executive officers if we are required to prepare accounting restatement to correct material noncompliance with any financial reporting requirement; in addition, all AIP and LTI recipients are subject to compensation clawback in connection with financial restatement indicating fraud or misconduct

✓ Incentive compensation plan structure and targets reviewed within context of market practices, tied to annual business plans and company goals, and approved by Compensation Committee

✓ Compensation Committee annually evaluates CEO/senior executive performance against strategic, financial and sustainability goals

✓ Officers prohibited from hedging or pledging company stock and required to engage in stock transactions only during limited trading windows

Pay Philosophy and Structure

✓ Focus on incenting stockholder value creation, balanced by retention and other considerations

✓ Incentive compensation designed to deliver strong annual financial performance and long-term economic and stockholder value creation, balanced growth and efficient capital deployment

✓ Substantial majority of leadership compensation delivered in long-term equity- or cash-based awards to motivate pursuit of superior performance and sustainable growth

✓ Rigorous stock ownership policy with minimum ownership requirement of 6x for CEO; requires net shares acquired to be retained until compliance is achieved and pre-transaction certifications to ensure continued compliance

✓ Executive severance plans consistent with market practices, with double-trigger change of control termination benefits only for most senior NEOs

Incentive Program Design

✓ AIP and LTI awards incent achievement of annual financial goals and long-term economic and stockholder value creation, using multiple performance objectives covering different time periods

✓ AIP awards not guaranteed, with below-threshold performance resulting in zero payout, payments subject to overall cap of 200% and NEO individual modifiers generally capped at 100%

✓ Equity awards fully performance-based, using multiple performance objectives, vesting over multiple time horizons and subject to threshold and maximum payout opportunities

•  PUs cliff-vest at end of three years with payout for relative TSR component capped at 100% of target if absolute TSR is negative

•  MSUs vest over 1-, 2-, 3- and 4-year performance periods (average performance period of 2.5 years), with threshold performance at absolute TSR of (15)% and target performance at absolute TSR of 10%

Given its assessed low risk in each of these categories and other factors, WTW advised the Compensation Committee that our executive compensation program strikes an appropriate pay-risk balance and does not present risk-related concerns.

The Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

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DIRECTOR EDUCATION

Initial Orientation

Our director orientation materials and discussions with management generally cover our (i) stakeholders, values, and financial results and goals; (ii) business and company strategies, risks and mitigating actions; (iii) sustainability goals, priorities and progress; (iv) Board succession planning objectives and processes; (v) company leadership and recent Board/Committee meetings; (vi) Board, governance and company policies, including our Governance Guidelines, Committee charters, conflict of interest policy, non-employee director compensation program, insider trading policy and Code of Conduct; (vii) investor messaging; and (viii) SEC filings and sustainability reporting.

In connection with their appointments to our Board in February and June 2024, respectively, we provided Ms. Mejia and Mr. Dickson with information regarding these matters. Our Executive Chairman, CEO and other members of management met with each of them to discuss these materials and help ensure a smooth initial onboarding. Ms. Mejia and Mr. Dickson also visited certain of our manufacturing facilities, joined as observers in select Board Committee meetings to better understand their respective responsibilities, and were each assigned two independent directors from our Board to further guide their onboarding process.

Continuing Education

Our ongoing director education program consists of regular interactions with and presentations from members of management regarding our businesses, strategies and financial performance, as well as periodic visits to our facilities. In December 2024, our Board visited manufacturing facilities in Malaysia and Vietnam, meeting with leaders of our Asia Pacific Materials and Solutions businesses. In July 2024, our Board visited our Materials Group’s headquarters and innovation center in Mentor, Ohio and our Solutions Group innovation center in Miamisburg, Ohio, meeting with key leaders from each business in connection with its review and discussion of their strategic plans.

We provide directors with access to a boardroom news resource platform for them to keep informed of regulatory developments and market practices, and reimburse directors who attend continuing director education programs for fees and related expenses.

BOARD AND COMMITTEE EVALUATIONS

The Governance Committee oversees an annual performance evaluation of our Board, Chairman, Lead Independent Director and Board committees, including the Committee Chairs. Our Board views the evaluation process as integral to assessing its effectiveness, identifying opportunities for improvement and continually enhancing Board functioning.

In 2023, the Governance Committee implemented a separate biannual process for directors to provide anonymized individual feedback on their peers to advance continuous improvement and assist with Board succession planning, with this process next to be conducted in 2025. The summary below focuses on the broader Board/Committee evaluation process.

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BOARD EVALUATION PROCESS
Process

•  Written evaluations of and comments regarding Board/Committee

•  Composition, including balance of skills and qualifications

•  Meeting materials

•  Meeting mechanics and structure

•  Fulfillment of responsibilities

•  Meeting content and conduct

•  Overall performance

•  Effectiveness of Chairman, Lead Independent Director and Committee Chairs

•  Open-ended questions regarding key areas of Board focus and adjustments to processes implemented based on prior feedback

•  One-on-one discussions with Governance Committee Chair to provide additional perspective on written evaluations

2024 Review of Results

•  Discussion of written evaluation results, verbal feedback and potential improvement opportunities

•  Executive Chairman, Governance Committee Chair and Corporate Secretary

•  Governance Committee

•  Board in executive session with Executive Chairman and CEO

•  Audit, Compensation and Finance Committees in executive session

Recent Improvement Actions

•  Sharpened focus on executive succession planning and leadership development, appointing new CEO and business group leaders, in each case after having evaluated their attributes, experiences and strengths and determined that they were best positioned to lead our company into the future

•  Enhanced director succession planning with more regular refreshment, launching new director search in 2023 focused on candidates with retail/consumer packaged goods or finance expertise, leading to Ms. Mejia and Mr. Dickson being appointed to our Board in February and June 2024, respectively, and conducting new search for one or more independent director candidates with public company board experience and global food, logistics and/or supply chain expertise or substantial compensation, talent management and executive succession planning experience

•  Advanced strategic oversight, expanding mentorships between individual directors and key business leaders and increasing Board engagement with leaders below senior management level

•  Heightened focus on strategic priorities of digital solutions and sustainability-driven innovation, as well as cybersecurity risk management

•  Regular discussion of M&A pipeline and potential targets, as well as performance of acquired companies and integration learnings

•  Refined Board schedule and meeting process, implementing additional executive sessions with our Executive Chairman and CEO, refining cadence of executive sessions of independent directors, and conducting certain Committee meetings virtually to maximize time for in-person full Board engagement

•  Increased Executive Chairman and CEO engagement with directors between meetings and more time dedicated to executive sessions with them to provide greater time for in-person Board discussion

STOCKHOLDER ENGAGEMENT

We value feedback on our governance program and actively solicit input through stockholder engagement to ensure our practices reflect not only our evolving business strategies but also the expectations of our stakeholders. This supplemental engagement program and the feedback we received on governance matters are described in the proxy summary.

CONTACTING OUR BOARD

Our Board welcomes feedback from our stakeholders. We review all correspondence received from stockholders, discussing feedback received with senior management and/or our Board as appropriate. Stockholders and other interested parties may contact our Board, Executive Chairman, Lead Independent Director, any Committee Chair or any other individual director concerning business matters by writing to Board of Directors (or particular Board subgroup or individual director), c/o Corporate Secretary, 8080 Norton Parkway, Mentor, Ohio 44060.

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PROPOSAL 1 – ELECTION OF DIRECTORS

Our Governance Guidelines provide for a Board of between 8 and 12 directors and our Bylaws require the number to be fixed by resolution of our Board. Our Board has fixed the current number of directors at 9.

Each of our nominees is presently serving on our Board and has consented to being named in this proxy statement and serving if elected by stockholders. All nominees are standing for election for a one-year term ending at the 2026 Annual Meeting.

Majority Voting Standard; Unelected Director Resignation Requirement

In voting for the election of directors, each share has one vote for each position to be filled and there is no cumulative voting. Our Bylaws provide for the approval by a majority of votes cast for the election of directors in uncontested elections such as this and require that any incumbent director not reelected tender his or her resignation from our Board. Our Board, excluding the tendering director, would be required to determine whether to accept the resignation – taking into account the recommendation of the Governance Committee and any other factors it considers appropriate – and publicly disclose its decision and rationale within 90 days from the date election results are certified.

Board Recommendation

Our Board recommends that you vote FOR each of our 9 director nominees.

The persons named as proxies will vote for their election, unless you specify otherwise. If any director nominee were to no longer be able to serve, your proxy would be voted for a substitute nominee designated by our Board or we would decrease the size of our Board.

SELECTION OF DIRECTOR NOMINEES

Directors are annually recommended by the Governance Committee for nomination by our Board and election by our stockholders. New directors may also be recommended by the Governance Committee for appointment to our Board, with their election by stockholders taking place at the next Annual Meeting. The Director Matrix in the proxy summary shows the balance of industry experience, functional experience and demographics on our Board.

In evaluating whether to recommend a new or incumbent director nominee, the Governance Committee primarily considers the criteria described below.

•	Independence, to ensure a substantial majority of our Board is independent

•

U.S. public company leadership and/or Board experience and working or having worked outside the U.S., as well as industry and functional experience, in each case considering factors such as size, scope and complexity

•	Board service at other U.S. public companies

•	Experience in finance, accounting and/or executive compensation, as well as in functional areas such as marketing, M&A, environmental sustainability, cybersecurity and science/engineering/R&D

•	For incumbent directors, Board/Committee engagement and effectiveness, meeting attendance, compliance with our stock ownership policy, and mandatory retirement date

•	Time commitments, including service on other boards; directors who are public company executive officers may not serve on more than one other U.S. public company board

•	Potential conflicts of interest

•	Ability to contribute to our company’s governance and sustainability priorities

•

Individual profile; when evaluating nominees, the committee seeks to consider (and asks any search firm engaged to provide) a varied pool of candidates with respect to industry experience, functional experience and demographics

Avery Dennison Corporation | 2025 Proxy Statement	39

The Governance Committee reviews the profile of any candidate with those of our current directors to ensure our Board has a broad representation of experiences and viewpoints. Sources for identifying potential nominees include current Board members, senior management, executive search firms and investors.

The Governance Committee regularly reviews the composition of our Board and conducts director succession planning to ensure that our Board continues to meet the needs of our businesses, effectively oversee management in executing our strategies and advance the interests of our stakeholders. Its search for new directors with retail/consumer packaged goods and/or finance expertise led to the appointments of Ms. Mejia and Mr. Dickson to our Board in February and June 2024, respectively.

Stockholder Submission of Director Nominees

The Governance Committee considers stockholder nominees on the same basis as it considers all other nominees.

Advance Notice Nominees

Stockholders may recommend director candidates by submitting his or her name, biographical information, professional experience, written consent to nomination and the other information required by our Bylaws to our Governance Committee Chair, c/o Corporate Secretary, 8080 Norton Parkway, Mentor, Ohio 44060. To be considered at the 2026 Annual Meeting, advance notice stockholder nominations must comply with the deadlines and other requirements described in the Voting and Meeting Q&A section of this proxy statement.

Proxy Access Nominees

A stockholder, or a group of no more than 20 stockholders, owning at least 3% of our company’s stock continuously for at least three years is permitted to submit director nominees (up to 20% of the Board) for inclusion in our proxy materials, subject to the deadlines and other requirements described in our Bylaws. For information on submitting proxy access nominees for the 2026 Annual Meeting, refer to the Voting and Meeting Q&A section of this proxy statement.

BOARD REFRESHMENT AND DIRECTOR SUCCESSION PLANNING

Our Board’s ongoing director succession planning is designed to ensure an independent, well-qualified and effective Board.

The Governance Committee’s long-term objective is to balance our Board with regular refreshment and stability, ensure access to a broad new director candidate pool and achieve a more even tenure distribution of newer directors, medium-tenure directors and longer-serving directors.

Tenure

Our Governance Guidelines provide that directors are not subject to tenure limits and our Board determines its refreshment policies in light of our evolving strategies and financial position, exercising its discretion in the best interest of our company and stockholders. While tenure limits could help ensure regular Board refreshment, they could also result in the premature loss of a director who over a longer period of time has gained valuable experience and is significantly contributing to our Board and company. With the departure of certain longer-tenured directors over the last 18 months, only two of our director nominees have served more than 10 years, with only one of them having served more than 15 years.

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Policies Supporting Regular Board Refreshment

Our Board has the policies described below to facilitate regular refreshment, with the events shown below impacting director nominees having occurred since the 2024 Annual Meeting.

POLICY	DESCRIPTION	EVENTS OCCURRING AT/SINCE 2024 ANNUAL MEETING
Mandatory Resignation Policy	Incumbent directors not elected by stockholders must tender their resignation	All incumbent directors then standing for election were elected at the 2024 Annual Meeting.
Mandatory Retirement Policy	Directors must retire on date of annual meeting of stockholders that follows their reaching age 72; no exemptions or waivers allowed or granted	No directors were subject to mandatory retirement at the 2024 Annual Meeting.
Resignation Tendered Upon Change in Principal Employment	Directors who change their principal occupation, position or responsibility must volunteer to resign

Mr. Lopez retired as President/CEO of O-I Glass in May 2024; Ms. Reverberi’s role at Trinseo changed to SVP, Engineered Materials and Plastics Solutions, in October 2024; and Mr. Wagner accepted a new role as CEO of Semrush Holdings effective March 2025, on whose board of directors he has served since September 2022. In each case, the director volunteered to resign and the Governance Committee determined that the director should remain on our Board.

Prior Notice Requirement to Prevent Overboarding

Directors must give prior notice before accepting another U.S. public company directorship so that his/her ability to fulfill Board responsibilities may be evaluated if he/she serves on more than four other such boards

No director nominees joined another U.S. public company board since the 2024 Annual Meeting.

Upon the recommendation of the Governance Committee, Messrs. Dickson and Wagner and Mses. Mejia and Reverberi were appointed to our Board as independent directors in June 2024, October 2022, February 2024 and February 2023, respectively. Mr. Stander joined our Board when he became CEO in September 2023. Mr. Hicks and Mses. Stewart and Sullivan departed from our Board in November, April and December 2024, respectively. We believe that this recent experience with individuals both joining and departing our Board reflects ongoing refreshment.

Both the Governance Committee and our full Board discussed director succession planning at multiple meetings held in the second half of 2024 to oversee an ongoing search for one or more independent directors with public company board experience and global food, logistics and/or supply chain expertise or substantial compensation, talent management and executive succession planning experience.

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BOARD COMPOSITION

Former directors Mr. Hicks and Ms. Sullivan departed from our Board in November and December 2024, respectively, given other professional commitments and endeavors. The average age and tenure of our directors is now 61 and 7 years, respectively. Our director nominees include newer directors bringing fresh ideas and insights into the boardroom and longer-serving directors with deep institutional knowledge of our Board and company.

The Governance Committee seeks to recommend individuals with a broad mix of skills, qualifications and demographics, focusing primarily on how a potential candidate’s overall profile complements those of the existing members of our Board.

2025 DIRECTOR NOMINEES

The following pages provide information on our 2025 director nominees, including their age, service commencement, independence, current Board roles and business experience during at least the past five years. We also indicate the name of any other U.S. public company board on which each nominee currently serves or has served during the past five years.

For each nominee, we present select skills and qualifications, which includes U.S. public company leadership and/or board experience, industry and functional expertise or experience, and working or having worked outside the U.S. Consistent with the Director Matrix presented in the proxy summary, Select Skills and Qualifications excludes board service at U.S. public companies at which the individual served or serves as CEO, COO or CFO. All director nominees have demonstrated the ability to fulfill the time commitments necessary to serve on our Board and advance the long-term interests of our stockholders, as well as those of our other stakeholders.

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BRADLEY A. ALFORD

Age 68 Director since April 2010 Independent

RECENT BUSINESS EXPERIENCE

Nestlé USA, a nutrition, health and wellness company

•  Chairman & CEO from January 2006 to October 2012

Nestlé Brands Company, an operating unit of Nestlé USA

•  President & CEO from 2003 to December 2005

BOARD ROLES

Compensation Committee Chair

Governance Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 Perrigo Company PLC

Past Five Years:

 None

SELECT SKILLS AND QUALIFICATIONS

U.S. public company board experience

•  Concurrent service on one other board and prior service on other boards

Industry experience

•  Technical expertise in consumer goods industry into which our Solutions Group sells with 40+ years in roles of increasing responsibility, as well as extensive experience in packaging, primarily focused on consumer goods

Functional experience

•  Technical expertise in marketing, as well as supervisory experience in finance, M&A and R&D as regional CEO

Works/Has Worked Outside the U.S.

•  Work assignments in Oceania

MITCHELL R. BUTIER

Age 53 Director since April 2016 Not Independent

RECENT BUSINESS EXPERIENCE

Avery Dennison Corporation

•  Executive Chairman from September 2023 to April 2025

•  Chairman & CEO from March 2022 to August 2023

•  Chairman, President & CEO from April 2019 to February 2022

•  President & CEO from May 2016 to April 2019

•  President & COO from November 2014 to April 2016

•  SVP & CFO from June 2010 to October 2014; continued serving as CFO until March 2015

•  VP, Global Finance, & CAO from March 2007 to May 2010

BOARD ROLES

Executive Chairman

Finance Committee Chair

OTHER PUBLIC COMPANY BOARDS

Current:

 None

Past Five Years:

 None

SELECT SKILLS AND QUALIFICATIONS

U.S. public company leadership experience

•  Held roles of increasing responsibility at our company, including CFO, COO and CEO

Industry experience

•  Served in positions of increasing responsibility in what is now our Materials Group, gaining packaging industry expertise and extensive materials science and industrial goods experience

Functional experience

•  Technical finance expertise having served as CAO and CFO and environmental sustainability expertise from advancing our sustainability goals and value-creation opportunities

•  Supervisory experience in marketing, M&A, cybersecurity and R&D as CEO

Works/Has Worked Outside the U.S.

•  Work assignments in Europe

WARD H. DICKSON

Age 62 Director since June 2024 Independent

RECENT BUSINESS EXPERIENCE

WestRock Company, a paper and packaging solutions company (including predecessor Rock-Tenn Company)

•  Executive Vice President & CFO from September 2013 to November 2021

BOARD ROLES

Audit Committee Chair

Finance Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 Ameren Corporation

Past Five Years:

 None

SELECT SKILLS AND QUALIFICATIONS

U.S. public company leadership experience

•  Served as CFO of company then with $18 billion in annual revenues and ~50K employees

U.S. public company board experience

•  Concurrent service on one other board

Industry experience

•  Technical expertise in packaging industry served by our Materials Group, as well as extensive experience in materials science and industrial goods

Functional experience

•  Technical finance expertise having served as CFO for 8 years and supervisory experience in M&A

•  Substantial knowledge of cybersecurity and environmental sustainability

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ANDRES A. LOPEZ

Age 62 Director since February 2017 Independent

RECENT BUSINESS EXPERIENCE

O-I Glass, Inc., a glass container manufacturer and supplier

•  President & CEO from January 2016 to May 2024

•  COO & President, Glass Containers, from January 2015 to December 2015

•  President, O-I Americas, from July 2014 to July 2015

•  President, O-I Latin America, from April 2009 to July 2014

BOARD ROLES

Compensation Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 None

Past Five Years:

 O-I Glass, Inc.

SELECT SKILLS AND QUALIFICATIONS

U.S. public company leadership experience

•  Led company with $6.5 billion in revenues and ~21K employees in 2024

Industry and functional experience

•  Brings packaging industry expertise, as well as extensive experience in materials science and industrial goods, as former leader of global glass company, in each case complementing our Materials Group

•  Given impact of waste and recycling in glass value chain, technical expertise in environmental sustainability, as well as supervisory experience in finance, marketing, M&A, cybersecurity and R&D as CEO

Works/Has Worked Outside the U.S.

•  Work assignments in Latin America

MARIA FERNANDA MEJIA

Age 61 Director since February 2024 Independent

RECENT BUSINESS EXPERIENCE

Newell Brands Inc., a consumer goods company

•   CEO, International, from February 2022 to February 2023

Kellogg Company, a food manufacturing company

•   SVP and President, Latin America, from November 2011 to February 2020

BOARD ROLES

Audit Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 None

Past Five Years:

 Grocery Outlet, Inc.

SELECT SKILLS AND QUALIFICATIONS

U.S. public company board experience

•  Prior service on other boards

Industry experience

•  35+ years of consumer goods industry expertise into which our Solutions Group sells, as well as extensive experience in packaging, focused primarily on consumer goods

Functional experience

•  Technical expertise in marketing, supervisory experience in M&A, environmental sustainability and R&D as regional CEO, and substantial knowledge of cybersecurity

Works/Has Worked Outside the U.S.

•  Work assignments in Latin America, Europe and Asia Pacific

FRANCESCA REVERBERI

Age 53 Director since February 2023 Independent

RECENT BUSINESS EXPERIENCE

Trinseo PLC, a specialty materials solutions provider

•   SVP, Engineered Materials and Plastics Solutions, since October 2024

•   SVP, Engineered Materials & Chief Sustainability Officer, from August 2023 to September 2024

•   SVP, Sustainable Plastics & Chief Sustainability Officer, from July 2021 to July 2023

•   SVP, Engineered Materials & Synthetic Rubber, from March 2020 to December 2021

•   General Manager, Engineered Materials, from October 2019 to May 2021

BOARD ROLES

Compensation Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 None

Past Five Years:

 None

SELECT SKILLS AND QUALIFICATIONS

Industry experience

•  Technical materials science expertise focused on applied science in plastics, as well as extensive experience in industrial goods, in each case complementing our Materials Group

Functional experience

•   Technical expertise in environmental sustainability as former enterprise sustainability leader

•   Advanced educational and professional science/engineering expertise, with supervisory experience in marketing as divisional leader

Works/Has Worked Outside the U.S.

•   Works in Europe, region leading expansion in sustainability-related requirements

44	2025 Proxy Statement | Avery Dennison Corporation

PATRICK T. SIEWERT

Age 69 Director since April 2005 Independent

RECENT BUSINESS EXPERIENCE

Restaurant Brands International Inc., a fast food holding company

•  Advisory Chairman, Asia, since May 2024

The Carlyle Group, a diversified investment firm

•  Managing Director, Partner and Head of Consumer, Media and Retail, Asia, from April 2007 to June 2023

The Coca-Cola Company, a beverage company

•  Executive Committee member and Group President, Asia, from August 2001 to March 2007

BOARD ROLES

Lead Independent Director

Audit Committee Member

Finance Committee Member

Governance Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 Mondelēz International, Inc.

Past Five Years:

 None

SELECT SKILLS AND QUALIFICATIONS

U.S. public company board experience

•  Concurrent service on one other board

Industry experience

•  Consumer goods industry expertise having led regional division of global beverage company into which our Solutions Group sells and extensive experience in materials science and industrial goods, complementing our Materials Group

Functional experience

•  Finance and 15+ years of M&A expertise leading consumer, medial and retail investment practices and advising on investments in consumer goods businesses, as well as supervisory experience in marketing and R&D as regional business leader

Works/Has Worked Outside the U.S.

•  Has worked in Asia Pacific for 30 years

DEON M. STANDER

Age 56 Director since September 2023 Not Independent

RECENT BUSINESS EXPERIENCE

Avery Dennison Corporation

•  President & CEO since September 2023

•  President & COO from March 2022 to August 2023

•  VP/GM, RBIS (now Solutions Group), from June 2015 to February 2022

•  VP/GM, Global Commercial and Innovation, RBIS, from January 2013 to May 2015

•  VP/GM, Global Commercial, RBIS, from October 2010 to December 2012

BOARD ROLES

Finance Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 None

Past Five Years:

 None

SELECT SKILLS AND QUALIFICATIONS

U.S. public company leadership experience

•  Held roles of increasing responsibility at our company, including COO and CEO

Industry experience

•  Led our Solutions Group business and oversaw our Materials Group as COO, with packaging industry expertise and extensive experience in digital, materials science and industrial goods

Functional experience

•  Technical environmental sustainability expertise having led our Sustainability Council, with supervisory experience in finance, marketing, M&A, cybersecurity and R&D as CEO

Works/Has Worked Outside the U.S.

•  Work assignments in Europe and Asia Pacific

WILLIAM R. WAGNER

Age 58 Director since October 2022 Independent

RECENT BUSINESS EXPERIENCE

Semrush Holdings, Inc., an online visibility management software as a service company

•  CEO effective March 2025

GoTo Group, Inc. (formerly LogMeIn, Inc.), a provider of software as a service and cloud-based tools

•  President & CEO from December 2015 to January 2022

•  President & COO from January 2015 to December 2015

•  COO from May 2013 to December 2014

BOARD ROLES

Governance Committee Chair

Audit Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 Semrush Holdings, Inc.

 BlackLine, Inc. (until May 2025)

Past Five Years:

 Akamai Technologies, Inc.

 LogMeIn, Inc.

SELECT SKILLS AND QUALIFICATIONS

U.S. public company leadership experience

•  Led company then with $1+ billion in annual revenues and ~4K employees

U.S. public company board experience

•  Concurrent service on one other board after May 2025

Industry experience

•  25+ years of digital/technology industry expertise, as well as extensive experience in technology-based consumer goods, in each case complementing our Solutions Group

Functional experience

•  Technical cybersecurity expertise, as well as marketing expertise as functional leader at two technology companies; supervisory experience in finance, M&A and R&D as CEO

Avery Dennison Corporation | 2025 Proxy Statement	45

DIRECTOR COMPENSATION

In recommending non-employee director compensation to our Board, the Compensation Committee seeks to target compensation around the median of similar-size companies with which we compete for director talent. The majority of compensation is delivered in equity to align director interests with those of our stockholders.

Annual Compensation

The components of our 2024 non-employee director compensation program are shown in the charts below.

NON-EMPLOYEE DIRECTOR COMPENSATION
Target Grant Date Fair Value of RSUs	$185K
Board Retainer	$115K
Match of Charitable/Educational Contributions	$10K
Additional Retainers*
Lead Independent Director	$45K
Audit Committee Chair	$35K
Compensation Committee Chair	$25K
Governance Committee Chair	$25K
* There is no additional Finance Committee Chair retainer at this time because our Executive Chairman currently serves in that capacity.

Our 2017 Incentive Award Plan limits the sum of the grant date fair value of equity awards and cash compensation provided to non-employee directors during any calendar year to $600,000.

Compensation Setting

Non-employee director compensation is generally reviewed by the Compensation Committee every three years. In February 2024, the Compensation Committee’s independent compensation consultant, WTW, analyzed trends in non-employee director compensation and assessed our program’s market competitiveness.

Using benchmark data from public filings of companies in the Fortune 350-500, WTW recommended the following increases to non-employee director compensation: the target grant date fair value of the annual RSU award by $15,000; the Board retainer by $15,000; the additional retainer for our Lead Independent Director by $15,000; and the additional retainers for our Audit, Compensation and Governance Committee Chairs by $10,000, $5,000 and $5,000, respectively. These modest increases would bring total direct compensation for regular Board service to $300,000 (or $310,000 with the charitable match), the projected median of Fortune 350-500 companies in 2027, the next time the Compensation Committee planned to review the program. Giving consideration to the advice of WTW, the Compensation Committee recommended to our Board that the target grant date fair value of the annual award of RSUs be $185,000; the Board retainer be $115,000; the additional retainer of our Lead Independent Director be $45,000; and the additional retainers for our Audit, Compensation and Governance Committee Chairs be $35,000, $25,000 and $25,000, respectively.

Upon the recommendation of the Compensation Committee, our Board approved the revised non-employee director compensation program reflected in the charts above, effective as of the date of the 2024 Annual Meeting.

Stock Ownership Policy

Our stock ownership policy requires non-employee directors to own at least $500,000 of our company stock, 50% of which must be held in vested shares. Only shares owned directly or in a trust, DSUs and unvested RSUs subject to time-based vesting are measured in determining policy compliance.

Our non-employee directors have achieved the minimum ownership required by our stock ownership policy other than Messrs. Dickson and Wagner and Mses. Reverberi and Mejia who have five years from the date of their respective Board appointment to achieve that level.

46	2025 Proxy Statement | Avery Dennison Corporation

Equity Compensation

The annual equity award to non-employee directors consists of RSUs that vest on the one-year anniversary of the grant date, consistent with the one-year term to which directors are elected. Unvested RSUs (i) fully vest upon a director’s death, disability, retirement from our Board after reaching age 72 or termination of service within 24 months after a change of control and (ii) are cancelled in the event a director is not reelected by stockholders or leaves our Board before vesting, unless otherwise determined by the Compensation Committee. On May 1, 2024, each of our then-serving non-employee directors was awarded 844 RSUs with a grant date fair value of $182,043.

In connection with their appointments to our Board, (i) on February 22, 2024, Ms. Mejia received an award of 132 RSUs with a grant date fair value of $27,816, reflecting the 2023 director equity award of $170,000 prorated for the remaining two months of the term ending at the 2024 Annual Meeting, and (ii) on June 1, 2024, Mr. Dickson received an award of 753 RSUs with a grant date fair value of $167,030, reflecting the 2024 director equity award of $185,000 prorated for the remaining 11 months of the term ending at the Annual Meeting.

As of their respective departure dates from our Board in April, November and December 2024 and as permitted by our 2017 Incentive Award Plan, the Compensation Committee accelerated the vesting of the RSUs granted on May 1, 2024 to Ms. Stewart, Mr. Hicks and Ms. Sullivan in recognition of their decade-plus service on our Board.

Deferrable Cash Compensation

Annual retainers are paid semiannually and prorated for any director’s partial service during the year. Our non-employee directors may elect to receive this compensation in (i) cash, either paid directly or deferred into an account under our Directors Variable Deferred Compensation Program (DVDCP), which accrues earnings at the rate of return of certain bond and equity investment funds managed by a third party; (ii) DSUs credited to an individual account pursuant to our Directors Deferred Equity Compensation Program (DDECP); or (iii) a combination of cash and DSUs. For directors with a DDECP account balance, dividend equivalents, representing the value of dividends paid on shares of our common stock calculated based on the number of DSUs held as of a dividend record date, are reinvested on the applicable payable date in the form of additional DSUs. In 2024, none of our non-employee directors participated in the DVDCP and four of them participated in the DDECP.

When a participant in the DDECP ceases serving as a director, the dollar value of the DSUs in his or her account is divided by the closing price of our common stock on the date of the director’s separation, with the resulting number of shares of our common stock, less fractional shares, issued to the director. In connection with their departures from our Board in April, November and December 2024, Ms. Stewart, Mr. Hicks and Ms. Sullivan were issued 43,365, 15,512 and 14,470 shares of our common stock, respectively, based on their separation date DDECP account balance.

Charitable Match

We match up to $10,000 per year of each non-employee director’s documented contributions to charitable organizations or educational institutions.

Avery Dennison Corporation | 2025 Proxy Statement	47

DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Bradley A. Alford	$115,000	$182,043	$10,000	$307,043

Ward H. Dickson	$137,500	$167,030	–	$304,530

Ken C. Hicks(2)	$70,000	$182,043	$10,000	$262,043

Andres A. Lopez	$115,000	$182,043	–	$297,043

Maria Fernanda Mejia	$131,667	$209,859	$10,000	$351,526

Francesca Reverberi	$115,000	$182,043	–	$297,043

Patrick T. Siewert	$160,000	$182,043	$5,000	$347,043

Julia A. Stewart(2)	–	–	$10,000	$10,000

Martha N. Sullivan(2)	$79,584	$182,043	$10,000	$271,627

William R. Wagner	$140,000	$182,043	$10,000	$332,043
(1)

Messrs. Butier and Stander are not included in the table because they served as Executive Chairman and CEO of our company, respectively, in 2024 and received no additional compensation to serve on our Board.

(2)

Amounts represent retainers earned as shown in the table below, prorated for the applicable months of service. Since fees are paid semiannually for the new term to which a director is elected, Ms. Stewart received no fees during the year as she did not stand for reelection at the 2024 Annual Meeting. Messrs. Alford and Lopez had, for one or more years during their service, deferred compensation through the DDECP, with 23,319 and 1,841 DSUs, respectively, in their accounts on the last day of our 2024 fiscal year. Following their departure from our Board in April, November and December 2024, Ms. Stewart, Mr. Hicks and Ms. Sullivan were issued 43,365, 15,512 and 14,470 shares of our common stock, respectively, reflecting their separation date DDECP account balance.

Director	Board Leadership Roles	Board Retainer	Committee Chair Retainer	Lead Director Retainer

Alford		$115,000	–	–

Dickson	Audit Committee Chair	$105,417	$32,083	–

Hicks	Former Compensation Committee Chair	$57,500	$12,500	–

Lopez		$115,000	–	–

Mejia		$131,667	–	–

Reverberi		$115,000	–	–

Siewert	Lead Independent Director	$115,000	–	$45,000

Sullivan	Former Audit Committee Chair	$76,667	$ 2,917	–

Wagner	Governance Committee Chair	$115,000	$25,000	–
(3)

Amounts reflect the grant date fair values of RSUs in accordance with Accounting Standards Codification Topic 718, Compensation, Stock Compensation (ASC 718). Fair values were determined based on the fair market value of our common stock on the respective grant date, adjusted for foregone dividends. Each non-employee director serving at year-end 2024 held 844 unvested RSUs, except that Ms. Mejia and Mr. Dickson held 976 and 753 unvested RSUs, respectively.

(4)	Amounts reflect our match of documented contributions made to charitable organizations or educational institutions.

48	2025 Proxy Statement | Avery Dennison Corporation

PROPOSAL 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

After considering the preliminary voting results of the most recent advisory vote on the frequency of say-on-pay votes in 2023, our Board determined to continue holding say-on-pay votes annually. The advisory vote is a vote to approve the compensation of our NEOs as described in the Compensation Discussion and Analysis and Executive Compensation Tables sections of this proxy statement. It is not a vote on our general compensation policies or any specific element of compensation, the compensation of our non-employee directors, our CEO pay ratio or pay vs. performance disclosures, or the features of our compensation program that mitigate excessive risk-taking.

The results of the advisory vote are not binding on our Board. However, we will disclose the Compensation Committee’s consideration of the vote results in the Compensation Discussion and Analysis section of our 2026 proxy statement.

Board Recommendation

We are committed to maintaining ongoing engagement with our investors to discuss the alignment of our executive compensation program with our strategies and the incentives it provides our leaders to deliver strong financial performance, creating superior long-term, sustainable value for our stockholders.

Our Board recommends that you vote FOR approval, on an advisory basis, of the compensation of our NEOs as described in the

Compensation Discussion and Analysis and Executive Compensation Tables sections of this proxy statement.

Properly dated and signed proxies will be so voted unless you specify otherwise.

Avery Dennison Corporation | 2025 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This CD&A* describes our executive compensation program and the decisions of the Compensation Committee (referred to in this CD&A as the “Committee”) regarding 2024 executive compensation. It includes the sections shown below.

EXECUTIVE SUMMARY

Our strategic pillars and 2024 achievements are described in the proxy summary. We have consistently executed our business strategies, delivering long-term, sustainable value for our stockholders. We believe that this value is best measured by our TSR and cumulative EVA, both of which are performance objectives used in our LTI program and inform how we set our goals for sales growth, operating margin improvement, asset efficiency, ROTC and capital allocation. Our overriding focus remains on ensuring the long-term success of our stakeholders and we have a clear set of strategies to deliver for them.

Progress Toward Long-Term Financial Targets

In March 2021, we announced financial targets through 2025, making significant progress toward their achievement in 2024. Our performance during the first four years of this period reflects the strength and durability of our portfolio, the resilience of our market positions, our agile and talented global team, and the consistent execution of our strategies, which together enable us to deliver strong results and compound earnings in various scenarios across cycles.

*

This CD&A contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from the expected results, performance or achievements expressed or implied thereby. For a detailed discussion of these risks, see Part I, Item 1a, “Risk Factors” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our 2024 Annual Report. Statements contained in this CD&A regarding our company and business performance targets and goals should not be interpreted as management’s expectations, estimates of future results or other guidance.

50	2025 Proxy Statement | Avery Dennison Corporation

In 2021-2024, on a four-year compound annual basis (with 2020 as the base period), GAAP reported net sales, operating income, net income and EPS increased by 5.9%, 6.6%, 6.1% and 7.2%, respectively. GAAP reported operating margin in 2024 was 11.9%. Our non-GAAP targets and results are shown below.

	2021-2025 TARGETS	2021-2024 RESULTS

Sales Change Ex. Currency(1)(2)	5%+	7.0%

Adjusted EBITDA Growth(1)(2)(3)	6.5%	7.6%

Adjusted EBITDA Margin(1)	16%+ in 2025	16.4% in 2024

Adjusted EPS Growth(1)(2)	10%	7.4%

ROTC(1)	18%+	15.8% in 2024

(1)	Results for non-GAAP measures are reconciled from GAAP in Appendix A of this proxy statement.
(2)	Percentages for targets and results reflect five- and four-year compound annual growth rates, respectively, with 2020 as the base period.
(3)

Although adjusted EBITDA growth was not one of our original targets, it was implied by the sales change ex. currency and adjusted EBITDA margin targets. The foreign currency translation impact to EBITDA was a benefit of approximately $38 million in 2021 and a headwind of approximately $81 million, $20 million and $7 million in 2022, 2023 and 2024, respectively.

Our financial targets through 2028 focus on continuing to deliver value creation using the long-term financial framework we announced in September 2024, which reflects our overriding objective to deliver GDP+ growth, margin expansion and top-quartile returns on capital.

2024-2028 TARGETS

Sales Change Ex. Currency(1)	5%+

Adjusted EBITDA Margin	17%+ in 2028

Adjusted EPS Growth(1)	10%

ROTC	Top Quartile(2)

(1)	Percentages reflect five-year compound annual growth rates, with 2023 as the base period.
(2)	Relative to peer group for 2024-2026 PUs listed on page 71 of this proxy statement.

2024 Financial Performance

Although a lower demand environment driven primarily by significant inventory destocking downstream from our company led to a challenging 2023, we progressed in delivering on our strategic and financial goals in 2024. Our Materials and Solutions businesses both achieved strong top- and bottom-line results, with our base businesses recovering from the impact of prior-year destocking, strong growth in high-value categories and significant productivity-driven margin expansion. Key financial results for the year are shown below; the non-GAAP financial measures used herein are defined, qualified and reconciled from GAAP in Appendix A of this proxy statement.

2024 FINANCIAL RESULTS

Net Sales	Reported EPS	Net Cash Provided by Operating Activities	Net Income
$8.8B	$8.73	$938.8M	$704.9M

Net sales increased by 4.7% from $8.4 billion in 2023, driven by strong volume growth, partially offset by deflation-related price reductions; sales ex. currency increased by 5.1%

Reported EPS increased from $6.20 in 2023; adjusted EPS increased 19.4% from $7.90 to $9.43, at high end of original guidance, reflecting volume recovery in base label and apparel businesses, strong growth in high-value categories, and improved productivity

		We used adjusted free cash flow of $699.5 million to pay $277.5 million of dividends, repurchase $247.5 million in shares of our common stock and make three venture investments	Delivered ROTC of 15.8%

Avery Dennison Corporation | 2025 Proxy Statement	51

Effective Capital Allocation

We invest in our businesses to support organic growth and seek to acquire companies that can expand our capabilities in high-value product categories, increase our pace of innovation and advance our sustainability priorities. Our fixed and information technology capital spending in 2024 of $239.8 million was 16% lower than in 2023, reflecting continued investment in our businesses with consideration to the more uncertain macroeconomic and geopolitical environment and our other capital allocation priorities. During the year, we also made venture investments in three companies developing technological solutions that we believe have the potential to advance our strategies.

In 2024, we paid $277.5 million in dividends of $3.45 per share and repurchased 1.2 million shares of our common stock, having strategically accelerated repurchases in the fourth quarter. We raised our quarterly dividend rate by 9% in April 2024.

As shown below, over the last five years, we have deployed more than $2 billion to acquisitions (including venture investments) and returned more than $2 billion to stockholders in dividends and share repurchases.

TSR Performance

Our TSR in 2024 was lower than the TSR of the Dow Jones U.S. Container & Packaging Index, the S&P 500 Industrials Index and the S&P 500 Index, three indices we use to disclose our relative performance. We believe that our five-year TSR is a more meaningful measure than our one-year TSR, consistent with the time horizon of our financial targets and goal to deliver long-term value for our investors. While lower than two of these indices, our five-year TSR outperformed the Dow Jones U.S. Container & Packaging Index, as shown below.

5-YEAR CUMULATIVE TSR

1-, 3- AND 5-YEAR TSR

	AVY	Dow Jones U.S. Container & Packaging Index	S&P 500 Industrials Index	S&P 500 Index

2020	21%	21%	11%	18%

2021	41%	12%	21%	29%

2022	(15)%	(17)%	(5)%	(18)%

2023	14%	7%	18%	26%

2024	(6)%	13%	17%	25%

3-Year TSR	(9)%	1%	31%	29%

5-Year TSR	55%	36%	76%	97%

52	2025 Proxy Statement | Avery Dennison Corporation

2024 Say-on-Pay Vote and Feedback During Stockholder Engagement

At the 2024 Annual Meeting, 94% of our stockholders approved our executive compensation. The level of support we received was relatively consistent with the high approval rates we received in recent years. The Committee believes that our strong say-on-pay vote results, as well as the feedback related to executive compensation we have received during our engagements with investors, demonstrate overall support of our program.

The Committee makes changes to our executive compensation program as appropriate to ensure it aligns with our evolving financial profile and business strategies or address feedback from our investors. We believe that its annual review of our AIP and LTI programs and the actions taken over time reflect the Committee’s commitment to paying for performance and being responsive to investor feedback.

2024 NEOs

In this CD&A and the Executive Compensation Tables section of this proxy statement, we provide information regarding our 2024 NEOs shown below. In this CD&A, Messrs. Stander, Allouche, Lovins and Butier are referred to as Corporate NEOs and Messrs. Melo and Yost are referred to as Business NEOs.

	2024 NEOs

	Name	Title at YE	Executive Level	U.S./Non-U.S.
1	Deon M. Stander	President & CEO	1	U.S.
2	Danny G. Allouche	SVP, CSDO and Interim CFO	3	Non-U.S.
3	Gregory S. Lovins	SVP & CFO*	2	U.S.
4	Mitchell R. Butier	Executive Chairman	1	U.S.
5	Francisco Melo	President, Solutions Group (Solutions)	2	Non-U.S.
6	Ryan D. Yost	President, Materials Group (Materials)	2	U.S.

* Currently on medical leave

Avery Dennison Corporation | 2025 Proxy Statement	53

Overview of Pay Philosophy and Executive Compensation Components

Our executive compensation program reflects the Committee’s philosophy that the substantial majority of compensation should be tied to our success in creating stockholder value, providing higher realized compensation when we deliver superior, sustained performance. The objectives of this strategy are to motivate our executives to achieve our annual and long-term financial goals.

The Committee implements its pay-for-performance philosophy as follows:

•

Establishing target TDC to incent strong operational and financial performance and stockholder value creation, giving consideration to median pay at similar-size companies, role responsibilities, experience, performance, retention and succession

•	Aligning annual incentives with our business and/or company financial goals for the year

•	Rewarding long-term performance using absolute and relative TSR, as well as cumulative EVA, to incent delivery of stockholder value creation

The substantial majority of target TDC for NEOs is generally performance-based, meaning that they ultimately may not realize the value of at-risk components if we fail to achieve the designated performance objectives. Incentive compensation consists of target award opportunities under our AIP and LTI compensation program, with payouts determined based on our performance against the threshold, target and maximum levels established by the Committee. The mix and elements of 2024 target TDC for NEOs other than our Executive Chairman are shown below.

NEO TARGET TDC MIX AND ELEMENTS*

	CEO	Average of Other NEOs

Target TDC Mix

	88% at Risk	71% at Risk

Long-Term Incentive Compensation
PUs	Corporate NEOs	Business NEOs
	• 50% of LTI with payout = 0% to 200% of target award • 3-year performance period - Company EVA (50%) - Company Relative TSR (50%)	• 50% of LTI with payout = 0% to 200% of target award • 3-year performance period - Business EVA (75%) - Company Relative TSR (25%)
• Relative TSR payout capped at 100% if absolute TSR is negative
MSUs	• 50% of LTI with payout = 0% to 200% of target award • 1-, 2-, 3- and 4-year performance periods - 100% Company Absolute TSR
Annual Incentive Compensation
	Corporate NEOs	Business NEOs
AIP Award
• Drives performance to deliver annual company/business financial goals • Individual performance modifier based on achievement of strategic objectives (generally capped at 100% for NEOs)

Base Salary	• Annual fixed-cash compensation generally set around market median
*

Excludes Mr. Butier whose target 2024 TDC as Executive Chairman was substantially different than that of our other NEOs because he was not a participant in the 2024 AIP and his 2024 LTI award was delivered in the form of time-based RSUs rather than performance-based PUs and MSUs.

54	2025 Proxy Statement | Avery Dennison Corporation

Pay for Performance

In the graph below, CEO compensation reflects Mr. Stander’s Summary Compensation Table compensation for 2023 and 2024 and such compensation of our former CEO, Mr. Butier, for 2020 through 2022, as well as our 2020-2024 TSR of 55%. Changes in CEO pay have generally correlated with changes in TSR, except in the year of our CEO transition, when CEO pay was substantially lower than in the prior year because Mr. Stander’s 2023 compensation primarily reflected his compensation as COO, and in 2024, when CEO pay was substantially higher than in the prior year because it reflected Mr. Stander’s first full year as CEO.

The Committee has determined that our executive compensation program also rewards progress toward achievement of our sustainability goals. The Committee considers our NEOs’ environmental and social sustainability-related achievements in its discussion of their annual performance and determination of their AIP individual modifiers.

Strong Compensation Governance Practices

Our executive compensation program incorporates the best practices shown below, which the Committee believes ensure that it serves the long-term interests of our stockholders.

PAY FOR PERFORMANCE

Compensation Primarily Performance-Based	✓ 88% of CEO’s annualized target TDC and 71% of average 2024 target TDC of other NEOs (excluding Mr. Butier)

Capped Annual Incentive Consistent with Annual Financial Goals

✓  AIP award for participating NEOs based on achieving adjusted EPS at or above midpoint of annual guidance and other performance objectives consistent with annual financial goals, subject to limited upward and unlimited downward discretion based on Committee’s assessment of performance of CEO against predetermined strategic objectives and other NEOs’ individual contributions; awards capped at 200% of target

Majority Long-Term Equity Incentive Compensation

✓  LTI awards for NEOs (excluding Mr. Butier) prioritize longer-term stockholder value creation, with PUs cliff-vesting at end of 3-year period and MSUs vesting over 1-, 2-, 3- and 4-year performance periods

Strategic Targeting

✓  Target TDC (base salary + target AIP opportunity + target LTI opportunity) set to incent strong performance and value creation, giving consideration to pay at similar-size companies, role responsibilities, experience, performance, retention and succession

Avery Dennison Corporation | 2025 Proxy Statement	55

COMPENSATION BEST PRACTICES

No Employment Contracts	✓ NEOs employed without contract unless required by laws or market practices of home country

Rigorous Stock Ownership Policy

✓  CEO required to maintain ownership of 6x his base salary and owned 2x this requirement at YE 2024; Executive Chairman, Level 2 NEOs and Level 3 NEO required to maintain ownership of 6x, 3x and 2x of base salary, respectively

No Hedging or Pledging	✓ Insider trading policy prohibits officers from engaging in short sale, option, hedging and pledging transactions in our common stock and all NEOs complied during 2024

Limited Trading Windows	✓ NEOs may only transact in company stock during approved trading windows after satisfying preclearance requirements, including certifying continued compliance with our stock ownership policy

Below Median Burn Rate	✓ Three-year average burn rate of 0.45% at YE 2024, between 25th and 50th percentiles of S&P 500 companies

Compensation Clawback

✓  Clawback policy requires recoupment of certain incentive-based compensation to executive officers if we are required to prepare accounting restatement to correct material noncompliance with any financial reporting requirement; in addition, all AIP and LTI recipients are subject to compensation clawback in connection with financial restatement indicating fraud or misconduct

No Excise Tax Gross Ups	✓ No gross-up payments for excise taxes for termination following change of control

Double Trigger Equity Vesting	✓ Equity awards not accelerated upon change of control unless NEO terminated without cause or NEO terminates employment for good reason within 24 months of change of control

Limited Perquisites

✓  Other than capped financial planning reimbursement only for CEO and Level 2 NEOs and payment for annual physical examinations, certain NEOs receive flat taxable executive benefit allowance not subject to tax gross-up

STRONG GOVERNANCE

Independent Oversight	✓ Committee comprising independent directors with executive compensation decisions

Expert Compensation Consultant	✓ WTW provides Committee with expert executive compensation advice

SUMMARY OF 2024 COMPENSATION DECISIONS

The Committee approves executive compensation to pay for performance, with the target TDC of NEOs established to incent strong financial performance and stockholder value creation. Compensation is generally based predominantly on performance, meaning that our executives may not ultimately realize some or all of the at-risk components if we fail to achieve our financial objectives.

In determining 2024 NEO compensation, the Committee considered the factors described below.

•

Annual Company Performance – For Corporate NEOs participating in the AIP, our company’s 2024 adjusted sales growth, adjusted EPS and adjusted free cash flow; for Business NEOs, primarily the adjusted net income, adjusted free cash flow and adjusted sales growth of their respective business and secondarily adjusted EPS

•	Stockholder Returns – Our TSR on an absolute basis, as well as relative to a designated group of peer companies, and company/business cumulative EVA

•	Individual Performance – Our CEO’s performance against the predetermined strategic objectives established for him at the beginning of the year and the contributions of our other NEOs

•	Market Competitiveness – Pay practices and company performance relative to the market

•	Investor Feedback – The results of our 2024 say-on-pay vote and any feedback on executive compensation received during our stockholder engagement program

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The key decisions impacting 2024 NEO target TDC are shown below. While we provide consistent, market-competitive target TDC opportunities for our NEOs, the actual compensation they realize each year varies based primarily on our financial performance.

2024 EXECUTIVE COMPENSATION SUMMARY

Component	Decisions Impacting 2024 Compensation

BASE SALARY 12% of CEO TDC; Avg. 29% of Other NEO TDC (excl. Butier)

The base salaries of Messrs. Stander and Butier did not change. In April, (i) Mr. Melo received a base salary increase of 4% consistent with the average merit increase for all employees and (ii) Messrs. Allouche and Lovins received base salary increases of 5% and 8%, respectively, to more closely align with market data for similar roles. Mr. Yost’s base salary increased by 31% when he was promoted to Materials President in March.

AIP AWARD 16% of CEO TDC; Avg. 18% of Other NEO TDC (excl. Butier)

Mr. Butier was not a participant in the 2024 AIP. Mr. Yost’s target AIP opportunity increased from 40% of base salary to 60% of base salary in connection with his promotion to Materials President. There were no other changes to NEO target AIP award opportunities in 2024.

Company and/or business performance resulted in financial modifiers of 132% for participating Corporate NEOs, 44% for Mr. Melo and 150% for Mr. Yost. Individual modifiers for all NEOs were 100%. Mr. Lovins’ 2024 AIP award was prorated at 83% due to his medical leave, which began in November 2024.

LTI AWARDS 72% of CEO TDC; Avg. 53% of Other NEO TDC (excl. Butier)

Annual LTI Awards Granted in 2024

•  The Committee increased Mr. Stander’s target LTI opportunity from 550% of base salary to 600% of base salary, positioning his target TDC at the 40th percentile of market data at companies with annual revenues of $10 billion, which was modestly below the median given that it would be his first full year as CEO. The Committee decreased Mr. Butier’s target LTI opportunity from 700% of base salary to 500% of base salary, positioning his target TDC at the 60th percentile of market data at companies with annual revenues of $10 billion, which was modestly above the median in acknowledgment of his effective transition from CEO to Executive Chairman and strong performance in the role. In connection with his promotion to Materials President, Mr. Yost’s target LTI opportunity increased from 65% of base salary to 180% of base salary. There were no other changes to NEO target LTI opportunities in 2024.

•  Mr. Butier’s LTI award was in the form of RSUs that cliff-vest on the first anniversary of the grant date, consistent with the one-year vesting of RSUs awarded annually to our non-employee directors.

•  For all other NEOs, LTI awards were fully performance-based and delivered with the following vehicles, performance objectives and vesting:

•  50% in PUs that cliff-vest at the end of three-year period with payouts ranging from zero to 200% based on the achievement of the respective cumulative EVA and relative TSR performance objectives. Payout for the TSR component is capped at 100% of target for any performance period in which absolute TSR is negative. There were no changes to the PU performance objectives or weightings in 2024.

•  50% in MSUs that vest based on absolute TSR over 1-, 2-, 3- and 4-year performance periods, with an average performance period of 2.5 years, based on the following performance levels and criteria: (i) threshold performance level, which results in payout of 85%, is TSR of (15)%; (ii) target performance level, which results in a payout of 100%, requires TSR of 10%; and (iii) maximum performance level, which results in payout of 200%, requires TSR of 75%. There were no changes to MSU performance criteria in 2024.

Special LTI Awards Granted in 2024

•  In connection with his promotion to Materials President, Mr. Yost was granted special one-time LTI awards of (i) RSUs with a grant date fair value of approximately $700,000 that cliff-vest on the third anniversary of the grant date and (ii) PUs with a target grant date fair value of approximately $300,000 with the same terms and conditions as the annual award of 2024-2026 PUs to participating Corporate NEOs.

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2024 EXECUTIVE COMPENSATION SUMMARY

Component	Decisions Impacting 2024 Compensation
LTI AWARDS

LTI Awards Vesting at YE 2024

•  2022-2024 PUs

•  Our 2022-2024 TSR was at the 56th percentile relative to the designated peer group, which was 121% of target. However, because absolute TSR for the period was negative, the payout for this performance objective was capped at 100%.

•  Company cumulative EVA of $1,140 million was less than the threshold level, resulting in no payout on that performance objective for Corporate NEOs. Cumulative EVA for what is now Solutions was also less than the threshold level, resulting in no payout on that performance objective for Messrs. Melo and Yost, whose PUs were tied to that business at the time of grant.

•  The 2022-2024 PUs paid out at 50% of target for Corporate NEOs and 25% of target for Business NEOs.

•  MSUs

•  4th Tranche of MSUs granted in 2021

   2021-2024 Absolute TSR of 28%

   Payout of 128% of target

•  3rd Tranche of MSUs granted in 2022

   2022-2024 Absolute TSR of (4%)

   Payout of 92% of target

•  2nd Tranche of MSUs granted in 2023

   2023-2024 Absolute TSR of 4%

   Payout of 96% of target

•  1st Tranche of MSUs granted in 2024

   2024 Absolute TSR of (3%)

   Payout of 93% of target

We also provide our NEOs with limited perquisites and benefits that the Committee believes are comparable to those offered by other multinational public companies.

DISCUSSION OF 2024 COMPENSATION DECISIONS

The Committee aims to have base salaries at or around median pay at similar-size companies, with the substantial majority of compensation generally consisting of incentive compensation that delivers higher realized compensation when our financial performance is stronger and lower realized compensation when our financial performance is weaker.

Base Salaries

Changes to NEO base salaries approved by the Committee are described in the 2024 Executive Compensation Summary. Changes in base salary are generally based on performance and market comparisons for positions with similar scope and responsibility.

NEO BASE SALARIES

NEO	YE 2024 Base Salary

Stander	$1,100,000

Allouche(1)	$452,903

Lovins	$806,250

Butier	$1,000,000

Melo(1)	$517,539

Yost	$525,000
(1)	Amounts for Messrs. Allouche and Melo were converted from Israeli shekels and euros, respectively, using the average monthly exchange rates for December 2024.

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AIP Awards

The 2024 AIP was designed to incent management to achieve our financial goals for the year. Participating NEOs are not eligible for guaranteed AIP awards. AIP awards, which are capped at 200%, are determined for each fiscal year using the formula below. Individual modifiers for participating NEOs are generally capped at 100%, although the Committee retains the discretion to determine higher individual modifiers to reward exceptional performance, up to the cap of 150% for all AIP participants.

As Executive Chairman, Mr. Butier did not participate in the 2024 AIP; he has therefore been excluded from the discussion in this AIP Awards section.

Target AIP Opportunities

Changes to NEO target AIP opportunities approved by the Committee are described in the 2024 Executive Compensation Summary.

NEO TARGET AIP OPPORTUNITIES

NEO	2024 Opportunity (% of Base Salary)

Stander	135%

Allouche	50%

Lovins	75%

Melo	60%

Yost	60%

AIP Performance Objectives; Target-Setting Principles

The performance objectives and weightings for the 2024 AIP for participating Corporate NEOs, which were consistent with the prior year, were established by the Committee to continue incenting them to grow sales, deliver stockholder value through profitable growth, and generate strong cash flow.

2024 CORPORATE AIP PERFORMANCE OBJECTIVES
Objective	Description

Adjusted Sales Growth (20%)	Focuses management on top-line growth, a key contributor to long-term value creation

Adjusted EPS (60%)	Primary driver of stockholder value creation and measure we use to provide annual guidance; focuses management on profitable growth and expense control

Adjusted Free Cash Flow (20%)

Cash available after investment in our business, which we can deploy for dividends, share repurchases, acquisitions and venture investments; focuses management on improving capital efficiency, including working capital

The AIP performance objectives for Business NEOs were tied primarily to their respective business’ results based 20% on adjusted sales growth, 45% on adjusted net income and 20% on adjusted free cash flow; the remaining 15% was tied to adjusted EPS. Target payouts were designed to be achievable only if their respective business improved upon its 2023 performance and achieved its 2024 financial goals.

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The threshold payout level for the adjusted EPS performance objective for participating NEOs was set at 0%. The threshold payout level for the other two performance objectives for participating Corporate NEOs was set at 50%. For Business NEOs, the threshold payout level for the adjusted net income performance objective was set at 0% and the threshold payout level for the adjusted sales growth and adjusted free cash flow performance objectives was set at 50%. For all performance objectives, the target payout level was 100% and the maximum payout level was 200%. In setting 2024 corporate AIP targets, the Committee aimed to ensure consistency with our 2021-2025 financial targets, giving consideration to the factors described below.

•

Target adjusted sales growth, reflecting sales growth ex. currency excluding the impact of acquisitions completed after our long-term targets were set, of 4.1% ($8,710M) was less than our 2021-2025 sales growth ex. currency target of 5%+ and substantially higher than our 2023 sales change ex. currency result. Our financial results had been largely impacted by our customers building up inventory when supply chains were constrained in 2021 and 2022 and the pricing actions we took to address significant inflation, followed by downstream inventory destocking in 2023. For 2024, we expected that volume would grow as industry volumes normalized and that we would pass some of the benefit from anticipated deflation to our customers.

•

Target adjusted EPS of $9.25 was set at the midpoint of the annual guidance we provided in January 2024 and substantially higher than our 2021-2025 compound annual growth target of 10% and 2023 result of $7.90.

•

Although we did not externally communicate a 2021-2025 adjusted free cash flow target, our plan for 2024 was to deliver adjusted free cash flow of $700 million and 100% adjusted free cash flow conversion, with solid net income growth while maintaining our working capital productivity benefits. The target for adjusted free cash flow was 18.2% higher than the $592 million we delivered in 2023.

2024 CORPORATE AIP TARGETS VS. LONG-TERM TARGETS AND 2023 RESULTS
	2021-2025 Target	2023 Results	2024 AIP Target

Sales Growth Ex. Currency	5%+	(6.9)%	4.1% ($8,710M)*

Adjusted EPS Growth	10%	$7.90	$9.25 (17.1% above 2023 result)

Adjusted Free Cash Flow	N/A	$592M	$700M (18.2% above 2023 result)
* Represents AIP target for adjusted sales growth

Financial Modifiers

AIP financial modifiers are capped at 200%. In determining financial modifiers, the Committee has the discretion to exclude the impact, positive or negative, of extraordinary items such as foreign currency translation fluctuations; acquisitions and divestitures; certain restructuring and integration actions; changes in accounting principles, tax codes or related regulations and rulings; extraordinary events such as natural disasters, outbreaks of epidemiological disease, terrorism and war; the impact from early extinguishment of debt and pension plan terminations; costs of litigation outside the normal course of business; and non-cash charges associated with the impairment of long-lived assets such as goodwill.

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The table below shows the financial modifiers for the 2024 AIP. For participating Corporate NEOs, the target level of performance was exceeded for all three performance objectives; for our Solutions NEO, the threshold level of performance for the adjusted sales growth and adjusted net income performance objectives was not achieved and the target level of performance for the adjusted free cash flow and adjusted EPS performance objectives was exceeded; and, for our Materials NEO, the target level of performance was exceeded for all four performance objectives.

2024 AIP FINANCIAL MODIFIERS

	Performance Objective	Weighting	Threshold(1)	Target (100%)	Maximum (200%)	2024 Actual	Modifier	Weighted Average Modifier
Mr. Stander Mr. Allouche Mr. Lovins	Adjusted Sales Growth(2)	20%	$8,565M	$8,710M	$9,000M	$8,874M	157%	31%
	Adjusted EPS(3)	60%	$8.35	$9.25	$10.00	$9.35	111%	67%
	Adjusted Free Cash Flow(4)	20%	$630M	$700M	$780M	$757M	172%	34%
Participating Corporate NEO Financial Modifier								132%
Mr. Melo	Solutions Adjusted Sales Growth(2)	20%	$2,782M	$2,853M	$2,996M	$2,763M	0%	0%
	Solutions Adjusted Net Income(5)	45%	$206.4M	$229.3M	$252.3M	$180.9M	0%	0%
	Solutions Adjusted Free Cash Flow(5)	20%	$149M	$179M	$219M	$193M	135%	27%
	Adjusted EPS(3)	15%	$8.35	$9.25	$10.00	$9.35	111%	17%
Solutions NEO Financial Modifier								44%
Mr. Yost	Materials Adjusted Sales Growth(2)	20%	$5,687M	$5,783M	$5,976M	$5,879M	150%	30%
	Materials Adjusted Net Income(5)	45%	$548.1M	$609.1M	$670.0M	$638.4M	148%	66%
	Materials Adjusted Free Cash Flow(5)	20%	$518M	$553M	$603M	$596M	186%	37%
	Adjusted EPS(3)	15%	$8.35	$9.25	$10.00	$9.35	111%	17%
Materials NEO Financial Modifier								150%
(1)	Adjusted EPS and adjusted net income thresholds set at 0%; thresholds for all other performance objectives set at 50%.
(2)

For participating Corporate NEOs, reflects net sales of $8,755.7 million, adding the $118.7 million impact of foreign currency translation since the target was set. For Solutions NEO, reflects net sales of $2,742.7 million, adding the $20.4 million impact of foreign currency translation since the target was set. For Materials NEO, reflects net sales of $6,013.0 million, excluding certain items of $230.4 million and adding the $96.0 million impact of foreign currency translation since the target was set.

(3)	Reflects adjusted net income per common share, assuming dilution, of $9.43, adjusted for other items of ($0.08).
(4)

Reflects net cash provided by operating activities of $938.8 million, minus purchases of property, plant and equipment of $208.8 million and purchases of software and other deferred charges of $31.0 million, plus proceeds from sales of property, plant and equipment of $0.6 million, plus proceeds from insurance and sales (purchases) of investments, net, of $10.1 million, less net of purchases of and proceeds from sales of Argentine Blue Chip Swap securities of $10.2 million, plus adjustment for the net cost of legal settlements of $57.8 million.

(5)

Adjusted net income and adjusted free cash flow at the business level are internal financial measures that exclude or make simplifying assumptions for items that cannot be allocated precisely by business, such as interest and income tax expenses, and related balance sheet accounts, such as deferred tax assets and liabilities, income tax payables and receivables, and short- and long-term debt. Certain balance sheet accounts such as pension and other postretirement benefits and insurance that are generally managed at the corporate level, as well as the impact of foreign currency translation, are also excluded from the calculation of these financial measures for the businesses. In certain limited circumstances, one-time items may be excluded from business adjusted net income. The impact of intercompany sales is included in these financial measures.

NEO Performance Evaluations and Individual Modifiers

Our NEOs are evaluated on their individual performance for the year. The Committee approved the strategic objectives of our CEO, and our CEO approved the annual goals of other NEOs. In February 2025, the Committee evaluated the performance of our CEO against his predetermined strategic objectives; for our other NEOs, this assessment considered the totality of their performance.

Individual modifiers for all AIP participants are capped at 150%, subject to the total cap on AIP awards of 200%. The Committee has determined that the individual modifiers for our NEOs should generally be capped at 100%.

The Committee evaluated the 2024 performance of our CEO, giving consideration to his leadership navigating the challenging environment; our financial results for the year; his performance against his strategic objectives established in February 2024; and his self-assessment discussed with the Committee in February 2025. The Committee determined the individual modifier for our CEO based on its assessment of his performance.

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Our CEO had the strategic objectives for 2024 shown below with the Committee’s evaluation of his performance. These strategic objectives did not have assigned weightings, reflecting the Committee’s expectation that he deliver on all fronts.

2024 CEO PERFORMANCE EVALUATION
Strategic Objective	Evaluation

Drive outsized growth in high-value categories – Deliver targeted level of growth in enterprise sales of Intelligent Labels; achieve above-average organic growth rate in Materials’ graphics and specialty labels businesses; deliver targeted organic sales growth in Solutions’ external embellishments business, including realizing projected benefits from 2023 acquisitions; and execute successful Solutions’ shelf-edge label productivity pilot with large retailer

Delivered 9% organic growth in enterprise-wide Intelligent Labels, less than targeted amount; achieved above-average organic growth in Materials’ graphics and specialty labels businesses; significantly grew sales ex. currency in Solutions’ external embellishments business, with organic growth below targeted level; and announced Solutions’ shelf-edge label program with large retailer after successful pilot

Grow profitably in base businesses – Maintain share positions in base categories in Materials’ North America and Europe, Middle East and North Africa (EMENA) regions and Solutions (adjusted for Intelligent Labels), and accelerate growth of circular and low carbon products and solutions in Materials

Maintained share positions in Materials’ North America and EMENA regions and base Solutions categories (adjusted for Intelligent Labels) and delivered industry-first RecyClass and Association of Plastic Recyclers certified label solutions for high-density polyethylene recycling

Lead at intersection of physical and digital – Deliver food segment Intelligent Labels/digital identity program rollout and grow revenue from digital solutions at or above targeted level	Signed first major item-level food RFID program, commencing rollout, and substantially grew revenue from digital solutions, but below targeted amount

Focus relentlessly on productivity – Achieve targeted savings from restructuring actions and deliver at least targeted amount of productivity across Materials and Solutions	Substantially exceeded targeted amount of savings from restructuring actions and delivered total productivity target across Materials and Solutions

Allocate capital effectively – Invest at least targeted amount in capital expenditures; maintain prior-year operating working capital productivity; invest targeted amount in accelerated growth platforms of Intelligent Labels, innovation and digital infrastructure; complete construction and opening of new strategic Solutions’ facility and achieve Avery Dennison Smartrac’s operating working capital plan; and expand M&A pipeline and continue integrating 2023 acquisitions

Appropriately reduced capital expenditures to slightly below target giving consideration to more uncertain macroeconomic and geopolitical environment and other capital allocation priorities; strategically accelerated share repurchases in fourth quarter; maintained prior-year operating working capital productivity; appropriately reduced spending on growth platform investments, while continuing to strategically invest in Intelligent Labels, innovation and digital infrastructure; opened largest RFID manufacturing facility but did not achieve Avery Dennison Smartrac’s annual operating working capital target; and integrated 2023 acquisitions

Lead in environmentally and socially responsible manner – Progress innovation with emphasis on environmental sustainability and digital solutions; progress cybersecurity strategy to achieve 2024 objectives; continue reducing Scope 1 and 2 GHG emissions and execute Scope 3 GHG emissions reduction plan; and further enhance leadership representation

Progressed environmental sustainability and digital solutions innovation strategy, including launching Pure RFID portfolio with enhanced recyclability consistent with European Union regulations; improved security of manufacturing operations, increased resilience of key technology platforms and advanced initiatives to enhance cybersecurity; exceeded 2025 cumulative Scope 1 and 2 GHG emissions goal and advanced Scope 3 reduction plan, including transition to materials-based measurement methodology; and enhanced leadership representation

Refine/Execute leadership succession/development – Refine/Execute development plans for members of Company Leadership Team, with particular focus on development and transitions of Materials and Solutions Presidents, and enhance digital leadership capability

Established and actioned development plans for all members of Company Leadership Team; announced appointment of Materials President and executed transition plan; continued mentorship of Solutions President; and strengthened digital leadership capability

Individual Modifier Based on Evaluation	100%

The Committee Chair, together with our Lead Independent Director, discussed with our CEO the feedback from discussions of the Committee and our full Board regarding his 2024 performance.

Our CEO recommended to the Committee the individual modifiers for our other NEOs based on his assessment of their 2024 performance. The Committee considered our CEO’s recommendations, retaining the discretion to approve individual modifiers different than what our CEO had recommended. Other than discussing with our CEO their individual performance, our other NEOs played no role in their compensation determinations. The Committee noted the highlights of the 2024 performance of our other NEOs shown below.

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Mr. Allouche

•	Drove long-term strategic planning, building next chapter of leadership at intersection of physical and digital
•	Served as key advisor to CEO in strategic and financial matters
•	Conducted deep-dive portfolio analysis, expanded M&A pipeline and led additional venture investments
•

Served as key thought partner to Solutions and Materials leaders, supporting organizational and leadership changes, enhancing cross-business collaboration, and helping develop Intelligent Labels channel strategy and program

•	Successfully transitioned to Interim CFO role to lead enterprise finance function
•	Delivered financial results in excess of annual operating plan
•	Generated strong adjusted free cash flow, with adjusted free cash flow conversion of nearly 100%
•	Maintained strong balance sheet and disciplined capital allocation, strategically accelerating share repurchases in fourth quarter to deliver strong returns
•	Advanced scenario planning to ensure achievement of long-term financial targets in uncertain macroeconomic and geopolitical environment

Mr. Lovins

•	Led enterprise finance function, including controllership, tax, treasury, financial planning and operational finance
•	Delivered strong adjusted free cash flow of $700 million, with adjusted free cash flow conversion of nearly 100%
•	Ensured effective capital allocation to deliver strong returns and EVA growth over long term
•	Maintained strong balance sheet while returning $525 million to shareholders through share repurchases and a growing dividend
•	Continued driving strong global controllership
•	Refinanced long-term debt and extended revolving credit facility with favorable financing terms
•	Advanced scenario planning to ensure achievement of long-term financial targets, employing enhanced macroeconomic environment analytics and forecasting processes
•	Increased finance system standardization through enterprise resource planning system rollouts across businesses
•	Expanded sustainability reporting, earning above-sector ratings from key rating agencies
•	Served as member of ADF Board of Trustees

Mr. Melo

•	Delivered high single-digit sales growth while improving overall margins in Solutions
•	Grew Intelligent Labels by high single digits, including strong rebound in apparel
•	Continued to lead in innovation in item-level Intelligent Labels solutions, including first major item-level food RFID program with large grocery chain
•	Evolved RFID go-to-market approach to better serve customers, leveraging Materials’ relationships with label converters
•	Launched Vestcom’s centralized cloud-based storeLink solution, enabling retailers to streamline execution of in-store merchandising strategies
•	Established Embelex partnership with National Football League team to enhance fan engagement with innovative, smart heat transfer embellishments and Intelligent Labels embedded in fanwear
•	Launched OPTICA, first full-service portfolio of end-to-end supply chain solutions
•	Further optimized Solutions manufacturing network and cost-to-serve, including opening our largest RFID manufacturing site

Mr. Yost

•	Successfully transitioned to Materials President, advancing long-term strategies and improving cross-business collaboration
•	Delivered mid-to-high single-digit growth in high-value categories, evolving multi-year strategies across key segments and platforms to drive future growth
•	Maintained share in base business by balancing pricing, productivity and mix to deliver strong operating margins
•	Evolved Materials leadership team with deep expertise in key functional areas of innovation, operations, procurement and strategy and regional operating model to drive targeted execution
•

Expanded Sustainable ADvantage portfolio, including market-first RecyClass pressure-sensitive label solution for high-density polyethylene consumer goods packaging, to improve recycling of waste and help brands comply with increasing recyclability requirements

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Based on these assessments and after giving consideration to the recommendations of our CEO (other than with respect to himself), the Committee approved AIP individual modifiers of 100% for all participating NEOs.

AIP Awards

Our participating NEOs received the AIP awards for 2024 shown below.

2024 AIP AWARDS

	YE 2024 Base Salary	Target AIP Opportunity	Target AIP Award	Financial Modifier	Individual Modifier	AIP Award

Stander	$1,100,000	135%	$1,485,000	132%	100%	$1,960,200

Allouche(1)	$452,903	50%	$226,452	132%	100%	$298,916

Lovins(2)	$806,250	75%	$604,688	132%	100%	$665,130

Melo(1)	$517,539	60%	$310,523	44%	100%	$136,630

Yost	$525,000	60%	$315,000	150%	100%	$472,500
(1)	Amounts for Messrs. Allouche and Melo were converted from Israeli shekels and euros, respectively, using the average monthly exchange rates for December 2024.
(2)	Mr. Lovins’ 2024 AIP award was prorated at 83% due to his medical leave, which began in November 2024.

LTI Awards

Our LTI program provides variable incentive compensation to enhance alignment of executive interests with stockholder interests and drive long-term value creation. The 2024 LTI awards granted to all NEOs other than Mr. Butier were fully performance based and delivered through the equity vehicles described below.

•	50% in PUs that cliff-vest at the end of a three-year period subject to the achievement of the respective cumulative EVA and relative TSR performance objectives established for the award

•	50% in MSUs that vest at the end of the 1-, 2-, 3- and 4-year performance periods, with an average performance period of 2.5 years, based on our absolute TSR

Amounts, if any, realized from the vesting of these LTI awards will be based on our performance and stock price at the time of vesting. The Committee does not offset the loss or gain of prior year grants in determining current year grants, as doing so would compromise the intended risk/reward nature of these incentives.

Special LTI awards may be granted by the Committee for hiring, promotion, retention and other incentive purposes, with the awards granted on the first day of March, June, September or December.

Target LTI Opportunity

Changes to NEO target LTI award opportunities approved by the Committee are described in the 2024 Executive Compensation Summary.

NEO 2024 TARGET LTI OPPORTUNITIES

NEO	LTI Opportunity

Stander	600%

Allouche	120%

Lovins	250%

Butier	500%

Melo	180%

Yost	180%

Restricted Stock Units (RSUs)

Mr. Butier’s 2024 LTI award was in the form of RSUs that cliff-vest on the first anniversary of the grant date, consistent with the one-year vesting of RSUs awarded annually to our non-employee directors.

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Performance Units (PUs)

PUs cliff-vest in shares of our common stock after the end of a three-year period at threshold (50% payout), target (100% payout) and maximum (200% payout) levels based on our achievement of the performance objectives established for the award. PUs do not accrue dividend equivalents and are not counted for purposes of our stock ownership policy.

The Committee established the following performance objectives for the 2024-2026 PUs. The Committee believes that these objectives align executive compensation with the long-term interests of our stockholders because delivering cumulative EVA and strong TSR relative to peer companies reflects the value we create for our investors.

•

Cumulative EVA, weighted 50% for participating Corporate NEOs (based on company EVA) and 75% for Business NEOs (based on business EVA). EVA is calculated by deducting the economic cost associated with the use of capital (weighted average cost of capital multiplied by average invested capital) from after-tax operating profit, with the cost of capital fixed over the performance period. For company cumulative EVA, the target payout was based on sales growth, adjusted EBITDA growth and adjusted EBITDA margin in excess of our goals, with the maximum payout based on achievement of our 2021-2025 targets giving consideration to the impact of inventory destocking in 2023. EVA targets for Business NEOs focused on the respective business EVA change compared to the prior three-year period. Whether linked to company or business results, achievement of 2024-2026 cumulative EVA targets requires significant improvement in financial performance.

•

Relative TSR compared to an objectively determined peer group, weighted 50% for participating Corporate NEOs and 25% for Business NEOs. The Committee designed the TSR objective to provide realized compensation only if our stockholder value creation compares favorably relative to the designated peer group, the names of which are listed under Peer Groups later in this CD&A. The Committee set the threshold payout at TSR at the 40th percentile, target payout at TSR at the 50th percentile and maximum payout at TSR at the 80th percentile, which were the same levels used for the 2023-2025 PUs. Payouts for the relative TSR component of PUs are capped at 100% of target if our absolute TSR is negative. In assessing the rigor of the TSR objectives, the Committee noted that performing at the median relative to peers over the 2024-2026 period would represent solid performance in light of anticipated headwinds from foreign currency fluctuations, the unknown timing of label and apparel industry recovery, and the rollout of new Intelligent Labels platforms.

2024-2026 PUs

NEOs	Performance Objectives	Weighting

Stander Allouche Lovins	Company Cumulative EVA Relative TSR	50% 50%

Melo	Solutions Cumulative EVA Relative TSR	75% 25%

Yost	Materials Cumulative EVA Relative TSR	75% 25%

Market-leveraged Stock Units (MSUs)

MSUs are performance-based LTI awards tied to our absolute TSR. MSUs vest based on the performance periods shown below, with the number of shares paid out at vesting based on our absolute TSR and the value realized reflecting both the number of shares paid out as well as our stock price. Although dividend equivalents accrue on MSUs during the performance period, they are earned and paid only at vesting; if the threshold level of performance is not achieved, any dividend equivalents accrued during the performance period are cancelled with the tranche of awards subject to vesting.

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The performance criteria for MSUs are shown below. The Committee determined to maintain the same MSU performance objectives for 2024 because they are achieving the Committee’s goal of incenting strong performance and value creation.

MSU PERFORMANCE PERIODS

First 25%	1-Year

Second 25%	2-Year

Third 25%	3-Year

Fourth 25%	4-Year

AVERAGE PERFORMANCE PERIOD = 2.5 YEARS

MSU PERFORMANCE CRITERIA

	Absolute TSR	Unit Payout

Cancelled	<(15)%	0%

Threshold	(15)%	85%

Target	10%	100%

Above Target	>10%	>100%

Maximum	75%	200%

Annual LTI Awards

Our NEOs were granted the annual LTI awards shown in the table below in March 2024. The number of awards granted was generally based on the respective NEO’s 2023 year-end base salary and target LTI opportunity.

The number of PUs granted for the EVA component was based on the average closing price for shares of our common stock during the first 10 trading days of February 2024; the numbers of PUs granted for the relative TSR component and MSUs granted were based on grant date fair value using the Monte-Carlo simulation method described in footnote (2) of the 2024 Summary Compensation Table; and the number of RSUs granted was determined based on the closing price of our common stock on the grant date, adjusted for foregone dividends.

2024 ANNUAL LTI AWARDS

	YE 2023 Base Salary	Target LTI Opportunity	PUs (#)	PUs ($)	MSUs (#)	MSUs ($)	RSUs (#)	RSUs ($)	LTI Value

Stander	$1,100,000	600%	14,497	$3,343,201	12,705	$3,300,154	–	–	$6,643,355

Allouche(1)	$428,220	120%	1,129	$260,360	989	$256,923	–	–	$517,283

Lovins	$750,000	250%	4,119	$949,906	3,609	$937,468	–	–	$1,887,374

Butier	$1,000,000	500%	–	–	–	–	23,101	$4,926,903	$4,926,903

Melo(1)	$518,219	180%	2,178	$475,410	1,796	$466,511	–	–	$941,921

Yost(2)	$525,000	180%	2,207	$481,743	1,819	$472,577	–	–	$954,320

(1)	Base salaries of Messrs. Allouche and Melo were converted from Israeli shekels and euros, respectively, using the average monthly exchange rates for December 2023.
(2)	Mr. Yost’s LTI award was based on his base salary on the grant date shown in the table rather than his base salary at year-end 2023.

Special LTI Awards

In connection with his promotion to Materials President, Mr. Yost was granted one-time special promotion awards of (i) PUs with a grant date fair value of approximately $300,000 with the same terms and conditions as the 2024-2026 PUs to participating Corporate NEOs and (ii) RSUs with a grant date fair value of approximately $700,000 that cliff-vest on the third anniversary of the grant date. The numbers of PUs and RSUs granted to Mr. Yost were determined using the same methods as the annual awards described above.

2024 SPECIAL LTI AWARDS

	PUs (#)	PUs ($)	RSUs (#)	RSUs ($)	LTI Value

Yost	1,318	$303,970	3,234	$670,543	$974,513

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Vesting of Previously Granted LTI Awards

2022-2024 PUs

The annual award of PUs granted to our NEOs in February 2022 for the three-year performance period ending in 2024 were eligible to vest based (i) for our NEOs other than Messrs. Melo and Yost, 50% on company cumulative EVA and 50% on relative TSR compared to a peer group of companies the names of which are listed under Peer Groups later in this CD&A; and (ii) for Messrs. Melo and Yost who were both then leaders in what is now Solutions Group, 75% on Solutions cumulative EVA and 25% on relative TSR. The key goal-setting principle in setting company cumulative EVA targets was consistency with our 2021-2025 financial targets for earnings growth and ROTC, which the Committee believes translates into delivering above-average TSR.

The company cumulative EVA target of $1,425 million was consistent with our long-term financial goals for organic sales growth and operating margin expansion and recognized that increasing sales and operating margin, together with balance sheet efficiency, are key drivers of EVA improvement. Our company cumulative EVA target was 27% higher than the cumulative EVA we delivered in the three-year period ending in 2021. The company cumulative EVA of $1,545 million required for maximum payout required achievement of our 2021-2025 financial targets. As shown below, we delivered company cumulative EVA of $1,140 million for the 2022-2024 performance period, not achieving the $1,310 million threshold level of performance and resulting in no payout for that component for Corporate NEOs.

2022-2024 PUs: COMPANY CUMULATIVE EVA

($M)	2022	2023	2024	Cumulative EVA

Adjusted EBIT(1)	$1,157.5	$975.5	$1,171.7

Taxes(2)	(285.9)	(251.7)	(303.5)

	871.6	723.8	868.2

Capital charge(3)	(436.4)	(445.0)	(442.2)

EVA	$435.2	$278.8	$426.0	$1,140.0

(1)	Adjusted EBIT is a non-GAAP financial measure defined and reconciled from GAAP in Appendix A of this proxy statement.
(2)

GAAP tax rates for 2022, 2023 and 2024 were 24.2%, 27.6% and 26.1%, respectively. Taxes are shown based on adjusted tax rates of 24.7%, 25.8% and 25.9% for 2022, 2023 and 2024, respectively. The adjusted tax rate represents the full-year GAAP tax rate, adjusted to exclude certain unusual or infrequent events that significantly impact that rate, such as effects of certain discrete tax planning actions, impacts related to enactments of comprehensive tax law changes, and other items.

(3)

8.5% of average invested capital of $5.13 billion in 2022, $5.23 billion in 2023 and $5.20 billion in 2024, in each case using an annual five-point average (December of prior year and March, June, September and December of current year) of short- and long-term debt plus equity, adjusted to exclude the impact of acquisitions completed since the target was set.

Solutions cumulative EVA for the 2022-2024 performance period also did not achieve the threshold level of performance, resulting in no payout on that performance objective for Messrs. Melo and Yost. EVA targets and results at the business level are not disclosed due to their competitively sensitive nature.

Relative TSR for the 2022-2024 performance period was at the 56th percentile of the designated peer group, which was 121% of target. However, because absolute TSR for the period was negative, the payout was capped at 100%.

2022-2024 PUs: COMPANY CUMULATIVE EVA	2022-2024 PUs: RELATIVE TSR

PUs for the 2022-2024 performance period paid out at 25% of target for Messrs. Melo and Yost and 50% of target for all other NEOs.

Avery Dennison Corporation | 2025 Proxy Statement	67

MSUs Eligible for Vesting at YE 2024

Four tranches of MSUs were eligible for vesting at the end of 2024 based on our absolute TSR for the four-, three-, two- and one-year performance periods shown below, with the number of shares paid out at vesting determined in accordance with the formula shown below.

Stock price at settlement (avg. closing price for trading days of January 2025) + reinvested dividends during period	÷	Stock price at grant (avg. closing price for trading days of January of year of grant)	=	Payout at vesting

4TH TRANCHE OF MSUs GRANTED IN 2021	3RD TRANCHE OF MSUs GRANTED IN 2022

Performance period of 4 years	Performance period of 3 years

2021-2024 Absolute TSR of 28%	2022-2024 Absolute TSR of (4)%

Paid out at 128% of target	Paid out at 92% of target

2ND TRANCHE OF MSUs GRANTED IN 2023	1ST TRANCHE OF MSUs GRANTED IN 2024

Performance period of 2 years	Performance period of 1 year

2023-2024 Absolute TSR of 4%	2024 Absolute TSR of (3)%

Paid out at 96% of target	Paid out at 93% of target

Perquisites

Our NEOs receive the perquisites shown in the chart below. We do not reimburse them for the tax consequences of their receipt of these perquisites.

LIMITED PERQUISITES

Executive Benefit Allowance	$70,000 for CEO, $65,000 for Lovins and Yost, and €15,000 for Melo; amounts taxable with no gross-up	Reduces expense of administering variety of separate perquisites

Financial Planning	Annual reimbursement of up to $25,000 for CEO and $15,000 for Level 2 NEOs; taxable with no gross-up	Allows most senior executives to focus on job duties

Annual Physical Examination	Paid directly to service provider; not taxable	Helps ensure leaders maintain good overall health

General Benefits

Nonqualified Deferred Compensation Benefits

Our U.S. NEOs are eligible to participate in our nonqualified deferred compensation plan, which allows eligible U.S. employees to defer up to 75% of their base salary and up to 90% of their AIP award. The plan provides participants with a long-term capital accumulation opportunity because deferred amounts accumulate on a pre-tax basis. Participants may select from a number of investment options, with deferrals 100% vested. Our deferred compensation plan does not offer above-market interest rates.

Our company made a contribution effective as of the first business day of 2024 to the deferred compensation accounts of eligible participants for (i) 401(k) eligible pay in 2023 in excess of the Internal Revenue Code of 1986, as amended (the “Code”) compensation limit and (ii) their respective deferred compensation deferrals. This annual contribution, which is designed to supplement 401(k) contributions that are limited under the Code, provides an automatic contribution of 3% of deferred and eligible pay and a matching contribution of up to 50% of the first 7% of deferrable and eligible pay above the Code compensation limit.

For additional information regarding our deferred compensation plan and accrued NEO benefits thereunder, see 2024 Nonqualified Deferred Compensation in Executive Compensation Tables.

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Pension/Retirement Benefits

Subject to the same terms and conditions as our other eligible U.S. employees, Messrs. Butier and Lovins are our only NEOs eligible for pension benefits under our benefit restoration plan, a nonqualified excess benefit plan. Because the accrual of benefits under the benefit restoration plan was frozen as of year-end 2010, neither of our eligible NEOs accrued additional pension benefits during 2024. For additional information regarding the benefit restoration plan and accrued NEO benefits thereunder, see 2024 Pension Benefits in Executive Compensation Tables.

Mr. Allouche has non-pension retirement benefits under certain funds required by Israeli law. Company contributions to these funds are disclosed in the All Other Compensation column of the 2024 Summary Compensation Table.

Defined Contribution Benefits

Our U.S. NEOs are eligible to participate in our employee savings plan, a qualified 401(k) plan that allows U.S. employees to defer up to 100% of their eligible earnings less payroll deductions on a pre-tax basis and 25% of their eligible earnings on an after-tax basis, subject to the annual limit prescribed by the Internal Revenue Service for the aggregate of company contributions and employee pre- and post-tax contributions. Employee contributions are immediately vested. In 2024, we contributed up to 6.5% of an employee’s eligible compensation, 3% of which was an automatic contribution and up to 3.5% of which was a matching contribution of 50% of the employee’s contributions up to 7% of pay, subject to the Code compensation limit. Participants vest in our company contributions after two years of service.

All U.S. NEOs participated in the savings plan in 2024, subject to the terms and conditions as our other U.S. employees, and are fully vested.

Executive Life Insurance Benefits

In addition to the $50,000 in life insurance benefits we provide to all U.S. employees, our U.S. executives are provided with supplemental life insurance benefits equal to three times their base salary less $50,000, up to a maximum coverage amount of $1 million.

Executive Long-Term Disability Insurance Benefits

If they elect to enroll in executive long-term disability coverage, our U.S. executives have long-term disability benefits equal to 65% of their eligible pre-disability monthly earnings up to a maximum of $25,000 per month. Coverage is available only for the individual; dependents are not covered.

Executive Excess Liability Insurance Benefits

We provide $3 million of personal excess liability insurance coverage to our U.S. executives. Personal excess liability coverage supplements the individual’s personal liability insurance provided that they maintain certain minimum coverage requirements.

Charitable Match Benefits

We match up to $10,000 of our CEO’s and our Executive Chairman’s and $5,000 of our other NEOs’ annual documented contributions to charitable organizations or educational institutions.

Termination Benefits

Consistent with market practices, the Committee believes that providing our executives with termination benefits helps ensure that they act in the best interests of our company and stockholders, even if doing so may be contrary to their personal interests, such as where it could lead to a change of control of our company.

The compensation of our participating NEOs in the event of termination not for cause is governed by our Amended and Restated Executive Severance Plan (the “Severance Plan”) and, as applicable, our Amended and Restated Key Employee Change of Control Severance Plan (the “COC Severance Plan”). We use these plans rather than individually negotiated agreements to allow us to change the termination benefits for which applicable NEOs are eligible to reflect market practices without the need to obtain their individual consent. In addition, this plan-based approach eliminates the need to individually negotiate arrangements and ensures that eligible NEOs receive severance and other benefits on the same terms and conditions as employees with similar levels of responsibility. Receipt of benefits under these plans is conditioned on the executive signing a waiver and general release of claims against our company, as well as agreeing to certain restrictive covenants in favor of our company. Any violation of these covenants could result in our company

Avery Dennison Corporation | 2025 Proxy Statement	69

seeking to recover some or all severance benefits previously paid or pursuing any other claims that may be appropriate under the circumstances. Mr. Butier ceased being a participant in the Severance Plan or the COC Severance Plan in September 2023.

Unvested equity awards outstanding on the date of termination are generally cancelled, except for employees who qualify as retirement eligible under the terms of our equity incentive plan, whose awards are accelerated upon termination of service. Mr. Stander was the only NEO who qualified as retirement eligible at year-end 2024.

For additional information regarding potential NEO benefits under these plans, including the treatment of equity awards under various termination scenarios, see Payments Upon Termination as of December 28, 2024 in Executive Compensation Tables.

Benefits Following Involuntary Termination Not for Cause

Our participating NEOs are eligible to receive severance and other benefits upon involuntary termination not for “cause,” in accordance with the terms and conditions of the Severance Plan. In the event of a qualifying termination, our CEO would receive severance of two times the sum of his annual salary and target AIP award; our other eligible NEOs would receive severance of one time their respective sum of these amounts. In addition, they would receive non-severance benefits of (i) two times and one time, respectively, of the cash value of 12 months of their qualified medical and dental insurance premiums and (ii) up to $25,000 in outplacement services for one year following termination of employment. Any payments made under the Severance Plan would be offset by any payments received by the NEO under any statutory, legislative and regulatory requirement or, if applicable, the COC Severance Plan.

Benefits Following Change of Control

Only our CEO and Level 2 NEOs are eligible to receive enhanced severance and other benefits upon termination not for cause or by the executive for good reason within 24 months of a change of control of our company, in accordance with the terms and conditions of the COC Severance Plan. In the event of a qualifying termination following a change of control, our CEO would receive severance of 2.99 times (reduced from 3.00 times effective January 31, 2025) the sum of his annual salary and target AIP award; our Level 2 NEOs would receive severance of two times their respective sum of these amounts. In addition, they would receive non-severance benefits of (i) a prorated target AIP award for the year of termination, (ii) 2.99 (reduced from 3.00 times effective January 31, 2025) and two times, respectively, of the cash value of 12 months of their qualified medical and dental insurance premiums and (iii) up to $25,000 in outplacement services for one year following termination of employment. Any payments under the COC Severance Plan would be offset by any payments received by the NEO under the Severance Plan and any other statutory, legislative and regulatory requirement. In the event of termination following a change of control, our Level 3 NEO would be entitled to receive benefits under the Severance Plan described above.

Participating NEOs are not eligible to receive any excise tax gross-up on amounts payable under the COC Severance Plan. If the NEO would otherwise incur excise taxes under Section 4999 of the Code, payments under the COC Severance Plan would be reduced so that no excise taxes would be due if the reduction results in a greater after-tax benefit to the NEO.

Under our equity incentive plan, unvested awards would generally vest if our NEOs are terminated without cause or resign for good reason within 24 months after the change of control. Outstanding PUs and MSUs vest based on actual performance, if determinable, and otherwise based on target performance.

COMPENSATION-SETTING TOOLS

Market Data

The Committee annually considers market survey data of base salary, incentive compensation and target TDC, considering companies of similar size based on annual revenues across all industries to reflect the broad talent market across which we seek our executives. The Committee reviews results from a third-party survey to understand market compensation practices and assess our competitiveness, narrowing the scope of the results to account for variations caused by company size. The Committee reviews the data on an aggregated basis, with no consideration of the survey’s component companies, which are not determined or known by the Committee.

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In February 2024, the Committee utilized industry-wide data from the most recent WTW General Industry Executive Compensation Survey for companies with annual revenues between $6 billion and $10 billion. In addition, recognizing our company’s growth trajectory and top quartile performance in recent years, the Committee requested WTW to perform regression analysis to project market rates for corporate roles at companies with annual revenues of $10 billion.

In assessing market competitiveness to determine target TDC, the Committee benchmarked CEO and Executive Chairman against the regression analysis data; both the industry-wide and regression analysis data for our other Corporate NEOs; industry-wide data for European-based leaders of businesses with annual revenues between $665 million and $4.75 billion for Mr. Melo; and industry-wide data for U.S.-based leaders of businesses with annual revenues of up to $5 billion for Mr. Yost.

Tally Sheets

The Committee annually reviews tally sheets that reflect the components of each NEO’s compensation. The tally sheets reviewed in February 2025 included the information shown below for each of the most recent three fiscal years.

•	Cash compensation (base salary and AIP awards), LTI awards, value of vested LTI awards, and cost of benefits and perquisites

•	Value of annual compensation, including base salary, AIP award and grant date fair value of LTI awards

•	Accumulated value of compensation, including outstanding LTI awards and accumulated benefit values under pension and deferred compensation plans

•	Potential payments under various termination scenarios

•	Compliance with our stock ownership policy

Peer Groups

Prior to 2023 and for purposes of identifying the peer group to determine relative TSR for the 2022-2024 PUs, the Committee used the following objective criteria: public companies headquartered in the U.S. (i) in similar industries based on their classification in one of five Global Industry Classification Standard (GICS) groups (diversified chemicals, specialty chemicals, metal and glass containers, paper and plastic packaging products, and paper products), (ii) with revenues during the last 12 months of $1 billion to $20 billion and (iii) no bankruptcies in the last three years.

Beginning in 2023 and for purposes of identifying the peer group to determine relative TSR for the 2024-2026 PUs, the Committee used the following objective criteria: public companies primarily listed on a U.S. stock exchange (i) in similar industries based on their classification in the five GICS groups named above, (ii) with market capitalization of at least $1.5 billion and revenues during the last 12 months of $3 billion to $30 billion and (iii) no bankruptcies in the last three years.

PEER GROUP FOR DETERMINING RELATIVE TSR FOR PUs

2022-2024 PUs AT TIME OF PAYOUT (38 companies)	2024-2026 PUs AT YE 2024 (30 companies)

Albermarle Corporation

AptarGroup, Inc.

Ashland Global Holdings Inc.

Avient Corporation

Axalta Coating Systems Ltd.

Ball Corporation

Berry Global Group, Inc.

Celanese Corporation

Clearwater Paper Corporation

Crown Holdings, Inc.

Eastman Chemical Company

Ecolab Inc.

Ecovyst Inc.

Element Solutions Inc.

Graphic Packaging International, LLC

Greif, Inc.

H.B. Fuller Company

Huntsman Corporation

Ingevity Corporation

Innospec Inc.

International Flavors & Fragrances, Inc.

Minerals Technologies Inc.

NewMarket Corporation

O-I Glass, Inc.

Packaging Corporation of America

Pactiv Evergreen Inc.

PPG Industries, Inc.

Quaker Chemical Corporation

Rayonier Inc.

RPM International Inc.

Sealed Air Corporation

Sensient Technologies Corporation

Silgan Holdings Inc.

Sonoco Products Company

Stepan Company

The Chemours Company

The Sherwin-Williams Company

Valhi, Inc.

Albermarle Corporation

Amcor plc

AptarGroup, Inc.

Ardagh Metal Packaging S.A.

Avient Corporation

Axalta Coating Systems Ltd.

Ball Corporation

Berry Global Group, Inc.

Celanese Corporation

Crown Holdings, Inc.

Dupont de Nemours, Inc.

Eastman Chemical Company

Ecolab Inc.

Graphic Packaging International, LLC

Greif, Inc.

H.B. Fuller Company

Huntsman Corporation

International Flavors & Fragrances Inc.

International Paper Company

O-I Glass, Inc.

Packaging Corporation of America

Pactiv Evergreen Inc.

PPG Industries, Inc.

RPM International Inc.

Sealed Air Corporation

Silgan Holdings Inc.

Sonoco Products Company

Sylvamo Corporation

The Chemours Company

The Sherwin-Williams Company

Avery Dennison Corporation | 2025 Proxy Statement	71

INDEPENDENT OVERSIGHT AND EXPERTISE

Our Board believes that retaining our executives and providing them with market-competitive compensation are critical to the success of our company and advancing the interests of our stockholders. The Committee, which is composed solely of independent directors, is responsible for approving executive compensation. The Committee may delegate authority to subcommittees or, in certain circumstances unrelated to the compensation of our executive officers, to our CEO.

Under its charter, the Committee may retain and terminate any compensation consultant or other external advisor at our expense and has sole authority to approve the advisor’s fees and other terms and conditions of the retention. The Committee annually considers the independence of its advisors.

The Committee has retained WTW as its independent compensation consultant, with the firm performing the services described below for or at the request of the Committee in 2024.

2024 WTW SERVICES

• Benchmarked CEO and Executive Chairman compensation and provided data to benchmark compensation of other corporate functional leaders

• Assessed non-employee director compensation

• Conducted compensation pay-risk assessment

• Provided incentive compensation advice (including recommending criteria used to determine peer group for measuring relative TSR component of PUs)

• Conducted analyses of share utilization and stockholder value transfer related to LTI compensation

• Commented on CD&A and certain other 2024 proxy statement disclosures

• Analyzed proxy advisory firm’s projected pay-for-performance analysis

• Advised on executive compensation trends and regulatory updates

• Prepared for, attended and reviewed documentation for Committee meetings

In 2024, WTW received $161,333 in compensation from our company for professional services performed for or at the request of the Committee. We also reimbursed the firm for its reasonable out-of-pocket expenses.

The Committee performed its annual assessment of WTW’s performance in November 2024, which included an evaluation of the service delivery provided by the firm and engagement team during the year, as well as the criteria described below.

•

Experience – The firm’s depth and breadth of executive compensation and board advisory knowledge and experience; qualifications as a board-level consultant; quality of resources available, including staff and data; and understanding of our business strategy, challenges, industry, performance drivers and talent considerations

•	Independence – The firm’s objectivity in giving advice and making recommendations, and its willingness to provide candid feedback regarding management and Committee proposals, questions and concerns

•

Preparation – The quality and timeliness of the firm’s reports, including accuracy, type and amount of information, clear communication and responsiveness to issues; its review and feedback on management proposals; and the firm’s preparation with the Committee Chair and management, as appropriate

•

Committee Relationship – The accessibility and availability and communication effectiveness of members of the engagement team and the firm’s reporting relationship with the Committee Chair and working relationship with management

Based on this evaluation, the Committee expressed its continued satisfaction with WTW and the members of the engagement team advising the Committee. The Committee Chair discussed with the lead members of the engagement team the Committee’s feedback on their performance, including potential improvement opportunities.

72	2025 Proxy Statement | Avery Dennison Corporation

Advisor Independence

WTW and the Committee have established the following protocols to ensure the firm’s independence from management: the Committee has the sole authority to select, retain and terminate WTW and, acting through its Chair, authorize the firm’s fees, determine the terms and conditions that govern the engagement and direct WTW on the delivery and communication of its work product; in the performance and evaluation of its duties, WTW is accountable, and reports directly, to the Committee; and members of the Committee may consult with WTW at any time, with or without members of management present, in their sole discretion.

The Committee considered the independence of its advisors in November 2024, noting the below factors regarding WTW’s independence.

•	WTW performed minimal other services for our company in 2024 outside of the executive compensation services it performed for or at the request of the Committee

•	Fees from our company reflected less than 0.002% of WTW’s revenue for its 2024 fiscal year

•

WTW has policies and procedures to ensure its advice is objective and independent, including a comprehensive code of conduct, ethics and quality policies that mandate rigorous work reviews and periodic compliance reviews, and consulting protocols to ensure the objectivity of its compensation consulting work

•	Based on disclosures from WTW and members of the Committee, there are no business or personal relationships between them

•	No members of the WTW team serving the Committee own stock in our company, other than potentially through investments in mutual or other funds managed without the member’s input

•

Based on disclosures from the firm and our officers, there are no business or personal relationships between WTW or the members of the engagement team advising the Committee with any executive officer of our company

COMPENSATION CLAWBACK POLICIES

Our Policy for Recovery of Erroneously Awarded Compensation (“Section 16 Clawback”) applies to our current and former executive officers, including all NEOs, and subjects their incentive-based compensation received on or after October 2, 2023 to clawback in the event our company is required to prepare an accounting restatement to correct material noncompliance with any financial reporting requirement under U.S. securities laws, including restatements that correct an error in previously issued financial statements that (i) is material to the previously issued financial statements or (ii) would result in a material misstatement if the error were corrected or left uncorrected in the current period. In these circumstances, the Section 16 Clawback requires our company to recover, reasonably promptly, the portion of incentive-based compensation that is deemed to have been erroneously awarded, unless the Committee (which administers the policy) determines that recovery would be impracticable and that one or more of the allowable impracticability conditions under SEC rules has been met. Recovery is required whether or not the applicable officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement. Each of our executive officers, including all NEOs, has agreed to the terms of the Section 16 Clawback and acknowledged that their compensation may be subject to reduction, cancellation, forfeiture and/or recoupment.

At the time it recommended to our Board the adoption of the Section 16 Clawback, the Committee recommended that our existing clawback policy remain in effect. This clawback policy applicable to all AIP and LTI recipients requires that, in the event of fraud or other intentional misconduct on the part of an awardee that necessitates a restatement of our financial results (including, without limitation, any accounting restatement due to material noncompliance with any financial reporting requirement), the Committee may require that the awardee reimburse our company for any AIP or LTI awards, including time-vesting LTI awards, paid or issued in excess of the amount that would have been paid or issued based on the restated financial results. This more widely applicable clawback policy has been expressly incorporated into our AIP and LTI plans and is contractually agreed to by LTI recipients, including all NEOs, in their annual award agreements.

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EQUITY GRANT PRACTICES
We do not grant equity awards in anticipation of the release of material nonpublic information or time the release of material nonpublic information for the purpose of affecting the value of executive compensation. In the event material nonpublic information were to become known to the Committee before the grant of an equity award, the Committee would consider the information and use its business judgment to determine whether to delay the grant to avoid any appearance of impropriety.
Our policy is to grant our annual LTI awards on March 1
st
and grant special LTI awards on the first day of March, June, September and December. In 2024, we did not grant any stock options, stock appreciation rights or similar option-like
instruments to our NEOs.

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TALENT AND COMPENSATION COMMITTEE REPORT

The Talent and Compensation Committee (referred to in this report as the “Committee”) of our Board has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with management and, based on its review and those discussions, has recommended to our Board that the CD&A be included in our 2025 proxy statement and incorporated by reference into our 2024 Annual Report.

Former directors Julia Stewart and Ken Hicks served on the Committee through April and early November 2024, respectively, and neither of them participated in the review, discussions and recommendation reflected in this Committee report.

The Committee welcomes feedback regarding our executive compensation program. Stockholders may communicate with the Committee by writing to the Compensation Committee Chair, c/o Corporate Secretary, 8080 Norton Parkway, Mentor, Ohio 44060.

Bradley A. Alford, Chair	Andres A. Lopez	Francesca Reverberi

Avery Dennison Corporation | 2025 Proxy Statement	75

EXECUTIVE COMPENSATION TABLES

2024 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change In Pension Value and NQDC Earnings ($)	All Other Compensation ($)(4)	Total ($)

Deon M. Stander

President &	2024	$1,100,000	$6,643,355	–	$1,960,200	–	$149,817	$9,853,372

Chief Executive Officer	2023	$844,231	$2,071,369	$3,000,025	$0	–	$155,337	$6,070,962

	2022	$664,706	$3,454,633	–	$304,500	–	$125,982	$4,549,821

Danny G. Allouche(5) (6)

Senior Vice President,	2024	$448,530	$517,283	–	$298,916	–	$125,422	$1,390,151

Chief Strategy and Corporate Development Officer &

Interim Chief Financial Officer

Gregory S. Lovins(5)

Senior Vice President &	2024	$730,056	$1,887,374	–	$665,130	$1,721	$136,045	$3,420,326

Chief Financial Officer	2023	$736,539	$3,156,886	–	$0	$821	$156,649	$4,050,895

	2022	$690,315	$1,594,295	–	$304,500	–	$136,184	$2,725,294

Mitchell R. Butier

Executive Chairman	2024	$1,000,000	$4,926,903	–	–	$14,319	$110,447	$6,051,669

	2023	$1,180,769	$8,285,412	–	$0	$5,812	$228,115	$9,700,108

	2022	$1,176,923	$6,769,541	–	$974,400	–	$186,875	$9,107,739

Francisco Melo(5) (6)

President, Solutions Group	2024	$530,295	$941,921	–	$136,631	–	$40,959	$1,649,806

	2023	$492,075	$871,680	–	$0	–	$21,169	$1,384,924

Ryan D. Yost(5)

President, Materials Group	2024	$501,442	$1,928,833	–	$472,500	–	$97,710	$3,000,485

(1)	Salary adjustments, if any, generally become effective in April unless a change in role leads to an adjustment at a different time of year.

(2)

Amounts in 2024 for all NEOs other than Mr. Butier include the grant date fair value of PUs, which are eligible for vesting at the end of a three-year period based on the achievement of the designated performance objectives as of the end of the period. The number of shares vesting can range from 0% to 200% of the target units on the grant date. The performance objectives that determine the number of shares that may be earned for the PUs granted to participating Corporate NEOs (Messrs. Stander, Allouche and Lovins) are (i) company cumulative EVA (weighted 50%), which is a performance condition under ASC 718, and (ii) relative TSR (weighted 50%), compared to a designated peer group, which is a market condition under ASC 718, in each case calculated over the 2024-2026 performance period. For Business NEOs (Messrs. Melo and Yost), the performance objectives are cumulative EVA for their respective business (weighted 75%) and relative TSR (weighted 25%), in each case calculated over the 2024-2026 performance period. For Mr. Yost, amount also includes the grant date fair value of a special award of PUs with the same performance objectives and weightings as the 2024-2026 PUs granted to participating Corporate NEOs. Fair values of the performance condition component were determined based on the fair market value of our common stock on the grant date, adjusted for foregone dividends during the performance period. Maximum grant date fair values of the performance condition component of PUs were $3,386,305, $263,739, $962,065, $717,817 and $727,355 for Messrs. Stander, Allouche, Lovins, Melo and Yost, respectively. The maximum grant date fair value of the performance condition component of the special award of PUs granted to Mr. Yost was $307,695. Fair values of the market condition component were determined using the Monte-Carlo simulation method, which utilizes multiple input variables to estimate the probability of achieving the performance objectives established for the award, including the expected volatility of our stock price relative to the designated peer group at the end of the three-year performance period and a risk-free interest rate of 4.29% derived from linear interpolation of the term structure of Treasury Constant Maturities yield rates for the period. Based on the Monte-Carlo simulation method, grant date fair values of the market condition component of PUs were 120.77% of our average stock price on the grant date. Target grant date fair values of the market condition component of PUs were $1,650,049, $128,491, $468,873, $116,502 and $150,123 for Messrs. Stander, Allouche, Lovins, Melo and Yost, respectively. The target grant date fair value of the market condition component of the special award of PUs granted to Mr. Yost was $118,065.

Amounts in 2024 for all NEOs other than Mr. Butier also include the grant date fair value of MSUs, which are eligible for vesting over 1-, 2-, 3- and 4-year performance periods provided that the designated performance objective is achieved as of the end of each period. The number of shares vesting can range from 0% to 200% of one-quarter of the target units on the grant date. The sole performance objective that determines the number of units that may be earned for MSUs is absolute TSR, which is a market condition under ASC 718. The grant date fair value of MSUs was 120.36% of our average stock price on the grant date determined using the Monte-Carlo simulation method based on risk-free interest rates of 4.90%, 4.51%, 4.29% and 4.21% for the first, second, third and fourth MSU tranches, respectively. Target grant date fair values of MSUs were $3,300,154, $256,923, $937,468, $466,511 and $472,577 for Messrs. Stander, Allouche, Lovins, Melo and Yost, respectively. Maximum grant date fair values were the same as target grant date fair values.

Amounts in 2024 for Messrs. Butier and Yost include the grant date fair values of RSUs, without adjustment for forfeitures. RSUs awarded to Mr. Butier cliff-vest on the first anniversary of the grant date and RSUs awarded to Mr. Yost cliff-vest on the third anniversary of the grant date. Grant date fair values of these RSUs were $4,926,903 and $670,543, respectively, determined based on the closing price of our common stock on the grant date, adjusted for foregone dividends.

(3)	Amounts reflect AIP awards for the applicable year, which are determined in February and paid in March of the following year.

76	2025 Proxy Statement | Avery Dennison Corporation

(4)	The table below shows the components of these amounts for 2024.

	Perquisites			Benefits

Name	Executive Benefit Allowance	Financial Planning	Company Automobile	Company Contributions/ Match, 401(k) Retirement Plans		Company Contributions, Deferred Comp. Plan	Company Match, Charitable Contribution	Executive Long-Term Disability Insurance	Executive Life Insurance	Executive Liability Insurance	Total

Stander	$70,000	$3,024	–	$22,425		$44,123	–	$2,619	$6,726	$900	$149,817

Allouche	–	–	$20,265	$100,157	*	–	$5,000	–	–	–	$125,422

Lovins	$65,000	–	–	$22,425		$35,806	$5,000	$2,619	$4,295	$900	$136,045

Butier	–	–	–	$22,425		$70,057	$10,000	$2,619	$4,446	$900	$110,447

Melo	$16,270	$6,796	$16,261	–		–	$1,632	–	–	–	$40,959

Yost	$58,404	–	–	$22,425		$10,881	$1,000	$533	$3,567	$900	$97,710

*	Amounts represents company contributions into retirement funds as required by Israeli law.

(5)

Messrs. Allouche and Yost became NEOs in 2024 and Mr. Melo became an NEO in 2023. As permitted by SEC rules, the table shows their compensation beginning in the year in which they became NEOs. Mr. Lovins went on medical leave in November 2024.

(6)	Amounts for Messrs. Allouche and Melo were converted from Israeli shekels and euros, respectively, using the average monthly exchange rates for 2024.

Avery Dennison Corporation | 2025 Proxy Statement	77

2024 GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Deon M. Stander
	MSUs	03/01/24	–	–	–	10,799	12,705	25,410	–	–	$3,300,154
	PUs	03/01/24	–	–	–	7,249	14,497	28,994	–	–	$3,343,201
	AIP Award	–	$297,000	$1,485,000	$2,970,000	–	–	–	–	–	–
Danny G. Allouche
	MSUs	03/01/24	–	–	–	841	989	1,978	–	–	$ 256,923
	PUs	03/01/24	–	–	–	565	1,129	2,258	–	–	$ 260,360
	AIP Award	–	$ 45,290	$ 226,452	$ 452,904	–	–	–	–	–	–
Gregory S. Lovins
	MSUs	03/01/24	–	–	–	3,068	3,609	7,218	–	–	$ 937,468
	PUs	03/01/24	–	–	–	2,060	4,119	8,238	–	–	$ 949,906
	AIP Award	–	$120,938	$ 604,688	$1,209,376	–	–	–	–	–	–
Mitchell R. Butier
	RSUs	03/01/24	–	–	–	–	–	–	23,101	–	$4,926,903
Francisco Melo
	MSUs	03/01/24	–	–	–	1,527	1,796	3,592	–	–	$ 466,511
	PUs	03/01/24	–	–	–	1,089	2,178	4,356	–	–	$ 475,410
	AIP Award	–	$ 62,105	$ 310,523	$ 621,046	–	–	–	–	–	–
Ryan D. Yost
	MSUs	03/01/24	–	–	–	1,546	1,819	3,638	–	–	$ 472,577
	PUs	03/01/24	–	–	–	1,104	2,207	4,414	–	–	$ 481,743
	Special PUs	03/01/24	–	–	–	659	1,318	2,636	–	–	$ 303,970
	Special RSUs	03/01/24	–	–	–	–	–	–	3,234	–	$ 670,543
	AIP Award	–	$ 63,000	$ 315,000	$ 630,000	–	–	–	–	–	–

(1)

Amounts represent threshold, target and maximum opportunities under the 2024 AIP. Target AIP awards were determined by multiplying each NEO’s 2023 year-end base salary, except for Mr. Yost whose award was based on his base salary in March 2024, by the following target opportunities: 135% for Mr. Stander; 50% for Mr. Allouche; 75% for Mr. Lovins; and 60% for Messrs. Melo and Yost. Mr. Butier was not a participant in the 2024 AIP. The AIP payout for participating Corporate NEOs (Messrs. Stander, Allouche and Lovins) ranges from zero for below-threshold performance with respect to each of the performance objectives; 20% for threshold performance based on a threshold of 0% for the adjusted EPS performance objective and a threshold of 50% for the adjusted sales growth and adjusted free cash flow performance objectives; 100% for target performance with respect to each of the performance objectives; and 200% for maximum performance with respect to each of the performance objectives. The AIP payout for Business NEOs (Messrs. Melo and Yost) ranges from zero for below-threshold performance with respect to each of the performance objectives; 20% for threshold performance based on thresholds of 0% for the adjusted EPS and adjusted net income performance objectives and 50% for the adjusted sales growth and adjusted free cash flow performance objectives; 100% for target performance with respect to each of the performance objectives; and 200% for maximum performance with respect to each of the performance objectives. Amounts for Messrs. Allouche and Melo were converted from Israeli shekels and euros, respectively, using the average monthly exchange rates for December 2024.

(2)

Amounts for MSUs represent threshold, target and maximum opportunities, which are paid out in shares of our common stock over 1-, 2-, 3- and 4-year performance periods provided that the absolute TSR performance objective is achieved as of the end of each period. The number of shares eligible for vesting at each vesting date ranges from 0% to 200% of one-quarter of the target number of units on the grant date, with a threshold payout of 85%. MSUs accrue dividend equivalents during the performance period, which are earned only at vesting.

Amounts for PUs represent threshold, target and maximum opportunities, which are paid out in shares of our common stock at the end of the three-year performance period provided that the respective cumulative EVA and relative TSR performance objectives are achieved at the end of the period. Cumulative EVA is weighted 50% for participating Corporate NEOs (based on company EVA) and 75% for Business NEOs (based on business EVA); relative TSR is weighted 50% for participating Corporate NEOs and 25% for Business NEOs. The number of shares eligible for vesting ranges from 0% to 200% of the target number of units on the grant date, with a payout of 50% if threshold performance is achieved with respect to each of the performance objectives.

(3)	RSUs awarded to Mr. Butier cliff-vest on the first anniversary of the grant date and RSUs awarded to Mr. Yost cliff-vest on the third anniversary of the grant date.

(4)

For more information on how we determine grant date fair values, see footnote (2) of the 2024 Summary Compensation Table. Additional information regarding the assumptions we use for stock-based compensation can be found in Note 12, “Long-Term Incentive Compensation,” to the consolidated financial statements contained in our 2024 Annual Report.

78	2025 Proxy Statement | Avery Dennison Corporation

2024 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options – Exercisable (#)	Number of Securities Underlying Unexercised Options – Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Deon M. Stander	03/01/21	–	–	–	–	–	–	776(2)	$ 146,284
	03/01/22	–	–	–	–	–	–	3,174(3)	$ 598,331
	03/01/22	–	–	–	–	–	–	3,745(2)	$ 705,970
	03/01/22	–	–	–	–	8,793(4)	$1,657,568	–	–
	03/01/23	–	–	–	–	–	–	5,623(3)	$ 1,059,992
	03/01/23	–	–	–	–	–	–	4,177(2)	$ 787,406
	09/01/23	–	62,955	$190.54	09/01/33	–	–	–	–
	03/01/24	–	–	–	–	–	–	22,663(3)	$ 4,272,202
	03/01/24	–	–	–	–	–	–	25,397(2)	$ 4,787,588

		–	62,955			8,793	$1,657,568	65,555	$12,357,773

Danny G. Allouche	03/01/21	–	–	–	–	–	–	372(2)	$ 70,126
	03/01/22	–	–	–	–	–	–	811(3)	$ 152,881
	03/01/22	–	–	–	–	–	–	957(2)	$ 180,404
	03/01/23	–	–	–	–	–	–	1,434(3)	$ 270,323
	03/01/23	–	–	–	–	–	–	1,066(2)	$ 200,952
	03/01/23	–	–	–	–	3,292(4)	$ 620,575	–	–
	03/01/24	–	–	–	–	–	–	1,765(3)	$ 332,720
	03/01/24	–	–	–	–	–	–	988(2)	$ 186,248

		–	–			3,292	$ 620,575	7,393	$ 1,393,654

Gregory S. Lovins	03/01/21	–	–	–	–	–	–	1,202(2)	$ 226,589
	03/01/22	–	–	–	–	–	–	2,499(3)	$ 471,086
	03/01/22	–	–	–	–	–	–	2,948(2)	$ 555,728
	03/01/23	–	–	–	–	–	–	4,686(3)	$ 883,358
	03/01/23	–	–	–	–	–	–	3,481(2)	$ 656,203
	03/01/23	–	–	–	–	8,230(4)	$1,551,437	–	–
	03/01/24	–	–	–	–	–	–	6,439(3)	$ 1,213,816
	03/01/24	–	–	–	–	–	–	7,214(2)	$ 1,359,911

		–	–			8,230	$1,551,437	28,469	$ 5,366,691

Mitchell R. Butier	03/01/21	–	–	–	–	–	–	5,454(2)	$ 1,028,134
	03/01/22	–	–	–	–	–	–	10,611(3)	$ 2,000,280
	03/01/22	–	–	–	–	–	–	12,516(2)	$ 2,359,391
	03/01/23	–	–	–	–	–	–	22,493(3)	$ 4,240,155
	03/01/23	–	–	–	–	–	–	16,708(2)	$ 3,149,625
	03/01/24	–	–	–	–	23,101(4)	$4,354,770	–	–

		–	–			23,101	$4,354,770	67,782	$12,777,585

Francisco Melo	03/01/21	–	–	–	–	–	–	358(2)	$ 67,487
	03/01/22	–	–	–	–	–	–	26,726(3)	$ 5,038,118
	03/01/22	–	–	–	–	–	–	841(2)	$ 158,537
	03/01/23	–	–	–	–	–	–	2,401(3)	$ 452,612
	03/01/23	–	–	–	–	–	–	1,771(2)	$ 333,851
	03/01/24	–	–	–	–	–	–	2,178(3)	$ 410,575
	03/01/24	–	–	–	–	–	–	3,590(2)	$ 676,751

		–	–			–	–	37,865	$ 7,137,931

Ryan D. Yost	03/01/21	–	–	–	–	–	–	138(2)	$ 26,015
	03/01/22	–	–	–	–	–	–	5,419(3)	$ 1,021,536
	03/01/22	–	–	–	–	–	–	341(2)	$ 64,282
	03/01/22	–	–	–	–	2,931(4)	$ 552,523	–	–
	03/01/23	–	–	–	–	–	–	912(3)	$ 171,921
	03/01/23	–	–	–	–	–	–	673(2)	$ 126,867
	03/01/24	–	–	–	–	–	–	3,961(3)	$ 746,688
	03/01/24	–	–	–	–	–	–	2,060(3)	$ 388,331
	03/01/24	–	–	–	–	–	–	3,636(2)	$ 685,422
	03/01/24	–	–	–	–	3,234(4)	$ 609,641	–	–

		–	–			6,165	$1,162,164	17,140	$ 3,231,062

(1)	Market value calculated using the $188.51 closing price of our common stock on December 27, 2024, the last trading day of our fiscal year.

(2)

MSUs are eligible for vesting over 1-, 2-, 3- and 4-year performance periods, subject to achievement of the absolute TSR performance objective. Amounts are shown at (i) 128%, 92%, 96% and 93% of target for the vesting tranches of the MSUs granted in 2021, 2022, 2023 and 2024, respectively, which were the payouts based on performance as determined by the Compensation Committee in February 2025; (ii) the maximum level of performance for the remaining tranches of the MSUs granted in 2022, as performance through fiscal-year end would result in above-target payouts; and (iii) the target level of performance for the remaining tranches of the MSUs granted in 2023 and 2024, as performance through fiscal-year end would result in below-target payouts.

(3)

PUs are eligible for vesting at the end of a three-year performance period, subject to achievement of the respective cumulative EVA and relative TSR performance objectives. Amounts for the respective cumulative EVA component of 2022-2024 PUs reflect 0% of target for all NEOs, which was the payout based on performance determined by the Compensation Committee in February 2025. Amounts for the respective cumulative EVA component of (i) 2023-2025 PUs reflect the target level of performance, as performance through fiscal-year end would result in below-target payouts, and (ii) 2024-2026 PUs reflect the maximum level of performance for participating Corporate NEOs and Materials NEO, as performance through fiscal-year end would result in above-target payouts, and the target level of performance for Solutions NEO, as performance through fiscal-year end would result in a below-target payout. Amounts for the relative component of TSR component of 2022-2024 PUs reflect 100% of target for all NEOs, which was the capped payout based on performance determined by the Compensation Committee in February 2025. Amounts for the relative TSR component of 2023-2025 PUs, 2024-2026 PUs and Mr. Yost’s special award of 2024-2026 PUs reflect the target level of performance, as performance through fiscal year-end would result in at or below-target payouts.

(4)

RSUs of Messrs. Stander, Lovins and Yost cliff-vest on the third anniversary of the grant date, RSUs of Mr. Allouche cliff-vest on the 25-month anniversary of the grant date, and RSUs of Mr. Butier cliff-vest on the first anniversary of the grant date.

Avery Dennison Corporation | 2025 Proxy Statement	79

2024 OPTION EXERCISES AND STOCK VESTED

The table below provides information regarding the number of shares acquired and the value realized by our NEOs upon the exercise of option awards and vesting of stock awards during 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Deon M. Stander	–	–	13,730	$2,971,859

Danny G. Allouche	–	–	4,459	$965,151

Gregory S. Lovins	–	–	13,914	$3,011,685

Mitchell R. Butier	141,108	$19,544,725	59,889	$12,962,974

Francisco Melo	–	–	3,429	$742,207

Ryan D. Yost	–	–	3,069	$664,285

(1)

Amounts reflect the number of shares acquired on vesting multiplied by the fair market value of our common stock on the vesting date. For vesting MSUs, amounts include the payout of accrued dividend equivalents.

2024 PENSION BENEFITS

The present value of accumulated pension benefits shown in the table below was calculated based on the assumptions we used to calculate our pension benefit obligations in the consolidated financial statements contained in our 2024 Annual Report. Amounts shown reflect the lump-sum present value of the pension benefits accumulated as of December 27, 2024, the last trading day of our fiscal year. Messrs. Stander, Allouche, Melo and Yost are not included in the table because they have no accumulated pension benefits.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)(1)

Mitchell R. Butier	Benefit Restoration Plan	9.33	$244,394	–

Gregory S. Lovins	Benefit Restoration Plan	15.58	$32,175	–

(1)

The Benefit Restoration Plan allows for lump-sum payment. For information regarding the assumptions we use to determine the present value of accumulated pension plan benefits, see Note 6, “Pension and Other Postretirement Benefits,” to the consolidated financial statements contained in our 2024 Annual Report.

Benefit Restoration Plan

Our Benefit Restoration Plan (BRP) is a nonqualified excess benefit plan that provides supplemental retirement benefits to eligible participants equal to the amount by which their benefits payable under our former U.S. pension plan would have been reduced under the Code. Messrs. Butier and Lovins are our only NEOs eligible to receive benefits under the BRP. No accruals were made during 2024 as the plan was frozen in 2010.

Compensation covered by the BRP includes base salary and AIP awards through the date the plan was frozen, up to applicable statutory limitations each plan year. Eligible employees vested in the BRP after five years of service, or at age 55 upon termination of employment. Benefits under the BRP are based on pensionable earnings, length of service, when benefits commence and how they are paid. Benefits are calculated separately for each year of applicable service using a formula equal to 1.25% times compensation up to the breakpoint (which for each year prior to our freezing the accrual of additional benefits was the average of the Social Security wage bases for the preceding 35 years) plus 1.75% times compensation in excess of the breakpoint. The results of the calculation for each year of service are added together to determine the annual single life annuity benefit under the BRP for an employee at retirement at age 65, which is not subject to reduction for Social Security payments. Payments are made in a lump-sum distribution generally payable upon the later of separation from service and age 55, unless a timely election is made for monthly payments over the lifetime of the participant and, if applicable, a designated beneficiary.

80	2025 Proxy Statement | Avery Dennison Corporation

2024 NONQUALIFIED DEFERRED COMPENSATION

The table below provides information regarding executive and company contributions to our Executive Variable Deferred Retirement Plan (EVDRP). Under the EVDRP, participants may choose among publicly available funds ranging from money market and bond funds to index and other equity/mutual funds. Their rate of return depends on the funds they select.

As non-U.S. NEOs, Messrs. Allouche and Melo are not currently eligible to participate in the EVDRP. However, Mr. Allouche has a balance from when he was a participant in the plan and has therefore been included in the table whereas Mr. Melo was never a participant in the plan and has therefore been excluded from the table.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)

Deon M. Stander	$110,000	$44,123	$204,730	$1,972,037

Danny G. Allouche	–	–	$8,341	$157,403

Gregory S. Lovins	–	$35,806	$205,459	$969,497

Mitchell R. Butier	$ 20,000	$70,057	$904,646	$4,712,147

Ryan D. Yost	$ 27,255	$10,881	$7,148	$101,642

(1)	Company contributions to the EVDRP are included in the All Other Compensation column of the 2024 Summary Compensation Table.

(2)

Amounts reflect EVDRP vested account balances as of December 27, 2024, the last trading day of our fiscal year. Because the amounts do not represent above-market earnings, they are not reported in the 2024 Summary Compensation Table. The amounts shown below were reported in the All Other Compensation column of Summary Compensation Tables in previous proxy statements. Messrs. Allouche and Yost became NEOs in 2024; as such, they had no previously reported amounts.

Name	Aggregate Company Contributions Previously Reported ($)

Stander	$228,077

Lovins	$274,086

Butier	$1,045,935

Executive Variable Deferred Retirement Plan

Under the EVDRP, eligible U.S. employees can defer up to 75% of their salary and 90% of their AIP award. Deferrals are immediately vested. Earnings are based on a fixed rate and/or the performance of variable bond and equity funds selected by the participant from the available options. The EVDRP does not offer investment options that provide above-market interest rates.

Eligible employees are able to defer taxes until their deferrals are withdrawn, providing them an opportunity to accumulate savings on a pre-tax basis. We also benefit from this arrangement because we can use this cash for other purposes until a deferred compensation account is paid to a participant based on his or her election to receive withdrawals either in-service or after termination of employment. All deferred compensation accounts are unfunded obligations of our company and subject to the same risks as any of our general debts and obligations. As a result, these accounts help mitigate risk-seeking behavior by management that could be detrimental to the long-term health of our company.

As of the first business day of our 2024 fiscal year, we made a contribution to the deferred compensation accounts of eligible participants, including all U.S. NEOs, based on 401(k) eligible pay in excess of the federal compensation limit and deferred compensation in 2023. This annual contribution, which is designated to supplement 401(k) contributions that are limited under the Code, provides an automatic contribution of 3% of deferred and eligible pay plus a matching contribution of up to 50% on the first 7% of deferrable and eligible pay not covered by company contributions to our 401(k) Plan.

Contributions to deferred compensation accounts are required to be distributed following an eligible employee’s separation from service. Subject to Section 409A of the Code, eligible employees may elect to receive separation from service withdrawals in the form of a lump-sum payment or monthly installments over two to 20 years. Eligible employees may change the method in which payments are distributed provided that they do so at least 12 months before the date of distribution; however, any change results in the distribution occurring or beginning five years later than it would have otherwise. All NEOs subject to U.S. taxes are “specified employees” under Section 409A; as a result, their distributions cannot be made until seven months after separation from service, except in the event of death.

Avery Dennison Corporation | 2025 Proxy Statement	81

PAYMENTS UPON TERMINATION AS OF DECEMBER 28, 2024

The table below shows the potential benefits that would have been payable to our NEOs had they been terminated on the last day of our 2024 fiscal year.

		Termination Scenarios as of End of Fiscal Year 2024

Name	Benefit	Death	Qualifying Disability	Qualifying Retirement(2)	Involuntary Termination Not for Cause	Involuntary Termination within 24 Months of Change of Control
Deon M. Stander
	Severance Payment	–	–	–	$5,170,000	$7,755,000
	Medical/Dental Payment	–	–	–	$60,366	$90,549
	Outplacement	–	–	–	$25,000	$25,000
	Unvested Stock Options(1)	–	–	–	–	–
	Unvested RSUs(1)	$1,657,568	$1,657,568	$1,657,568	$1,657,568	$1,657,568
	Unvested PUs(1)	$1,826,976	$1,826,976	$946,195	$946,195	$4,913,136
	Unvested MSUs(1)	$1,333,355	$1,333,355	$1,291,360	$1,291,360	$4,080,983

	Total	$4,817,899	$4,817,899	$3,895,123	$9,150,489	$18,522,236

	Elimination of Excise Tax Liability	–	–	–	–	$(2,733,453)
	Forfeited Equity(1)	$(5,833,788)	$(5,833,788)	$(6,756,564)	$(6,756,564)	–
Danny G. Allouche
	Severance Payment	–	–	–	$679,355	$679,355
	Medical/Dental Payment	–	–	–	$8,900	$8,900
	Outplacement	–	–	–	$25,000	$25,000
	Unvested RSUs(1)	$620,575	$620,575	–	–	$620,575
	Unvested PUs(1)	$466,562	$466,562	–	–	$769,498
	Unvested MSUs(1)	$366,249	$366,249	–	–	$635,802

	Total	$1,453,386	$1,453,386	–	$713,255	$2,739,130

	Forfeited Equity(1)	$(572,489)	$(572,489)	$(2,025,874)	$(2,025,874)	–
Gregory S. Lovins
	Severance Payment	–	–	–	$1,410,938	$2,821,875
	Medical/Dental Payment	–	–	–	$30,183	$60,366
	Outplacement	–	–	–	$25,000	$25,000
	Unvested RSUs(1)	$1,551,437	$1,551,437	–	–	$1,551,437
	Unvested PUs(1)	$1,470,944	$1,470,944	–	–	$2,541,869
	Unvested MSUs(1)	$1,164,425	$1,164,425	–	–	$2,112,685

	Total	$4,186,806	$4,186,806	–	$1,466,121	$9,113,232

	Forfeited Equity(1)	$(2,019,185)	$(2,019,185)	$(6,205,991)	$(6,205,991)	–
Mitchell R. Butier
	Unvested RSUs(1)	–	–	–	–	$4,354,770
	Unvested PUs(1)	$6,571,710	$6,571,710	–	–	$7,985,095
	Unvested MSUs(1)	$5,261,748	$5,261,748	–	–	$6,453,779

	Total	$11,833,458	$11,833,458	–	–	$18,793,644

	Forfeited Equity(1)	$(6,960,186)	$(6,960,186)	$(18,793,644)	$(18,793,644)	–
Francisco Melo
	Severance Payment	–	–	–	$828,062	$1,656,124
	Medical/Dental Payment	–	–	–	$769	$1,538
	Outplacement	–	–	–	$25,000	$25,000
	Unvested PUs(1)	$4,273,035	$4,273,035	–	–	$6,077,185
	Unvested MSUs(1)	$441,673	$441,673	–	–	$900,420

	Total	$4,714,708	$4,714,708	–	$853,831	$8,660,267

	Elimination of Excise Tax Liability	–	–	–	–	$(1,613,878)
	Forfeited Equity(1)	$(2,262,897)	$(2,262,897)	$(6,977,605)	$(6,977,605)	–
Ryan D. Yost
	Severance Payment	–	–	–	$840,000	$1,680,000
	Medical/Dental Payment	–	–	–	$30,183	$60,366
	Outplacement	–	–	–	$25,000	$25,000
	Unvested RSUs(1)	$552,523	$552,523	–	–	$1,162,164
	Unvested PUs(1)	$876,383	$876,383	–	–	$1,929,588
	Unvested MSUs(1)	$171,815	$171,815	–	–	$564,509

	Total	$1,600,721	$1,600,721	–	$895,183	$5,421,627

	Elimination of Excise Tax Liability	–	–	–	–	$(763,560)
	Forfeited Equity(1)	$(2,055,540)	$(2,055,540)	$(3,656,262)	$(3,656,262)	–

(1)

Values for equity awards were determined as follows: (i) for stock options, the number of shares that would have been exercisable multiplied by the difference between the $188.51 closing price of our common stock on December 27, 2024, the last trading day of our fiscal year, and the applicable exercise price; and (ii) for RSUs, PUs and MSUs, the number of shares that would have been acquired or forfeited on vesting multiplied by $188.51. Because Mr. Stander’s stock options were not in the money as of December 28, 2024, they have been excluded from the table.

(2)

Mr. Stander was the only NEO that had reached the age of 55 and had over 10 years of service with our company at the end of fiscal year 2024. Because he therefore qualified as retirement eligible, in every termination scenario, all of his unvested equity awards would vest, with PUs and MSUs vesting on a prorated basis after the end of their respective performance period based on actual performance.

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In the event of termination, our NEOs would be entitled to receive any accrued balance under the EVDRP, subject to Section 409A of the Code. These amounts would be distributed in accordance with the participant’s distribution election and the terms and conditions of the plan, and are not included in the table. See 2024 Nonqualified Deferred Compensation for more information.

The other potential payments upon termination are described below.

Executive Officer Cash Severance Policy

The Compensation Committee adopted an Executive Officer Cash Severance Policy effective January 31, 2025 providing that we will not enter into any new employment agreement or severance arrangement after the policy’s effective date with an executive officer (as defined under the Exchange Act) of our company or establish any new severance agreement, plan, arrangement or policy covering any such officer after such date, in each case that provides for a cash severance payment in connection with any termination of his or her employment exceeding 2.99 times the sum of such officer’s base salary plus target AIP award without seeking stockholder ratification of such agreement, plan, arrangement or policy.

Executive Severance Plan

All NEOs other than Mr. Butier are eligible participants under the Severance Plan. Upon involuntary termination not for cause, they would be eligible for the severance and other benefits shown below.

Severance of base salary + target AIP award for year of termination Non-severance benefit of cash value of 12 months of medical and dental insurance premiums		2 For CEO		Outplacement services of up to $25,000 for up to one year
	×		+
1 For other eligible NEOs

Benefits Not Subject to Gross-up. Benefits are subject to withholding for all applicable taxes and not grossed-up for taxes.

Trigger for Benefits. Involuntary termination, which excludes termination for cause or due to disability, death, voluntary resignation, or an executive declining simultaneous or continuing employment in a comparable position.

Definition of Cause. Cause is defined as (i) commission of a crime or other act that could materially damage the reputation of our company or its subsidiaries; (ii) theft, misappropriation or embezzlement of company or subsidiary property; (iii) falsification of company or subsidiary records; (iv) substantial failure to comply with written policies and procedures; (v) misconduct; or (vi) substantial failure to perform material job duties not cured within 30 days after written notice.

Key Executive Change of Control Severance Plan

The COC Severance Plan provides enhanced termination benefits for key executives to incent their retention during a period in which a change of control transaction is being negotiated or a hostile takeover is being attempted. In 2024, Messrs. Stander, Lovins, Melo and Yost were the only eligible participants in the COC Severance Plan, which entitles them to benefits only if they are terminated not for “cause” or terminate employment for “good reason” within 24 months of the change of control (a “double-trigger”). In these circumstances, these NEOs would be eligible for the severance and other benefits shown below. In the event of termination following a change of control, our Level 3 NEO would be eligible for termination benefits under the Severance Plan described above.

Severance of base salary + target AIP award for year of termination Non-severance benefit of cash value of 12 months of medical and dental insurance premiums	×	2.99 For CEO (reduced from 3.00 eff. January 31, 2025)	+	Prorated target AIP award for year in which termination occurs	+	Outplacement services of up to $25,000 for up to one year

2 For Level 2 NEOs

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Benefits Not Subject to Gross-up. Benefits are subject to withholding for all applicable taxes and not grossed-up for excise or other taxes. However, if the payment would trigger an excise tax, the participating NEO can elect to receive (i) full benefits, retaining responsibility for paying any applicable excise taxes, or (ii) reduced benefits to an amount sufficient to eliminate any excise tax liability. In the 2024 termination payments table, COC payments would have triggered an excise tax for all eligible NEOs other than Messrs. Allouche and Lovins.

Definition of Change of Control. Change of control is defined as (i) replacement of a majority of our Board during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of our Board; or (ii) acquisition by any person, group or corporation that has entered into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition or similar business transaction with our company, of (A) together with any of our company’s stock previously held, more than 50% of the total fair market value or the total voting power of our company’s stock; (B) 30% or more of the total voting power of our company’s stock during any 12-month period; or (C) assets of our company having a total gross fair market value of 40% or more of the total gross fair market value of all of our company’s assets during any 12-month period.

Definition of Cause. Cause is defined as it is under the Severance Plan.

Definition of Good Reason. Good reason is defined as (i) material diminution in base compensation; (ii) material diminution in authority, duties or responsibilities or supervisor’s authority, duties or responsibilities; (iii) material change in geographic job location; or (iv) any other action or inaction that constitutes a material breach by our company.

Equity Incentive Plans

Under our 2017 Incentive Award Plan, unvested equity awards held by our NEOs on the date of termination would vest as shown below, subject to the plan’s one-year minimum vesting requirement. Mr. Stander was the only NEO who qualified as retirement eligible at year-end 2024.

VESTING OF EQUITY AWARDS ON TERMINATION EVENTS

	PUs	MSUs	RSUs	Stock Options

Resignation or Involuntary Termination, Whether or Not for Cause	Cancelled	Cancelled	Cancelled	Cancelled

Death	Vest at time of event on prorated basis based on target performance	Vest at time of event on prorated basis based on target performance	Vest	Cancelled

Qualifying Disability	Vest at time of event on prorated basis based on target performance	Vest at time of event on prorated basis based on target performance	Vest	Cancelled

Qualifying Retirement	Vest after end of performance period on prorated basis based on actual performance	Vest after end of performance period on prorated basis based on actual performance	Vest	Vest and exercisable for term of option

Change of Control	Vest based on actual, if determinable, and otherwise target performance if terminated without cause or for good reason within 24 months after change of control	Vest based on actual, if determinable, and otherwise target performance if terminated without cause or for good reason within 24 months of change of control	Vest if terminated without cause or for good reason within 24 months after change of control	Vest if terminated without cause or for good reason within 24 months after change of control

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EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 28, 2024

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)

Equity compensation plans approved by security holders 2017 Incentive Award Plan(1)	598,082	$190.54	2,287,561

Total	598,082	$190.54	2,287,561

(1)

Following stockholder approval in April 2017, we began issuing awards under the 2017 Incentive Award Plan in May of that year. Shares issuable under outstanding equity awards granted under this plan include (i) RSUs and DSUs for non-employee directors and (ii) RSUs, PUs, MSUs and stock options for officers and other eligible employees. Amount in column (A) includes 94,895 RSUs, 54,033 DSUs, 171,652 MSUs (including accrued dividend equivalents and reflecting the tranches granted in 2021, 2022, 2023 and 2024), 214,547 PUs (reflecting the tranches granted in 2022, 2023 and 2024) and 62,955 stock options. For awards subject to vesting as of December 28, 2024, payouts were based on actual performance. For unvested awards as of that date, awards with projected performance at or below target were calculated at the target level of performance and awards with projected performance above target were calculated at the maximum level of performance. Amount in column (C) represents the aggregate number of shares available for future issuance, with each full-value award reducing the number of shares available for future issuance by 1.5 shares.

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PAY VS. PERFORMANCE DISCLOSURE

The table below reflects information regarding the compensation of our NEOs and our financial performance for the last five fiscal years in accordance with SEC rules.

Year	Summary Compensation Table Total for Stander ($) (1)	Compensation Actually Paid to Stander ($) (2)	Summary Compensation Table Total for Butier ($) (1)	Compensation Actually Paid to Butier ($) (2)	Average Summary Compensation Table Total for Non-CEO NEOs ($) (1)	Average Compensation Actually Paid to Non-CEO NEOs ($) (2)	Value of Initial Fixed $100 Investments Based on:		Net Income ($)	Adjusted EPS ($) (4)
							Total Stockholder Return ($)	Peer Group Total Stockholder Return ($) (3)

2024	$9,853,372	$7,425,336	–	–	$3,102,488	$1,321,463	$155.20	$136.22	$704,936,000	$9.43

2023	$6,070,962	$7,216,077	$ 9,700,108	$10,879,032	$2,107,852	$ 351,353	$165.02	$118.91	$502,988,000	$7.90

2022	–	–	$ 9,107,739	$ 7,588,568	$2,405,277	$2,220,289	$145.19	$110.49	$757,092,000	$9.15

2021	–	–	$12,433,721	$31,508,041	$2,342,467	$5,263,092	$170.89	$134.41	$740,087,000	$8.91

2020	–	–	$ 8,709,348	$13,337,289	$2,248,966	$2,725,777	$120.83	$121.14	$555,863,000	$7.10

(1)
For each fiscal year, represents amount reported for our CEO(s) and average amount reported for our non-CEO
NEOs, in each case in the Total column of the Summary Compensation Table. Our NEOs for each of these fiscal years are shown below.

Year	CEO(s)	Non-CEO NEOs
2024	Deon Stander	Danny Allouche, Gregory Lovins, Mitchell Butier, Francisco Melo and Ryan Yost
2023	Deon Stande r/Mitchell Butier	Gregory Lovins, Francisco Melo, Deena Baker-Nel and Nicholas Colisto
2022	Mitchell Butier	Deon Stander, Gregory Lovins, Deena Baker-Nel and Ignacio Walker
2021	Mitchell Butier	Deon Stander, Gregory Lovins, Deena Baker-Nel and Ignacio Walker
2020	Mitchell Butier	Deon Stander, Gregory Lovins, Anne Hill and Susan Miller

(2)
Amounts represent Compensation Actually Paid to our CEO(s) or the average Compensation Actually Paid to our non-CEO NEOs, in each case which represents amounts reported in the Total column of the Summary Compensation Table for the applicable fiscal year. For 2024, amounts were adjusted as shown below. Fair value or change in fair value, as applicable, of equity awards in the Compensation Actually Paid columns was determined as follows: (i) for RSUs, the closing price of our common stock on the fiscal year-end date, or, in the case of vesting RSUs, the closing price of our common stock on the applicable vesting date; (ii) for the performance condition component of PUs, the same valuation methodology as RSUs except that year-end values were multiplied by a factor reflecting achievement of the probable outcome of the respective cumulative EVA performance objective as of the applicable measurement date; (iii) for the market condition component of PUs and for MSUs, using the Monte-Carlo simulation method to estimate the probability of achieving the respective relative and absolute TSR performance objective, respectively, as of the applicable measurement date; and (iv) for stock options, using the Black-Scholes pricing model as of the applicable measurement date. For information on the inputs to our Monte-Carlo simulations, see footnote (2) to our 2024 Summary Compensation Table. For purposes of these adjustments, awards to retirement-eligible NEOs are considered vested only at the time of retirement.

	2024

Adjustments	Stander	Average of Non-CEO NEOs

Decrease for amounts reported under Stock Awards and Option Awards columns in 2024 Summary Compensation Table	$(6,643,355)	$(2,040,463)

Increase based on ASC 718 fair value of awards granted during fiscal year 2024 that remained unvested as of fiscal year-end 2024, determined as of fiscal year-end 2024	6,166,731	1,832,833

Increase/Decrease based on ASC 718 fair value of awards granted during fiscal year 2024 that vested during fiscal year, determined as of vesting date	–	–

Decrease for awards granted during prior fiscal years that were outstanding and unvested as of fiscal year-end 2024, determined based on change in ASC 718 fair value from prior fiscal year-end to fiscal year-end 2024	(1,677,949)	(1,272,523)

Decrease for awards granted during prior fiscal years that vested during fiscal year 2024, determined based on change in ASC 718 fair value from prior fiscal year-end to vesting date	(273,463)	(297,664)

Decrease for change in the actuarial present values reported under Change in Pension Value and NQDC Earnings column of 2024 Summary Compensation Table	–	(3,208)

Increase/Decrease for service cost and, if applicable, prior service cost, for pension plans	–	–

Total Adjustments	$(2,428,036)	$(1,781,025)

(3)	Peer Group represents the Dow Jones U.S. Containers and Packaging Index.

(4)	Adjusted EPS is a non-GAAP financial measure reconciled from GAAP in Appendix A of this proxy statement.

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Relationship Between Financial Performance Measures
The graphs below compare the Compensation Actually Paid (CAP) to our CEO(s) and the average CAP to our non-CEO NEOs with our (i) TSR and Peer Group TSR, (ii) net income and (iii) adjusted EPS, in each case for the last five fiscal years. TSR amounts assume $100 invested on December 31, 2020 and reinvestment of dividends.

CAP VS. ADJUSTED EPS

CAP ($M)
Adj. EPS ($)
$40
$30
$20
$10
$0
$10
$8
$6
$4
$2
$0
FY20
FY21
FY22
FY23
FY24
CEO CAP (Stander)
CEO CAP (Butier)
Non-CEO NEOs' Average CAP
Adjusted EPS

Reflecting the Compensation Committee’s philosophy of paying for performance and delivering the majority of executive
compensation
using LTI awards primarily tied to our stock price and TSR, the CAP to our NEOs was generally aligned with our TSR performance.
From 2020 to 2022, CEO and average non-CEO NEO CAP was aligned with our TSR. While our TSR modestly increased in 2023 and the CAP to Mr. Butier increased as well, the average CAP to our non-CEO NEOs decreased due to the impact of the required equity and pension adjustments. Our TSR modestly decreased in 2024, with the CAP to Mr. Stander slightly increasing in his first full year as CEO and the average CAP to our non-CEO NEOs significantly increasing primarily as a result of the inclusion of our Executive Chairman, whose compensation was substantially higher than that of our other non-CEO NEOs. We believe that the inclusion of both absolute and relative TSR as performance objectives in our annual LTI awards to NEOs, which generally comprise the majority of their compensation, ensures ongoing alignment of CAP to our TSR performance.
Net income during the 2020-2025 period did not directly align with CAP, including as a result of the impacts to CAP described above. CAP is less sensitive to net income because our executive compensation program prioritizes longer-term equity compensation primarily tied to our stock price and TSR and secondarily to cumulative EVA, each of which we expect will continue to have a much greater impact on CAP.
Outside of our TSR performance, we believe that adjusted EPS is the most important financial measure that ties the compensation of NEOs to our performance. Adjusted EPS is the primary driver of stockholder value creation, the measure we use to provide guidance to our investors on our annual performance, and the performance objective that comprises 60% of the AIP financial modifier for participating Corporate NEOs. Despite its importance, the impact of adjusted EPS on CAP is moderated by the much stronger correlation CAP has with our stock price and TSR performance as a result of the emphasis on LTI awards in our executive compensation program.
Pay vs. Performance Financial Performance Measures
We believe the financial performance measures shown below, all of which are performance objectives used in our executive compensation program, were the most important in linking CAP to our NEOs for 2024. For additional information regarding these measures, including reconciliations of non-GAAP
financial measures from GAAP, see the
Compensation and Discussion Analysis
and Appendix A sections of this proxy statement.

•	Absolute and Relative TSR
•	Adjusted EPS
•	Cumulative EVA
•	Adjusted Sales Growth
•	Adjusted Free Cash Flow

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CEO PAY RATIO

With 70% of our 2024 revenues originating outside the U.S. and 40% of our revenues originating in emerging markets (Latin America, Eastern Europe, Middle East/Northern Africa and most countries in Asia Pacific), our employees are located in more than 50 countries to best serve our customers. At year-end 2024, 83% of our employees were located outside the U.S. and 66% were located in emerging markets, where median compensation is substantially lower than it is in the U.S.

The charts below show the demographics of our global workforce by region and function. At year-end 2024, more than 19,000 of our approximately 35,000 employees were in Asia Pacific, serving our customers in the region. In addition, more than 22,000 employees at that time worked in the operations of our manufacturing facilities or in positions directly supporting them from other locations.

We offer market-based, competitive wages and benefits in the markets where we compete for talent. All of our employees were paid at least the applicable legal minimum wage, and 99% of our employees were paid above the applicable legal minimum wage at year-end 2024.

2024 PAY RATIO

•	The 2024 total compensation of our median employee (among all employees except our CEO) was $17,126.

•	The 2024 total compensation of our CEO, as reported in the Total column of the 2024 Summary Compensation Table, was $9,853,372.

•	Based on this information, a reasonable estimate of the 2024 ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was approximately 575 to 1.

We calculated this ratio based on SEC rules and guidance, which allow for companies to use varying methodologies to identify their median employee. Other companies may have different workforce demographics and employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions. As a result, their CEO pay ratios may not meaningfully compare to ours.

IDENTIFICATION OF MEDIAN EMPLOYEE

Because there were no significant changes to our employee population or compensation arrangements in 2024 that would impact our CEO pay ratio disclosure, we used the same median employee as in prior year. To identify this employee in 2023, we considered annual base compensation, which is the principal compensation element for the vast majority of our employees globally. We measured compensation for purposes of determining the median employee using the 12-month period ended December 31, 2023, making no cost-of-living adjustments.

We selected December 19, 2023 as the date on which to determine our median employee. As of that date, we had 34,472 employees, 28,743 of which were located outside the U.S. and 22,751 of which were located in emerging markets. We utilized the de minimis exemption to exclude the following countries representing no more than 5% of our global population in the aggregate: Kenya (15 employees), Mauritius (18 employees), Pakistan (345 employees), Indonesia (473 employees) and Sri Lanka (523 employees), representing approximately 0.04%, 0.05%, 1.0%, 1.37% and 1.52%, respectively, of our global workforce at that time.

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To determine our medianable group, we used a statistical sampling approach known as stratified sampling to concentrate on medianable employees, which were those within a narrow range of the estimated median annual salary of $13,017, because these employees were all reasonably likely to be our median employee. We identified 405 employees with an annual salary within $500 of this amount. Because employees from China represented approximately 46% of the medianable group, we narrowed the medianable group to those 185 employees. Finally, we identified the six employees who had the potential to be our median employee by analyzing additional qualitative and quantitative characteristics, including pay volatility.

MEDIAN EMPLOYEE COMPENSATION

Our median employee was a full-time, salaried employee working at a manufacturing facility in China, with 2024 base compensation of $13,095. For purposes of this disclosure, we converted the employee’s base compensation from Chinese Yuan to U.S. dollars using the average monthly exchange rate during 2024 of 0.13919020.

To determine the 2024 total compensation of $17,126 for our median employee, we calculated the employee’s compensation consistent with how we determined our CEO’s total compensation for the 2024 Summary Compensation Table.

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PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF

        INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee – which is directly responsible for the appointment, compensation (including audit and non-audit fees) and evaluation of the independent registered public accounting firm that audits our financial statements and internal control over financial reporting – has appointed PricewaterhouseCoopers LLP (PwC) for fiscal year 2025 and our Board is seeking stockholder ratification of the appointment.

Stockholder ratification is not required by our Bylaws or applicable laws and regulations. However, our Board annually submits the appointment for stockholder ratification as part of our strong governance program. If stockholders were not to ratify the appointment, the Audit Committee would reconsider whether or not to retain PwC, but could determine to do so in its discretion. In addition, even if the appointment is ratified, the Audit Committee could subsequently appoint a different independent registered public accounting firm without stockholder ratification if the committee were to determine that doing so was in the best interests of our company and stockholders.

Representatives of PwC will be available during the Annual Meeting to answer questions from stockholders.

Audit Committee Evaluation

In determining whether to reappoint PwC, the Audit Committee considered the firm’s qualifications, performance, independence and tenure, as well as the performance of the engagement team serving our company; the quality of its discussions with representatives of PwC; and the fees charged by PwC for the quality and scope of services provided. In connection with the 2025 appointment, the Audit Committee considered, among other things, the factors described below.

•

Audit Quality – The quality of PwC’s audit and non-audit work based on its oversight of its work product, considering the firm’s (i) compliance with accounting and auditing professional standards and regulatory requirements; (ii) application of its understanding of our businesses and the financial environments in which we operate in identifying and responding to risks relevant to its audit; (iii) identification and resolution of issues in a timely manner; and (iv) integrity, objectivity and professional skepticism in performing its audits, as well as its 2024 Audit Quality Report provided to the Audit Committee in February 2025

•	Performance – PwC’s effectiveness during its prior-year audits, noting its strong performance in 2024, with improved audit planning and enhanced engagement with our management and finance personnel

•

Qualitative Review – The results of our survey of members of management and the Audit Committee evaluating PwC’s (i) expertise and resources; (ii) quality and timeliness of audit planning; (iii) communication and interaction; (iv) independence, objectivity and professional skepticism; and (v) value from fees, noting identified strengths and accomplished improvements, as well as suggestions for further improvement

•

Self-Assessment – PwC’s self-assessment of its performance and its satisfaction of the service needs and expectations of the Audit Committee and management during the 2024 audit, including its commitment to continuous improvement

•

Regulatory Reviews – External data on PwC’s audit quality and performance, including the most recent Public Company Accounting Oversight Board (PCAOB) report on the firm provided to the Audit Committee in October 2024

•

Fees – The reasonableness of PwC’s fees for audit and non-audit services, both on an absolute basis and relative to peer firms, including management’s most recent benchmarking in 2023 of our audit fees relative to those of peer companies, the key drivers of variances and the firm’s targeted areas of increased productivity

•

Independence – PwC’s processes to ensure it maintains independence, including required independence training for all partners and staff and a global independence system that monitors their personal affiliations; written disclosures from the firm; and the independence letters required by the PCAOB

•

Tenure – PwC’s tenure as our independent auditor, reflecting on the feedback from certain of our investors counterbalanced against the benefits of having a longer-tenured auditor, as well as the controls the Audit Committee and PwC have in place to mitigate potential independence risk. The Audit Committee last deliberated on whether to conduct a formal process to consider the selection of a new independent auditor in 2022,

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determining not to do so given its continued overall satisfaction with PwC’s effectiveness and performance; our multiple engagements of other registered public accounting firms to perform various non-audit services for our company, which could impair their independence and limit their ability to serve as our independent auditor; the regular rotation of PwC’s lead engagement partner and lead relationship partner; and potential risks to audit quality and timeliness.

Having determined that it is in the best interest of our company and stockholders, the Audit Committee has appointed PwC as our independent registered public accounting firm for fiscal year 2025.

Board Recommendation

Our Board recommends that you vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for fiscal year 2025.

Properly dated and signed proxies will be so voted unless you specify otherwise.

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AUDIT MATTERS

AUDITOR QUALIFICATIONS AND TENURE

PwC has been our independent registered public accounting firm since 1998 and served in that capacity during fiscal year 2024. Through its predecessor entities, the firm has served as our independent auditor since at least 1954 based on records we have been able to locate; we have been unable to determine the exact year PwC began serving in this capacity. PwC is well-qualified to continue serving as our independent registered public accounting firm, understands our operations and accounting practices, and maintains rigorous procedures to ensure auditor independence.

In its annual consideration of the appointment of the independent registered public accounting firm, the Audit Committee considers whether PwC is best positioned to provide the services effectively and efficiently due to its familiarity with our operations, businesses, accounting policies and practices, internal controls, and financial and information technology systems, as well as whether the services enhance our ability to manage control risks and maintain audit quality. The committee reappointed PwC for 2025 because it continues to believe that PwC provides high-quality audit services on the scale and with the effectiveness and independence the committee requires, giving consideration to the factors shown below.

•

Audit Quality and Performance – PwC has deep institutional knowledge regarding our operations, businesses, and accounting policies and practices, optimizing its people and technology to deliver enhanced quality assurance and provide greater customization, time savings and insights from the audit

•	Global Scale – PwC has a presence with resources in virtually all of the countries in which we do business, enabling the firm to perform statutory audit work on our subsidiary accounts

•	Capability – PwC’s capability and experience understanding the breadth and complexity of our global operations

•	Fresh Perspective – The appointments of a new lead engagement partner for the 2024 audit and a new lead relationship partner in 2022, each of whom has brought fresh perspective

•	Efficiency – PwC brings customized knowledge using judgment tailored to our audits, allowing for significant time savings

•	Cost-Effectiveness – PwC’s ability to cost-effectively perform audit, audit-related, tax compliance and tax planning services

The Audit Committee’s consideration of PwC’s tenure as our independent auditor is discussed above in Audit Committee Evaluation. In conducting its regular review of whether to appoint a new independent registered public accounting firm, among other things, the Audit Committee considers the fact that onboarding a new firm would require a significant time commitment on the part of management, potentially distracting from the paramount focus on financial reporting and internal controls, without necessarily increasing audit quality.

PwC regularly provides the Audit Committee and management with accounting/financial reporting insights and best practices relevant to our business, as well as advance notice of legislative and regulatory developments that could have a significant impact on our company. In 2024, this knowledge sharing included topics such as the accounting for hedge transactions, artificial intelligence and the financial reporting for supply chain financing, leases, the Pillar II global minimum tax regime, and digital assets.

The Audit Committee has several controls in place to mitigate any potential independence risk related to auditor tenure, including those described below.

•

Annual Review of Performance and Independence – In addition to its ongoing assessment and feedback provided to PwC, the Audit Committee evaluates the firm’s performance and independence, as well as other factors such as auditor tenure, in determining whether or not to reappoint the firm for the following year

•

Limits on Non-Audit Services – The Audit Committee assesses the impact providing non-audit services may have on PwC’s independence each time it approves the firm’s provision of these services, as well as during its annual assessment of the firm’s independence; our company regularly uses other independent registered public accounting firms to provide statutory audit and non-audit services, engaging PwC only if permissible and where doing so confers time and cost savings given its role as our independent auditor

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•

Regular Consideration of Auditor Rotation – The Audit Committee regularly evaluates whether to conduct a process formally to consider other independent registered public accounting firms, having most recently done so in 2022

•	Executive Sessions – The Audit Committee meets regularly both with PwC without management present and with management without PwC present

•

Lead Engagement Partner Rotation and Selection – A new lead engagement partner is designated at least every five years, with the current partner having been designated in advance of the 2024 audit. The Audit Committee interviewed the partner prior to his designation and was directly responsible for making the selection, in consultation with management and representatives from PwC.

•

Oversight by Lead Relationship Partner – PwC designates a separate lead relationship partner to provide additional assurance and objective oversight who meets at least annually with the Audit Committee and is available as needed for direct consultation. A new lead relationship partner was designated in 2022, having been selected by the Audit Committee in consultation with PwC leadership. The additional oversight and escalation provided by the lead relationship partner allow the firm to address issues that may arise, strengthen the independence of the audit engagement team and help ensure continuous improvement in service quality.

AUDITOR INDEPENDENCE

PwC has advised us that neither the firm nor any member thereof has any financial interest, direct or indirect, in our company or our subsidiaries, confirming to the Audit Committee that it is in compliance with the rules, standards and policies of the PCAOB and the regulations of the SEC governing auditor independence. In February 2025, the Audit Committee reviewed the non-audit services provided by PwC during 2024, including the related fees associated with previously pre-approved services, in assessing whether the firm’s provision of these services impaired PwC’s independence.

The Audit Committee discussed with PwC its independence from our company, Board and management and concluded that PwC was independent during 2024.

AUDITOR COMPENSATION

The Audit Committee has adopted procedures for the pre-approval of all audit and non-audit services and fees provided by the independent registered public accounting firm. Pre-approval procedures include reviewing and approving a plan for audit and permitted non-audit services, which includes a description of, and estimated fees for, each category of audit and non-audit services. Additional Audit Committee approval is required for services not pre-approved in the initial plan or for fees exceeding the budgeted amount for a particular category of services. The Audit Committee has delegated interim approval authority to its Chair for additional services that may become necessary, with approval by the entire Audit Committee at a subsequent meeting.

In the fourth quarter of 2023, the Audit Committee approved the (i) audit, audit-related and other services PwC could perform in 2024 and (ii) permissible tax services the firm could provide during the year. The Audit Committee pre-approved PwC’s fees for audit, audit-related, tax compliance and tax planning services in April 2024 (having approved interim fees earlier in the year for services through that time), received updates on year-to-date fees incurred in July and November 2024, and assessed the final fees in connection with its review of audit results in February 2025.

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AUDIT FEES

In fiscal years 2024 and 2023, PwC provided the services shown below for our company – all of which were approved by the Audit Committee in accordance with the procedures described above – for which we paid the firm the fees indicated.

	2024	2023

Audit Fees(1)	$10,137,000	$9,623,000

Audit-Related Fees(2)	375,000	207,000

Tax Fees:

Tax Compliance(3)	2,803,000	2,940,000

Tax Planning(4)	1,045,000	900,000

All Other Fees(5)	17,000	16,000

Total	$14,377,000	$13,686,000

(1)  Fees for services performed to comply with the standards established by the PCAOB, including the audits of our financial statements and internal control over financial reporting; audits in connection with statutory filings; and other services that the principal independent registered public accounting firm can most effectively and efficiently provide, such as procedures related to comfort letters, consents and reviews of our SEC filings.

(2)  Fees associated with assurance and related services traditionally performed by the independent registered public accounting firm and reasonably related to the performance of the audit or review of our financial statements, including assistance in financial due diligence related to acquisitions and divestitures and the audit or compliance services not required by applicable statutes or regulations. This category also includes audits of pension and other employee benefit plans, as well as the audit or review of information technology systems and internal controls unrelated to the audit of the financial statements.

(3)  Fees associated with tax compliance such as preparation of tax returns in foreign jurisdictions, tax audits and transfer pricing documentation.

(4)  Fees for U.S. and non-U.S. tax planning, as well as tax planning related to restructuring actions, acquisitions and divestitures.

(5)  Fees for any services other than those described in the above categories. In both years, included subscriptions and licenses to accounting and tax resources and other permissible services.

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AUDIT COMMITTEE REPORT

COMPOSITION AND QUALIFICATIONS

The Audit Committee (referred to in this report as the “Committee”) of our Board is composed of the directors named at the end of this report, each of whom meets the enhanced independence and experience standards for audit committee members required by SEC rules and NYSE listing standards. Our Board has determined all members to be financially literate and designated Ward Dickson and Patrick Siewert each as an “audit committee financial expert” under applicable SEC regulations. Members of the Committee are prohibited from sitting on the audit committee of more than two other public companies and all members are in compliance with this restriction.

PRIMARY RESPONSIBILITIES

The Committee has a written charter approved by our Board, which is available under Governance Documents in the investors section of our website. The Committee annually reviews its charter and considers whether to recommend changes to our Board for approval. The charter was most recently amended in October 2024.

During fiscal year 2024, the Committee primarily performed the activities described below on behalf of our Board.

•

Reviewed and discussed with management and the independent registered public accounting firm our quarterly and annual financial results, earnings release documentation and the related reports we file with the SEC

•	Reviewed and discussed with management and the independent registered public accounting firm our internal controls report and the independent registered public accounting firm’s attestation thereof

•

Evaluated the qualifications, performance and independence of the independent registered public accounting firm and met with its representatives to discuss the scope, budget, staffing and progress of the audit

•

Maintained responsibility for the compensation and oversight of the work of the independent auditor for the purpose of preparing or issuing its audit report or related work, as well as for approving the compensation and engagement of any other registered public accounting firm preparing or issuing an audit report or related work or performing other audit or attest services

•	Supervised our Internal Audit leader with respect to the scope, budget, staffing and progress of the internal audit and evaluated his individual performance, as well as the performance of the function

•

Discussed significant financial risk exposures, including our cybersecurity risk management program, risks related to our company’s information technology controls and security, and the steps taken by management to monitor and control these exposures

OVERSIGHT OF CONSOLIDATED FINANCIAL STATEMENTS

Management is responsible for our consolidated financial statements, accounting and financial reporting policies, internal control over financial reporting, and disclosure controls and procedures. The Committee appointed the independent registered public accounting firm of PricewaterhouseCoopers LLP (PwC) to provide audit, audit-related and tax compliance services, with limited tax planning and other services to the extent approved by the Committee. PwC performed independent audits of our 2024 consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America (GAAP). The Committee’s responsibility is to monitor and oversee our accounting and financial reporting processes and the audits of our consolidated financial statements and internal control over financial reporting. The members of the Committee are not professionally engaged in the practice of auditing or accounting and rely without independent verification on the information provided and representations made by management and PwC.

The Committee reviewed and discussed our consolidated financial statements and related footnotes for the fiscal year ended December 28, 2024 – including our critical accounting policies and management’s significant estimates and judgments – with management and PwC, as well as PwC’s report and unqualified opinion on its audits. Management represented to the Committee and PwC that our consolidated financial statements were prepared in accordance with GAAP and PwC discussed the matters required by Auditing Standard No. 1301, Communications with Audit Committees.

Based on the Committee’s review and discussions with management and PwC, as well as the Committee’s review of the representations of management and the audit report and unqualified opinion of PwC, the Committee recommended that our Board approve our Annual Report on Form 10-K for the fiscal year ended December 28, 2024.

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OVERSIGHT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Committee is responsible for appointing the independent registered public accounting firm and monitoring and overseeing its qualifications, compensation, performance and independence. In this capacity, the Committee reviewed with PwC the overall scope of services and fees for its audit and monitored the progress of the audit in assessing our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the firm’s findings and required resources.

PwC provided to the Committee the written disclosures and independence letters required by the PCAOB regarding communications concerning independence – including Rule 3524, Audit Committee Pre-approval of Certain Tax Services, and Rule 3526, Communication with Audit Committees Concerning Independence. The Committee has a policy requiring pre-approval of fees for audit, audit-related, tax compliance and tax planning services and has concluded that PwC’s provision of limited non-audit services to our company in 2024 did not impair its independence. The Committee discussed with PwC its independence from our company, Board and management and concluded that PwC was independent during fiscal year 2024.

Under its charter, the Committee is required to regularly consider whether it is appropriate to change the independent registered public accounting firm. The Committee to date has determined to retain PwC noting that the firm has continued to exercise independence in challenging management, effectively conducted high-quality audits and consistently improved service delivery.

The Committee has determined that the appointment of PwC as our independent registered public accounting firm for fiscal year 2025 is in the best interest of our company and stockholders. The Committee has appointed PwC in this capacity and our Board has recommended that stockholders ratify the appointment.

OVERSIGHT OF INTERNAL AUDIT

The Committee’s responsibility is to monitor and oversee our internal audit function, reviewing the significant audit results reported to management and management’s responses thereto. In this capacity, the Committee reviews with our Internal Audit leader the overall scope and budget for the internal audit, and regularly monitors the progress of the internal audit in assessing our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including key findings.

EXECUTIVE SESSIONS

The Committee regularly meets separately in executive session without management present with each of our Internal Audit leader and PwC to review and discuss their evaluations of the overall quality of our accounting and financial reporting and internal control. The Committee also regularly meets, without PwC present, with management, our CFO and our Controller, and meets as needed in executive session with other members of management to discuss significant exposures impacting our financial statements and accounting policies.

STOCKHOLDER FEEDBACK

The Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints regarding our accounting, internal controls and auditing matters. See Complaint Procedures for Accounting and Auditing Matters in the Governance section of this proxy statement. The Committee welcomes feedback regarding its oversight of our audit program. Stockholders may communicate with the Committee by writing to the Audit Committee Chair, c/o Corporate Secretary, 8080 Norton Parkway, Mentor, Ohio 44060.

Ms. Mejia and Mr. Dickson were appointed to the Committee in February and June 2024, respectively. Mr. Lopez and former director Ms. Sullivan served on the Committee through April and December 2024, respectively, and neither of them participated in the review, discussions and recommendation reflected in this Audit Committee Report.

Ward H. Dickson, Chair	Maria Fernanda Mejia	Patrick T. Siewert	William R. Wagner

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PROPOSAL 4 – STOCKHOLDER PROPOSAL FOR STOCKHOLDER APPROVAL

         REQUIREMENT FOR EXCESSIVE GOLDEN PARACHUTES

John R. Chevedden, a stockholder residing at 2215 Nelson Avenue, No. 205, Redondo Beach, California 90287 who has beneficially owned no fewer than 15 shares of our common stock since October 15, 2021 (the “Proponent”), has informed us that he intends to present the proposal set forth below during the Annual Meeting. If the Proponent or his qualified representative attends and properly presents the proposal for a vote, then the stockholder proposal will be voted upon during the Annual Meeting.

In accordance with SEC rules, the proposal and supporting statement as submitted by the Proponent are presented verbatim below. The proposal and supporting statement may contain assertions that we believe are incorrect. We have not attempted to refute all assertions or correct any errors in the proposal or supporting statement, and we disclaim all responsibility for their content, including the other sources referenced therein.

For the reasons set forth in the opposition statement following the Proponent’s proposal, our Board opposes its approval and recommends that you vote AGAINST it.

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Proponent’s Proposal

Proposal 4 – Shareholder Approval Requirement for Excessive Golden Parachutes

Shareholders request that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus. This proposal only applies to the Named Executive Officers. This provision shall at least be included in the Governess Guidelines of the Company.

“Severance or termination payments” include cash, equity or other pay that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred compensation earned and vested prior to termination.

“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities, perquisites or benefits not vested under a plan generally available to management employees, post-employment consulting fees or office expense and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

This proposal is relevant even if there are current golden parachute limits. A limit on golden parachutes is like a speed limit. A speed limit by itself does not guarantee that the speed limit will never be exceeded. Like this proposal the rules associated with a speed limit provide consequences if the limit is exceeded. With this proposal the consequences are a non-binding shareholder vote is required for unreasonably rich golden parachutes.

This proposal places no limit on long-term equity pay or any other type pay. This proposal thus has no impact on the ability to attract executive talent and does not discourage the use of long-term equity pay because it places no limit on golden parachutes. It simply requires that overly rich golden parachutes be subject to a non binding shareholder vote at a shareholder meeting already scheduled for other matters.

This proposal is relevant because the annual say on executive pay vote does not have a separate section for approving or rejecting golden parachutes.

This proposal topic also received between 51% and 65% support at:

FedEx (FDX)

Spirit AeroSystems (SPR)

Alaska Air (ALK)

AbbVie (ABBV)

Fiserv (FISV)

Please vote yes:

Shareholder Approval Requirement for Excessive Golden Parachutes – Proposal 4

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Our Board’s Statement in Opposition

Our Board’s Governance and Compensation Committees have carefully considered the proposal and believe that it is unnecessary and not in the best interests of our company and stockholders in light of our existing plans, policies and practices, termination-related executive compensation and other considerations. Our Board recommends that you vote AGAINST this proposal for the reasons stated below.

The proposal is unnecessary because we have already implemented an Executive Officer Cash Severance Policy that provides that we will not pay any cash severance to executive officers exceeding 2.99 times the sum of base salary plus target AIP award without seeking stockholder ratification thereof.

The Compensation Committee adopted an Executive Officer Cash Severance Policy (the “Cash Severance Policy”) effective January 31, 2025 providing that we will not enter into any new employment agreement or severance arrangement after the policy’s effective date with an executive officer (as defined under the Exchange Act) of our company or establish any new severance agreement, plan, arrangement or policy covering any such officer after such date, in each case that provides for a cash severance payment in connection with any termination of his or her employment exceeding 2.99 times the sum of such officer’s base salary plus target AIP award without seeking stockholder ratification of such agreement, plan, arrangement or policy. The Cash Severance Policy was carefully tailored to further our overall compensation philosophy of aligning executive interests with those of our stockholders and providing for appropriate stockholder oversight, while balancing the need to ensure we can provide market-competitive executive compensation, including in the event of termination, to continue attracting and retaining talented executive officers. Our Board believes that this tailored policy is the appropriate approach to align our executive compensation program with stockholder value creation, rather than the overly broad policy sought by the Proponent.

The Compensation Committee has also approved an Amended and Restated Key Executive Change of Control Severance Plan that, among other things, reduces our CEO’s severance multiplier from 3.00 times to 2.99 times his annual base salary and target AIP award for the year of termination, consistent with the Cash Severance Policy.

Stockholders already have ample opportunity to express their views on our executive compensation through our robust stockholder engagement and annual say-on-pay votes, both of which reflect strong support of our executive compensation program.

We semiannually engage with stockholders to solicit feedback on, among other things, our executive compensation program, offering to include directors as participants in scheduled meetings. Our objectives are to maintain regular and thoughtful engagement to directly obtain investor feedback; continue to strengthen our relationships with key investors; and gather perspectives to identify potential improvement opportunities. Our Board and management believe that ongoing stockholder engagement fosters a deeper understanding of evolving investor expectations and helps ensure we continue to reflect best practices.

Our stockholder engagement program seeks to identify potential changes to our executive compensation program that are directly responsive to stockholder feedback and further align our incentives with stockholder expectations. In 2024, we contacted our top 35 investors during the proxy season and the off-season. We engaged with every stockholder who accepted our invitation to meet or otherwise requested a meeting, and our Lead Independent Director led the majority of our off-season engagements. During these meetings, our Lead Independent Director, Governance Committee Chair, and management answered questions and discussed matters of investor interest.

The feedback we have received from stockholders in recent years regarding our executive compensation program has been positive, affirming the Compensation Committee’s strategy and the alignment of pay with performance. Our stockholders have expressed strong say-on-pay support, with average approval in the past five years of 95%.

The Compensation Committee makes changes to our executive compensation program as appropriate to ensure it aligns with our evolving financial profile and business strategies and address feedback from our investors. We believe that the Compensation Committee’s annual review of our AIP and LTI programs and the actions it has taken over time demonstrate our commitment to paying for performance and being responsive to investor feedback.

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Our Board believes that our strong say-on-pay vote results, as well as the positive feedback received during our engagement with investors, demonstrate overall support of our executive compensation program and are the most effective methods of providing stockholders with a voice on our executive compensation program. Requiring additional stockholder approval of specific elements of compensation would place us at a competitive disadvantage and is unnecessary.

The proposal would impair the Compensation Committee’s ability to effectively structure our executive compensation program and arrangements, which are subject to robust governance oversight. The proposal is overbroad and discourages the use of LTI awards by including them within the proposed limit on termination payments.

A primary difference between the Cash Severance Policy adopted by the Compensation Committee and the policy sought by the Proponent is that the proposal would include the value of equity that is realized upon termination in determining whether stockholder approval is required. Adopting the proposal would discourage or limit our use of LTI awards, inhibiting our executive compensation program’s objectives to pay for performance and align stockholder and executive interests. It would also impose an undue restriction on the ability of the Compensation Committee to establish executive compensation programs that are consistent with market practices and stockholder expectations.

The majority of the value of our executive compensation is in the form of long-term equity incentive awards, with overlapping vesting schedules and performance periods. Our LTI awards provide variable incentive compensation that enhances the alignment of the interests of our executives with those of our stockholders and drives long-term value creation. In 2024, equity awards comprised 72% of our CEO’s target TDC and 53% of the average target TDC of our other NEOs (excluding Mr. Butier). The annual LTI awards granted to NEOs (other than Mr. Butier) in 2024 were fully performance based and delivered through PUs that cliff-vest at the end of a three-year performance period, subject to the achievement of the respective cumulative EVA and relative TSR performance objectives established for the award, and MSUs that vest in tranches based on our absolute TSR over 1-, 2-, 3- and 4-year performance periods, with an average performance period of 2.5 years.

The Compensation Committee, which is composed entirely of independent directors, is best suited to structure and oversee our executive compensation program, which we believe is thoughtfully designed to link pay and performance. The Compensation Committee regularly consults with WTW, its independent compensation consultant, to review external benchmarking data and assist in developing the elements of our executive compensation program, which we believe are aligned with strong corporate governance practices, current market practices and our pay-for-performance philosophy.

The overly broad policy sought by the Proponent would place us at a competitive disadvantage by limiting our ability to attract and retain executives.

The proposal would significantly disadvantage our ability to attract and retain highly qualified executive officers. Implementation of the proposal, which would subject LTI awards to the proposed 2.99 times limit, would require a key component of executive employment offers to be contingent on subsequent stockholder approval. As a result, top candidates could view employment offers as too uncertain and choose to seek employment at other companies that can ensure reasonable severance and other benefits upon termination. We believe that such a policy (i.e., requiring stockholder approval of cash, equity and other termination payments) is uncommon among the companies with which we compete for executive talent, and top candidates may seek employment from a direct competitor or elsewhere upon learning that such a key aspect of their employment offer would require stockholder approval. As a result, this proposal would interfere with our ability to make timely competitive offers of employment for highly qualified executive talent, which would negatively impact our efforts to enhance stockholder value and drive execution of our strategies that have delivered consistent GDP+ growth and top-quartile returns.

Board Recommendation

Our Board believes that the policy sought by the Proponent is unnecessary and not in the best interest of our stockholders; it therefore recommends that you vote AGAINST the proposal for a stockholder approval requirement for excessive golden parachutes, if properly presented during the meeting.

Properly dated and signed proxies will be so voted unless you specify otherwise.

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SECURITY OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF MANAGEMENT AND SIGNIFICANT STOCKHOLDERS

The table below shows the number of shares of our common stock beneficially owned by our (i) current directors, NEOs, and current directors and executive officers as a group as of the February 24, 2025 record date for the Annual Meeting and (ii) our greater-than-five-percent, or “significant,” stockholders as of the respective dates indicated.

Name of Beneficial Owner	Common Stock(1)	Number of Rights Exercisable and Vesting within 60 Days(2)	Number of Shares Beneficially Owned	Percent of Class(3)

Current directors
Bradley A. Alford	25,460	23,319	48,779	*
Mitchell R. Butier	307,553	50,637	358,190	*
Ward H. Dickson	–	–	–	*
Andres A. Lopez	3,216	1,841	5,057	*
Maria Fernanda Mejia	132	–	132	*
Francesca Reverberi	787	–	787	*
Patrick T. Siewert	17,934	–	17,934	*
Deon M. Stander	54,406	18,900	73,306	*

William R. Wagner	1,481	–	1,481	*
Non-director NEOs
Danny G. Allouche	18,605	5,515	24,120	*
Gregory S. Lovins	69,653	7,108	76,761	*
Francisco Melo	15,230	2,120	17,350	*

Ryan D. Yost	2,113	4,025	6,138	*

All current directors and executive officers as a group (17 persons)	535,107	124,578	659,685	*
Significant stockholders
The Vanguard Group(4)	9,623,611	–	9,623,611	12.2%
BlackRock, Inc.(5)	7,381,914	–	7,381,914	9.3%
T. Rowe Price Investment Management, Inc.(6)	4,074,737	–	4,074,737	5.2%

(1)

Each current director, non-director NEO and current executive officer has sole voting and investment power with respect to their respective shares and no shares have been pledged as security by any such person. Includes the following shares held in our employee savings plan as of February 24, 2025: Butier – 4,222, Lovins – 2,196, Yost – 3, and all current directors and executive officers as a group – 8,885. The business address for all these individuals is 8080 Norton Parkway, Mentor, Ohio 44060.

(2)

Numbers reported in this column are not entitled to vote during the Annual Meeting. Includes 23,319 and 1,841 DSUs deferred through the DDECP by Messrs. Alford and Lopez, respectively, as of February 24, 2025, as to which they have no voting or investment power: DSUs are included as beneficially owned because, if either of them were to leave our Board, his DDECP account would be valued as of the date of separation and the equivalent number of shares of our common stock, less fractional shares, would be issued to the separating director. For Messrs. Butier and Stander, all non-director NEOs and other executive officers, includes PUs and MSUs vesting within 60 days of February 24, 2025. For Mr. Butier, also includes RSUs vesting by such date.

(3)	Percent of class based on 78,965,996 shares of our common stock outstanding as of February 24, 2025. Individuals and groups with an (*) beneficially own less than 1% of our outstanding common stock.

(4)

Number of shares beneficially owned based on information as of December 29, 2023 contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2024. The Vanguard Group has sole voting power with respect to no shares; shared voting power with respect to 102,691 shares; sole dispositive power with respect to 9,281,495 shares; and shared dispositive power with respect to 342,116 shares. The Vanguard Group is an investment adviser, in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act, with a business address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)

Number of shares beneficially owned based on information as of December 31, 2023 contained in Amendment No. 15 to Schedule 13G filed with the SEC on January 24, 2024. BlackRock, Inc. has sole voting power with respect to 6,640,110 shares; shared voting power with respect to no shares; sole dispositive power with respect to all 7,381,914 shares; and shared dispositive power with respect to no shares. BlackRock, Inc. is a parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act, with a business address of 50 Hudson Yards, New York, New York 10001.

(6)

Number of shares beneficially owned based on information as of September 30, 2024 contained in Amendment No. 1 to Schedule 13G filed with the SEC on November 14, 2024. T. Rowe Price Investment Management, Inc. has sole voting power with respect to 4,065,200 shares; shared voting power with respect to no shares; sole dispositive power with respect to all 4,074,737 shares; and shared dispositive power with respect to no shares. T. Rowe Price Investment Management, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, with a business address of 101 E. Pratt Street, Baltimore, Maryland 21201.

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RELATED PERSON TRANSACTIONS

Under our Governance Guidelines, Board members are expected to comply with our Code of Conduct and avoid any action, position or interest that conflicts or may appear to conflict with those of our company. The Governance Committee oversees our conflict of interest policy, which prohibits our officers (including all executive officers) and employees – or any of their immediate family members – from directly or indirectly doing business, seeking to do business or owning an interest in an entity that does business or seeks to do business with our company without prior written approval. Any officer or employee who has a question as to the interpretation of the policy or its application to a specific activity, transaction or situation may submit the question in writing to our law department for any further review necessary by the Governance Committee.

All employees at the level of manager and above and all non-supervisory professionals are regularly required to complete a compliance certification in which they must (i) disclose, among other things, whether they or any of their immediate family members have a job, contract or other position with an entity that has commercial dealings with our company and (ii) certify that they have complied with our Code of Conduct and key company policies. Disclosures are reviewed by our compliance and law departments in consultation with senior management to determine whether the activity has the potential to significantly influence our business. In the event that an unresolved disclosure potentially gives rise to a significant conflict of interest, the committee would determine whether a conflict of interest exists or whether there is reasonable likelihood that the activity, transaction or situation would influence the individual’s judgment or actions in performing his or her duties. The Governance Committee received a report from our Chief Compliance Officer on the 2024 compliance certification in February 2025.

In addition, each of our directors and executive officers annually completes a questionnaire designed to solicit information about any potential related person transactions. Transactions involving directors are reviewed with the Governance Committee in connection with its annual assessment of director independence by our Corporate Secretary. Responses from executive officers are reviewed by our Corporate Secretary with oversight by the Governance Committee in the event any such transactions are identified.

We review internal financial records to identify transactions with security holders known by us from information contained in Schedules 13D or 13G filed with the SEC to be beneficial owners of more than 5% of our common stock to determine whether we have any relationships with the security holders that might constitute related person transactions under Item 404(a) of Regulation S-K. Our Corporate Secretary discusses any such relationships constituting related person transactions with the Governance Committee.

During fiscal year 2024, there were no related person transactions requiring disclosure under SEC rules and regulations and all related person transactions were reviewed in accordance with the policies and procedures described above.

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VOTING AND MEETING Q&A

ANNUAL REPORT AND PROXY MATERIALS

HOW DO I ACCESS THE 2024 ANNUAL REPORT AND 2025 PROXY MATERIALS?

We have elected to provide access to our proxy materials on the internet. Accordingly, we are sending the Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. Brokers, banks and other nominees (collectively, “nominees”) who hold shares on behalf of beneficial owners (also called “street name” holders) will send a similar notice. You can access our proxy materials on the website referred to in the Notice. Instructions on how to request printed proxy materials by mail, including an option to receive paper copies in the future, may be found in the Notice and on the website referred to in the Notice.

On or about March 7, 2025, we will make our 2024 Annual Report and this proxy statement available online and begin mailing the Notice to all stockholders entitled to vote. On or about the same date, we will begin mailing our 2024 Integrated Report, which includes our 2024 Annual Report and 2025 notice and proxy statement, together with a proxy card, to stockholders entitled to vote who have previously requested paper copies. In addition, if you request paper copies of these materials for the first time, they will be mailed within three business days. If you hold your shares in street name, you may request paper copies of the proxy statement and proxy card from your nominee by following the instructions on the notice your nominee provides to you.

Stockholders of record may obtain a copy of this proxy statement without charge by writing to our Corporate Secretary at 8080 Norton Parkway, Mentor, Ohio 44060.

WHAT IS HOUSEHOLDING?

We will send only one 2024 Integrated Report to any address unless we have received instructions to the contrary from any stockholder at that address. Householding allows us reduce our printing and postage costs and prevents multiple proxy materials from being received at your household. If you want an additional copy of our 2024 Integrated Report, you may make your request by writing to our Corporate Secretary at 8080 Norton Parkway, Mentor, Ohio 44060.

If you receive multiple copies and want to receive a single copy in the future, or if you want to revoke your consent to householding and receive separate copies of our proxy statement and annual report in future years, you may call Broadridge Investor Communications Services toll-free at 866.540.7095 in the U.S. and Canada or write them c/o Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

HOW CAN I ACCESS THE ANNUAL REPORT AND PROXY MATERIALS ELECTRONICALLY?

Instead of receiving paper copies of annual reports and proxy materials by mail in the future, you can elect to receive an email with a link to these documents on the internet, which allows you to access them more quickly, save us the cost of printing and mailing them to you, reduce the amount of mail you receive from us and help us preserve environmental resources.

You may enroll to access proxy materials and annual reports electronically for future Annual Meetings by registering online at the following website: https://enroll.icsdelivery.com/avy. If you are voting online, you can follow the links on the voting website to reach the electronic enrollment website.

VOTING

WHO IS SOLICITING MY VOTE?

Our Board is soliciting your vote in connection with the Annual Meeting.

WHO IS ENTITLED TO VOTE?

Stockholders of record as of the close of business on February 24, 2025 are entitled to notice of, and to vote in connection with, the Annual Meeting. Our common stock is the only class of shares outstanding and there were 78,965,996 shares of common stock outstanding on February 24, 2025. The list of stockholders entitled to vote will be available for inspection during the Annual Meeting, as well as starting 10 days before the Annual Meeting during regular business hours at our company headquarters located at 8080 Norton Parkway, Mentor, Ohio 44060. You are entitled to one vote for each share of common stock you held on the record date.

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HOW DO I VOTE?

You may vote by submitting a proxy or voting during the Annual Meeting at www.virtualshareholdermeeting.com/AVY2025. If you are a beneficial holder, you may only vote during the meeting if you properly request and receive a legal proxy in your name from the nominee that holds your shares.

The method of voting by proxy differs depending on whether you are viewing this proxy statement online or reviewing a paper copy.

•

If you are viewing this proxy statement online, you may vote your shares by (i) submitting a proxy by telephone or online using the instructions on the website or (ii) requesting a paper copy of the proxy materials and following one of the methods described below.

•

If you are reviewing a paper copy of this proxy statement, you may vote your shares by (i) submitting a proxy by telephone or online using the instructions on the proxy card or (ii) completing, dating and signing the proxy card included with the proxy statement and returning it in the preaddressed, postage-paid envelope provided.

Whether or not you plan to attend the Annual Meeting, we urge you to vote promptly. We encourage you to vote by telephone or online since these methods immediately record your vote and allow you to confirm that your votes have been properly recorded. Telephone and online votes must be received by 11:59 p.m. Eastern Time on April 23, 2025.

WHAT IF MY SHARES WERE ACQUIRED THROUGH THE DIRECT SHARE PURCHASE AND SALE PROGRAM?

Shares acquired through our Direct Share Purchase and Sale Program may be voted by following the procedures described above.

WHAT IF MY SHARES ARE HELD IN THE EMPLOYEE SAVINGS PLAN?

If you hold shares as a participant in our Employee Savings (401(k)) Plan, your vote serves as a voting instruction to Fidelity Management Trust Company, the trustee of the plan, on how to vote your shares. Your voting instruction must be received by the trustee by 11:59 p.m. Eastern Time on April 21, 2025.

If the trustee does not receive your instruction in a timely manner, your shares will be voted in the same proportion as the shares voted by plan participants who timely furnish instructions. Shares of our common stock that have not been allocated to participant accounts will also be voted by the trustee in the same proportion as the shares voted by plan participants who timely furnish instructions.

HOW DO I REVOKE MY PROXY OR CHANGE MY VOTE AFTER I HAVE VOTED?

If you give a proxy pursuant to this solicitation, you may revoke it before it is acted upon during the Annual Meeting by (i) submitting another proxy by telephone or online by the deadline indicated above (only your last instructions will be counted); (ii) sending a later dated paper proxy; or (iii) if you are entitled to do so, voting during the Annual Meeting. Simply attending the Annual Meeting will not revoke your proxy.

If your shares are held in street name, you may only change your vote by submitting new voting instructions to your nominee. You must contact your nominee to find out how to change your vote. Shares held in our Employee Savings Plan cannot be changed or revoked after 11:59 p.m. Eastern Time on April 21, 2025, nor can they be voted during the Annual Meeting.

IS MY VOTE CONFIDENTIAL?

Except in contested proxy solicitations, when required by law or as authorized by you (such as by making a written comment on your proxy card, in which case the comment, but not your vote, may be shared with our company), your vote or voting instruction is confidential and will not be disclosed other than to the broker, trustee, agent or inspector of election tabulating your vote.

HOW WILL VOTES BE COUNTED?

Votes for the Annual Meeting will be tabulated by a representative from Broadridge Financial Solutions, Inc., the independent inspector of election appointed by our Board. The inspector of election will also determine whether a quorum is present; shares represented by proxies that reflect abstentions or broker non-votes (which are shares held by a nominee that are represented, but with respect to which the nominee neither has discretionary authority to vote nor has

104	2025 Proxy Statement | Avery Dennison Corporation

been given actual authority to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Proposals 1, 2 and 4 are non-routine under the rules of the NYSE and Proposal 3 is routine. Nominees are prohibited from voting on non-routine proposals in the absence of instructions from the beneficial owners of the shares; as a result, if you hold your shares in street name and do not timely submit voting instructions to your nominee, your shares will not be voted on Proposal 1, election of directors; Proposal 2, approval, on an advisory basis, of executive compensation; or Proposal 4, vote on stockholder proposal for a stockholder approval requirement for excessive golden parachutes. We urge you to promptly provide voting instructions to your nominee so that your vote is counted.

The vote required to approve each of the Annual Meeting proposals, as well as the impact of abstentions and broker non-votes, is shown in the chart below.

	PROPOSAL	VOTE REQUIRED	IMPACT OF ABSENTIONS	IMPACT OF BROKER NON-VOTES

1	Election of directors	Majority of votes cast	Not counted as votes cast; no impact on outcome	Not counted as votes cast; no impact on outcome

2	Advisory vote to approve executive compensation	Majority of shares represented and entitled to vote	Negative impact on outcome	Not counted as represented and entitled to vote; no impact on outcome

3	Ratification of appointment of PwC as independent registered public accounting firm for FY 2025	Majority of shares represented and entitled to vote	Negative impact on outcome	Not applicable

4	Vote on stockholder proposal for stockholder approval requirement for excessive golden parachutes, if properly presented during the meeting	Majority of shares represented and entitled to vote	Negative impact on outcome	Not counted as represented and entitled to vote; no impact on outcome

WHAT IF THERE IS ADDITIONAL BUSINESS TO BE VOTED ON?

As of the date of this proxy statement, we know of no other business to be presented for consideration during the meeting. If any other business properly comes before the meeting, your vote will be cast on any such other business by the individuals acting pursuant to your proxy in their best judgment.

HOW DO I FIND VOTE RESULTS?

We expect to announce preliminary voting results during the Annual Meeting and report final voting results in a Current Report on Form 8-K filed with the SEC on or before April 30, 2025.

ANNUAL MEETING INFORMATION

WHAT IS THE TIME, DATE AND FORMAT OF THE ANNUAL MEETING?

The Annual Meeting will take place at 2:30 p.m. Eastern Time on April 24, 2025. To allow stockholders to attend without the time and expense of doing so in person, the meeting will be held virtually, with attendance via the internet.

HOW CAN I ATTEND THE VIRTUAL MEETING?

To attend the virtual Annual Meeting, you will need to log in to the virtual meeting website at www.virtualshareholdermeeting.com/AVY2025 using the 16-digit control number on your Notice, proxy card or voting instruction form. Online access to the live audio webcast of the Annual Meeting will open at 2:15 p.m. Eastern Time to allow time for you to log in and test your device’s audio system. We encourage you to access the meeting in advance of its start time as we will begin promptly.

HOW DO I ASK QUESTIONS DURING THE MEETING?

We have designed the virtual Annual Meeting to ensure that you have the same rights and opportunities to participate as you would at an in-person meeting, using an online platform that allows you to attend, vote and ask questions. Only stockholders as of the record date or their properly appointed proxies may ask questions during the meeting, and our Chairman may limit the length of discussion on any particular matter. During the Annual Meeting, you can view our Ground Rules for Conduct of Meeting and submit questions on the meeting website.

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After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we intend to answer all questions submitted timely that are pertinent to our company and the proposals being brought before stockholder vote, as time permits and in accordance with our Ground Rules for Conduct of Meeting. Questions and answers will be grouped by topic and substantially similar questions will be answered only once. To ensure all questions are able to be addressed, we will respond to no more than three questions from any single stockholder. Answers to questions not able to be addressed, if any, will be posted promptly after the meeting on the investors section of our website.

As a result of time constraints and other considerations, we cannot assure you that every stockholder wishing to address the meeting will have the opportunity to do so. However, stockholders are invited to direct inquiries or comments regarding business matters to our Investor Relations department by email to investorcom@averydennison.com or by mail to 8080 Norton Parkway, Mentor, Ohio 44060. In addition, stockholders wishing to address matters to our Board or any of its members may do so as described under Contacting Our Board in the Our Board of Directors section of this proxy statement.

WHAT DO I DO IF I AM HAVING TECHNICAL ISSUES ACCESSING OR PARTICIPATING IN THE MEETING?

Beginning 15 minutes prior to, and during, the Annual Meeting, we will have support available to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulty accessing, or during, the virtual meeting, please call the support team at 1.844.986.0822 (toll-free in the U.S. and Canada) or +1.303.562.9302 (for all other attendees).

HOW ARE PROXIES BEING SOLICITED?

We will pay the costs related to our solicitation of proxies and reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding our proxy materials to beneficial stockholders. We have retained Sodali & Co. to assist in soliciting proxies for a fee of $12,000, plus reimbursement of out-of-pocket expenses incident to preparing and mailing our proxy materials. Certain of our employees that may solicit proxies by telephone or email will not receive additional compensation for their efforts. You can help reduce our solicitation costs by consenting to access our proxy materials electronically and voting promptly.

MATTERS RELATED TO 2026 ANNUAL MEETING

HOW DO I SUBMIT PROPOSALS FOR POTENTIAL CONSIDERATION AT THE 2026 ANNUAL MEETING?

To propose business satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our proxy statement for the 2026 Annual Meeting, you must provide notice so it is received at our principal executive offices on or before November 7, 2025. If you wish to nominate persons for election to our Board or bring any other business before an annual meeting under the advance notice provisions or our Bylaws, you must provide written notice to our Corporate Secretary at our principal executive offices in writing 90 to 120 days prior to the first anniversary of the preceding year’s annual meeting (with respect to the 2026 Annual Meeting, no earlier than December 25, 2025 and no later than January 24, 2026) and comply with the other requirements set forth in our Bylaws.

Your notice must include, among other things, the information summarized below and described in greater detail in Article II, Section 14 of our Bylaws, which are available under Governance Documents in the investors section of our website.

•	As to each person who you propose to nominate for election or reelection as a director:

•

All information relating to the person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14 under the Exchange Act

•

The person’s written consent to be named in our proxy statement and accompanying proxy card as a nominee and serve as a director if elected for the full term until the next meeting at which such nominee would face reelection

•	All information with respect to such person that would be required to be set forth in a stockholder’s notice pursuant to our Bylaws if such person were a stockholder

•

A description of all direct and indirect material interest in any material contract or agreement between or among any stockholder, on the one hand, and the nominee, nominee’s affiliates or any other participants in the solicitation, on the other hand, as more particularly set forth in our Bylaws

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•

As to any other proposal you plan to bring before the meeting, a brief description of the business; the reasons for conducting the business during the meeting; a reasonably detailed description of all agreements, arrangements and understandings between or among any stockholders and between or among any stockholder and other person or entity in connection with the proposal of such business by such stockholder; and any other information relating to such proposal that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act

•	Your name, address, and the class and number of shares you own beneficially and as of record, as well as information relating to your security ownership in our company

Stockholder proposals that do not fully comply with the advance notice and other requirements contained in our Bylaws will not be permitted to be brought before the 2026 Annual Meeting. In addition to satisfying the requirements under our Bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide written notice to our Corporate Secretary at our principal executive offices that includes the information required by Rule 14a-19 under the Exchange Act no later than February 23, 2026.

We intend to file a proxy statement and a white proxy card with the SEC in connection with our solicitation of proxies for the 2026 Annual Meeting.

HOW DO I NOMINATE DIRECTORS FOR INCLUSION IN THE 2026 PROXY STATEMENT?

Our Bylaws permit a stockholder, or a group of no more than 20 stockholders, owning at least 3% of our company’s outstanding shares of common stock continuously for at least three years to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two nominees or 20% of our Board, subject to the requirements contained in Article II, Section 17 of our Bylaws, which are available under Governance Documents in the investors section of our website. Written notice of proxy access director nominees for the 2026 Annual Meeting must be delivered to our Corporate Secretary at our principal executive offices no earlier than October 8, 2025 and no later than November 7, 2025 and must comply with the other requirements set forth in our Bylaws.

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APPENDIX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES         FROM GAAP

We report our financial results in conformity with accounting principles generally accepted in the United States of America, or GAAP, and also communicate with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of our financial results prepared in accordance with GAAP. We use these non-GAAP financial measures internally to evaluate trends in our underlying performance, as well as to facilitate comparisons with the results of competitors for quarters and year-to-date periods, as applicable. Based on feedback from investors and financial analysts, we believe that the supplemental non-GAAP financial measures we provide are also useful to their assessments of our performance and operating trends, as well as liquidity.

Our non-GAAP financial measures exclude the impact of certain events, activities or strategic decisions. The accounting effects of these events, activities or decisions, which are included in the GAAP financial measures, may make it more difficult to assess our underlying performance in a single period. By excluding the accounting effects, positive or negative, of certain items (e.g., restructuring charges, outcomes of certain legal matters and settlements, certain effects of strategic transactions and related costs, losses from debt extinguishments, gains or losses from curtailment or settlement of pension obligations, gains or losses on sales of certain assets, gains or losses on venture investments, currency adjustments due to highly inflationary economies, and other items), we believe that we are providing meaningful supplemental information that facilitates an understanding of our core operating results and liquidity measures. While some of the items we exclude from GAAP financial measures recur, they tend to be disparate in amount, frequency or timing.

We use the non-GAAP financial measures defined below in this proxy statement, which are reconciled from GAAP on the following pages.

•

Sales change ex. currency refers to the increase or decrease in net sales, excluding the estimated impact of foreign currency translation, and, where applicable, the currency adjustments for transitional reporting of highly inflationary economies, and the reclassification of sales between segments. Additionally, where applicable, sales change ex. currency is also adjusted for an extra week in our fiscal year and the calendar shift resulting from an extra week in the prior fiscal year. The estimated impact of foreign currency translation is calculated on a constant currency basis, with prior-period results translated at current period average exchange rates to exclude the effect of foreign currency fluctuations.

Our 2025 fiscal year that began on December 29, 2024 will end on December 31, 2025; fiscal years 2026 and beyond will be coincident with the calendar year beginning on January 1 and ending on December 31.

•	Organic sales change refers to sales change ex. currency, excluding the estimated impact of acquisitions and product line divestitures.

We believe that sales change ex. currency and organic sales change assist investors in evaluating the sales change from the ongoing activities of our businesses and enhance their ability to evaluate our results from period to period.

•

Adjusted EBITDA refers to adjusted operating income before depreciation and amortization. Adjusted operating income is net income adjusted for taxes; other expense (income), net; interest expense; other non-operating expense (income), net; and other items.

•	Adjusted EBITDA margin refers to adjusted EBITDA as a percentage of net sales.

•

Adjusted net income per common share, assuming dilution (adjusted EPS), refers to adjusted net income divided by the weighted average number of common shares outstanding, assuming dilution. Adjusted net income is income before taxes, tax-effected at the adjusted tax rate, and adjusted for tax-effected restructuring charges and other items. Adjusted tax rate is the full-year GAAP tax rate, adjusted to exclude certain unusual or infrequent events that significantly impact that rate, such as effects of certain discrete tax planning actions, impacts related to enactments of comprehensive tax law changes, and other items.

We believe that adjusted EBITDA, adjusted EBITDA margin and adjusted EPS assist investors in understanding our core operating trends and comparing our results with those of our competitors.

•

Adjusted free cash flow refers to cash flow provided by operating activities, less payments for property, plant and equipment, less payments for software and other deferred charges, plus proceeds from company-owned life insurance policies, plus proceeds from sales of property, plant and equipment, plus (minus) net proceeds from insurance and sales (purchases) of investments, less net cash used for Argentine Blue Chip Swap securities.

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Where applicable, adjusted free cash flow is also adjusted for certain acquisition-related transaction costs. We believe that adjusted free cash flow assists investors by showing the amount of cash we have available for debt reductions, dividends, share repurchases, and acquisitions.

•	Adjusted free cash flow conversion refers to adjusted free cash flow divided by net income.

•

Return on total capital (ROTC) refers to net income excluding interest expense and amortization of intangible assets from acquisitions, net of tax benefit, divided by the average of beginning and ending invested capital. We believe that ROTC assists investors in understanding our ability to generate returns from our capital.

•

Adjusted earnings before interest and taxes (EBIT) refers to earnings before interest expense, other non-operating expense (income), taxes, excluding non-cash restructuring costs, and other items. We use adjusted EBIT to calculate economic value added (EVA), one of the performance objectives used in our long-term incentive compensation program. We believe that adjusted EBIT assists investors in understanding our core operating trends and comparing our results with those of our competitors.

SALES CHANGE EX. CURRENCY AND ORGANIC SALES CHANGE

($ in millions)	2021	2022	2023	2024	2021-2024 4-YR CAGR(1)

Net sales	$8,408.3	$9,039.3	$8,364.3	$8,755.7	5.9%

Reported net sales change	20.6%	7.5%	(7.5)%	4.7%

Foreign currency translation	(3.4)%	5.6%	0.6%	0.4%

Extra week impact	1.4%	–	–	–

Sales change ex. currency (non-GAAP)(2)	18.6%	13.1%	(6.9)%	5.1%	7.0%

Acquisitions and product line divestiture	(3.1)%	(3.6)%	(0.8)%	(0.6)%

Organic sales change (non-GAAP)(2)	15.6%	9.5%	(7.7%)	4.5%	5.1%

(1)	Reflects four-year compound annual growth rates, with 2020 as the base period.

(2)	Totals may not sum due to rounding.

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGINS

($ in millions)	2021	2022	2023	2024	2021-2024 4-YR CAGR(1)
Net sales	$8,408.3	$9,039.3	$8,364.3	$8,755.7

As reported net income	$740.1	$757.1	$503.0	$704.9

Adjustments:

Interest expense	70.2	84.1	119.0	117.0

Other non-operating expense (income), net	(4.1)	(9.4)	(30.8)	(26.7)

Provision for income taxes	248.6	242.2	191.7	248.6

Equity method investment losses	3.9	–	–	–
Operating income before interest expense, other non-operating expense (income), taxes, and equity method investment losses, as reported	$1,058.7	$1,074.0	$782.9	$1,043.8	6.6%

Operating margins, as reported	12.6%	11.9%	9.4%	11.9%

Non-GAAP adjustments:

Restructuring charges, net of reversals:

Severance and related costs, net of reversals	$10.5	$7.6	$70.8	$35.4

Asset impairment and lease cancellation charges	3.1	0.1	8.6	6.5

Other items(2)	(8.0)	(8.3)	101.5	36.4

Adjusted operating income (non-GAAP)	$1,064.3	$1,073.4	$963.8	$1,122.1

Adjusted operating margins (non-GAAP)	12.7%	11.9%	11.5%	12.8%
Depreciation and amortization	$244.1	$290.7	$298.4	$312.2

Adjusted EBITDA (non-GAAP)	$1,308.4	$1,364.1	$1,262.2	$1,434.3	7.6%

Adjusted EBITDA margins (non-GAAP)	15.6%	15.1%	15.1%	16.4%

(1)	Reflects four-year compound annual growth rates, with 2020 as the base period.

(2)

Includes pre-tax (gain)/loss on venture investments, gain on sale of product line, (gain)/loss on sales of assets, outcomes of legal matters and settlements, net, transaction and related costs, and losses from Argentine peso remeasurement and Blue Chip Swap transactions.

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ADJUSTED EPS

($ in millions, except per share amounts)	2020	2021	2022	2023	2024	2021-2024 4-YR CAGR(1)

As reported net income	$555.9	$740.1	$757.1	$503.0	$704.9	6.1%

As reported net income per common share, assuming dilution	$6.61	$8.83	$9.21	$6.20	$8.73	7.2%

Non-GAAP adjustments per common share, net of tax:

Restructuring charges and other items(2)	0.48	0.05	(0.06)	1.85	0.75

Argentine interest income	–	–	–	(0.15)	(0.05)

Pension plan settlement and curtailment losses	0.01	0.03	–	–	–

Adjusted net income per common share, assuming dilution (non-GAAP)	$7.10	$8.91	$9.15	$7.90	$9.43	7.4%

Adjusted tax rates were 24.1%, 25%, 24.7%, 25.8% and 25.9% for 2020, 2021, 2022, 2023 and 2024, respectively.

(1)	Reflects four-year compound annual growth rates, with 2020 as the base period.

(2)

Other items include (gain)/loss on venture investments, gain on sale of product line, (gain)/loss on sales of assets, outcomes of legal matters and settlements, net, transaction and related costs, and losses from Argentine peso remeasurement and Blue Chip Swap transactions.

ADJUSTED FREE CASH FLOW

($ in millions)	2022	2023	2024

Net cash provided by operating activities	$961.0	$826.0	$938.8

Purchases of property, plant and equipment	(278.1)	(265.3)	(208.8)

Purchases of software and other deferred charges	(20.4)	(19.8)	(31.0)

Proceeds from company-owned life insurance policies	–	48.1	–

Purchases of Argentine Blue Chip Swap securities	–	–	(34.2)

Proceeds from sales of Argentine Blue Chip Swap securities	–	–	24.0

Proceeds from sales of property, plant and equipment	2.3	1.0	0.6

Proceeds from insurance and sales (purchases) of investments, net	1.9	1.9	10.1

Payments for certain acquisition-related transaction costs	0.6	–	–

Adjusted free cash flow (non-GAAP)	$667.3	$591.9	$699.5

RETURN ON TOTAL CAPITAL (ROTC)

($ in millions)	2022	2023	2024
As reported net income	$757.1	$503.0	$704.9

Interest expense, net of tax benefit	63.7	86.2	86.5

Intangible amortization, net of tax benefit	62.0	62.5	66.1

Effective tax rate	24.2%	27.6%	26.1%

Net income, excluding interest expense and intangible amortization, net of tax benefit	$882.8	$651.7	$857.5

Total debt	$3,102.1	$3,244.3	$3,152.2

Shareholders’ equity	$2,032.2	$2,127.9	$2,312.3

Total debt and shareholders’ equity	$5,134.3	$5,372.2	$5,464.5

ROTC (non-GAAP)	17.4%	12.4%	15.8%

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ADJUSTED EARNINGS BEFORE INTEREST AND TAXES (EBIT)

($ in millions)	2022	2023	2024
As reported net income	$757.1	$503.0	$704.9
Adjustments:

Interest expense	84.1	119.0	117.0

Other non-operating expense (income), net	(9.4)	(30.8)	(26.7)

Provision for income taxes	242.2	191.7	248.6

Operating income before interest expense, other non-operating expense (income), and taxes	$1,074.0	$782.9	$1,043.8

Reconciling items:

Non-cash restructuring costs	0.1	8.3	6.0

Other items(1)	83.4	184.3	121.9

Adjusted earnings before interest expense, other non-operating expense (income), taxes, non-cash restructuring costs, and other items (non-GAAP)	$1,157.5	$975.5	$1,171.7

(1)

Includes impact of acquisitions completed after targets were set, the Russia-Ukraine war, intangible amortization, (gain)/loss on venture investments, (gain)/loss on sales of assets, outcomes of legal matters and settlements, net, transaction and related costs, and losses from Argentine peso remeasurement and Blue Chip Swap transactions.

A-4	2025 Proxy Statement | Avery Dennison Corporation

AVERY DENNISON CORPORATION

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

P.O. BOX 1342

BRENTWOOD, NY 11717

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 23, 2025 for shares held directly and by 11:59 p.m. Eastern Time on April 21, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AVY2025

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 23, 2025 for shares held directly and by 11:59 p.m. Eastern Time on April 21, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V63035-P25228	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AVERY DENNISON CORPORATION

The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees:	For	Against	Abstain

1a. Bradley Alford	☐	☐	☐

1b. Mitchell Butier	☐	☐	☐

1c. Ward Dickson	☐	☐	☐

1d. Andres Lopez	☐	☐	☐

1e. Maria Fernanda Mejia	☐	☐	☐

1f. Francesca Reverberi	☐	☐	☐

1g. Patrick Siewert	☐	☐	☐

1h. Deon Stander	☐	☐	☐

1i. William Wagner	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

2. Approval, on an advisory basis, of our executive compensation.	☐	☐	☐

3. Ratification of the appointment of PwC as our independent registered public accounting firm for fiscal year 2025.	☐	☐	☐
The Board of Directors recommends you vote AGAINST proposal 4.	For	Against	Abstain

4. Stockholder proposal for a stockholder approval requirement for excessive golden parachutes, if properly presented during the meeting.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V63036-P25228

AVERY DENNISON CORPORATION ANNUAL MEETING OF STOCKHOLDERS APRIL 24, 2025 AT 2:30 P.M. ET THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Ignacio Walker and Vikas Arora, or each of them, with full power of substitution, proxies for the undersigned to act and vote at the 2025 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournment or postponement thereof as indicated upon the matters set forth on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters that may properly come before the meeting. This card provides voting instructions, as applicable, to (i) the appointed proxies for shares held of record by the undersigned, including those held under the Company's Direct Share Purchase and Sale Program, and (ii) the Trustee for shares held on behalf of the undersigned in the Company's Employee Savings Plan.

IF NO OTHER INDICATION IS MADE, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4.

Consistent with its fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended, Fidelity Management Trust Company, as Trustee of the Avery Dennison Corporation Employee Savings Plan, will vote shares of Company stock for which timely instructions are not received and shares of Company stock that have not been allocated to the account of any participant in the same proportion in which allocated shares of Company stock are voted by participants who timely furnish voting instructions. The proxy card must be received no later than 5:00 p.m. Eastern Time on April 21, 2025, and telephone and Internet votes must be completed by 11:59 p.m. on the same day.

Your voting instructions are confidential and may not be revealed to anyone, except as required by law.

Continued and to be signed on reverse side